   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 22, 1998

                                                 REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                         FRONTIER FINANCIAL CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

           WASHINGTON                          6022                          91-1223535
(STATE OR OTHER JURISDICTION OF    (PRIMARY STANDARD INDUSTRIAL           (I.R.S. EMPLOYER
 INCORPORATION OR ORGANIZATION)    CLASSIFICATION CODE NUMBER)          IDENTIFICATION NO.)

                           332 S.W. EVERETT MALL WAY
                           EVERETT, WASHINGTON 98204
                                 (425) 514-0700
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                    REGISTRANT'S PRINCIPAL EXECUTIVE OFFICE)
                            ------------------------

                             GLEN P. GARRISON, ESQ.
                             LUCAS D. SCHENCK, ESQ.
                            KELLER ROHRBACK, L.L.P.
                         1201 THIRD AVENUE, SUITE 3200
                         SEATTLE, WASHINGTON 98101-3052
                                 (206) 623-1900
  (NAME AND ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA
                          CODE, OF AGENT FOR SERVICE)
                            ------------------------

                                WITH COPIES TO:

                             STEPHEN M. KLEIN, ESQ.
                           WILLIAM E. BARTHOLDT, ESQ.
                               GRAHAM & DUNN, PC
                         1420 FIFTH AVENUE, 33RD FLOOR
                         SEATTLE, WASHINGTON 98101-2390
                                 (206) 624-8300
  (NAME AND ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA
                                     CODE)
                            ------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:

As soon as Practicable after the effective date of this Registration Statement.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: [ ]

                        CALCULATION OF REGISTRATION FEE

----------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------
                                                            PROPOSED MAXIMUM      PROPOSED MAXIMUM       AMOUNT OF
      TITLE OF EACH CLASS OF            AMOUNT TO BE         OFFERING PRICE      AGGREGATE OFFERING     REGISTRATION
   SECURITIES BEING REGISTERED         REGISTERED(1)          PER UNIT(2)             PRICE(2)             FEE(2)
----------------------------------------------------------------------------------------------------------------------
Common Stock, No par value........        970,473                $10.40             $10,089,223          $2,976.32
----------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------

(1) Represents the estimated maximum number of shares of common stock, no value per share, issuable by Frontier Financial Corporation ("Frontier") upon consummation of the acquisition of Valley Bancorporation ("Valley") by Frontier. Pursuant to Rule 416, this Registration Statement also covers an indeterminate number of shares of common stock as may become issuable as a result of stock splits, stock dividends or similar transactions.

(2) Pursuant to Rule 457(f)(2), the registration fee for the Frontier common stock is based on the book value of the Valley common stock, $1.00 par value per share, on June 30, 1998 ($10,089,223) and computed based on the estimated maximum number of such shares (978,398), including shares issuable upon the exercise of employee and director stock options, that may be exchanged for the securities being registered.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

            , 1998

Dear Shareholder:

     You are cordially invited to attend a Special Meeting of Shareholders of
Valley Bancorporation ("Valley"), to be held at           , Sumner, Washington,
on           , 1998 at      :00  .m., local time.

     The Notice of Special Meeting of Shareholders and Prospectus/Proxy Statement that appear on the following pages describe the formal business to be transacted at the meeting. At the meeting, you will be asked to consider and vote upon a proposal to approve the Agreement and Plan of Mergers dated as of July 30, 1998 (the "Merger Agreement") by and among Frontier Financial Corporation ("Frontier"), Frontier Bank, Valley and Bank of Sumner. The Merger Agreement provides that Valley will be merged with Frontier and that, thereafter, the Bank of Sumner will be merged with Frontier Bank, with Frontier and Frontier Bank as the surviving entities.

     Upon consummation of the merger, each share of Valley common stock will be
converted into the right to receive                shares of Frontier common
stock. The last reported sale price of Frontier common stock on the Nasdaq
National Market (symbol: "FTBK") on             , 1998 was $     per share. You
are urged to review carefully the enclosed Prospectus/Proxy Statement, which contains a more complete description of the terms of the merger.

     The Board of Directors of Valley has unanimously approved the Merger Agreement and recommends that you vote FOR the approval of the Merger Agreement. Approval of the Merger Agreement requires the affirmative vote of two-thirds of the outstanding shares of Valley common stock.

     It is very important that your shares be represented at the meeting, regardless of whether you plan to attend in person. A failure to vote, either by not returning the enclosed proxy or by checking the "Abstain" box thereon, will have the same effect as a vote against approval of the Merger Agreement. To assure that your shares are represented in voting on this very important matter, please sign, date and return the enclosed proxy card in the enclosed postage-prepaid envelope whether or not you plan to attend the meeting. If you are a shareholder of record and do attend, you may, if you wish, revoke your proxy and vote your shares in person at the meeting.

     On behalf of the Board of Directors, I urge you to vote FOR approval of the Merger Agreement.

                                          Sincerely,

Basil Anton                                    Linda A. Dryden
Chairman of the Board                          President

                             VALLEY BANCORPORATION
                                801 ALDER AVENUE
                            SUMNER, WASHINGTON 98390
                                 (253) 863-6301

                            ------------------------

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

     NOTICE IS HEREBY GIVEN that a Special Meeting of Shareholders of Valley
Bancorporation ("Valley") will be held at                , Sumner, Washington,
on             ,        , 1998, at      :00  .m., for the following purposes:

          1. Agreement and Plan of Mergers. To consider and vote upon a proposal to approve the Agreement and Plan of Mergers dated as of July 30, 1998 (the "Merger Agreement") by and among Valley Bancorporation ("Valley"), Bank of Sumner, Frontier Financial Corporation ("Frontier") and Frontier Bank, a copy of which is set forth in Appendix A to the accompanying Prospectus/Proxy Statement, pursuant to which Valley would merge into Frontier and each outstanding share of Valley common stock would be
     converted into the right to receive                shares of Frontier
     common stock, all on and subject to the terms and conditions contained therein.

          2. To consider and act upon such other matters as may properly come before the meeting or any adjournments thereof.

     Only those shareholders of record at the close of business on             ,
1998 shall be entitled to notice of, and to vote at, the meeting or any adjournments thereof. The affirmative vote of the holders of two-thirds of the outstanding shares of Valley common stock is required for approval of the Merger Agreement.

     Valley shareholders have the right to dissent from the merger and obtain payment of the fair value of their shares of Valley common stock under the applicable provisions of Washington law. In order to perfect dissenters' rights, Valley shareholders must send a notice to Valley before the Special Meeting on
            , 1998 and must not vote in favor of the merger by proxy or otherwise. A copy of the applicable Washington statutory provisions regarding dissenters' rights is set forth in Appendix B to the accompanying Prospectus/Proxy Statement and a summary of such provisions is set forth under
"THE MERGER -- Dissenters' Rights" beginning on page   . Further information
regarding voting rights and the business to be transacted at the meeting is given in the accompanying Prospectus/Proxy Statement.

     The Board of Directors of Valley unanimously recommends that shareholders vote "FOR" approval of the Merger Agreement.

                                          Sincerely,

                                          Kinuyo Ota
                                          Secretary

     Your vote is important regardless of the number of shares you own. Whether or not you expect to attend the meeting, please sign, date and promptly return the accompanying proxy card using the enclosed postage-prepaid envelope. If for any reason you should desire to revoke your proxy, you may do so at any time before it is voted at the meeting.

                             VALLEY BANCORPORATION

                                PROXY STATEMENT

                   FRONTIER FINANCIAL CORPORATION PROSPECTUS

                      UP TO 970,473 SHARES OF COMMON STOCK

     This Prospectus/Proxy Statement is being furnished by Valley Bancorporation ("Valley") to the holders of Valley common stock, par value $1.00 per share ("Valley Common Stock"), in connection with the solicitation of proxies by the Board of Directors of Valley (the "Valley Board") for use at a special meeting
of Valley shareholders to be held on             , 1998, and at any adjournments
or postponements thereof (the "Special Meeting"). This Prospectus/Proxy
Statement is first being mailed to shareholders on or about             , 1998.

     At the Special Meeting, shareholders of Valley will consider and vote upon a proposal to approve the Agreement and Plan of Mergers dated as of July 30, 1998 (the "Merger Agreement"), by and among Valley Bancorporation ("Valley"), the Bank of Sumner, Frontier Financial Corporation ("Frontier") and Frontier Bank pursuant to which Valley would be merged with and into Frontier (the "Merger"). Upon consummation of the Merger, shareholders of Valley will receive shares of Frontier common stock, no par value per share ("Frontier Common Stock"), in exchange for their shares of Valley Common Stock. FOR A MORE DETAILED DESCRIPTION OF THE TERMS OF THE MERGER, SEE "THE MERGER."

     The last reported sale price of Frontier Common Stock on the Nasdaq
National Market (symbol: "FTBK") on             , 1998 was $     per share.

     Frontier has filed a registration statement on Form S-4 (the "Registration Statement") pursuant to the Securities Act of 1933, as amended (the "Securities Act"), with respect to up to 970,473 shares of Frontier Common Stock to be issued pursuant to the Merger Agreement. This Prospectus/Proxy Statement also constitutes the prospectus of Frontier filed as part of the Registration Statement.
                            ------------------------

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS/PROXY STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------

     THE SECURITIES OFFERED HEREBY ARE NOT DEPOSITS, SAVINGS ACCOUNTS, OR OTHER OBLIGATIONS OF A DEPOSITORY INSTITUTION AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY OR
INSTRUMENTALITY.

     This Prospectus/Proxy Statement does not cover any resale of the securities to be received by shareholders of Valley upon consummation of the proposed transaction, and no person is authorized to make any use of this Prospectus/Proxy Statement in connection with any such resale.

       THE DATE OF THIS PROSPECTUS/PROXY STATEMENT IS             , 1998.

                               TABLE OF CONTENTS

TABLE OF CONTENTS...........................................    i
WHERE YOU CAN FIND MORE INFORMATION.........................    1
SUMMARY.....................................................    2
  The Companies.............................................    2
  The Special Meeting.......................................    2
  The Merger; Exchange Ratio................................    3
  Recommendation of the Valley Board........................    3
  Opinion of Financial Advisor..............................    3
  Interests of Certain Persons in the Merger................    4
  Effective Date of the Merger..............................    4
  Exchange Of Valley Certificates...........................    4
  Conditions to Consummation of the Merger..................    4
  Accounting Treatment......................................    4
  Regulatory Requirements...................................    4
  Certain Federal Income Tax Consequences...................    4
  Dissenters' Rights........................................    5
  Comparison of Shareholders' Rights........................    5
SELECTED HISTORICAL FINANCIAL DATA..........................    5
COMPARATIVE PER SHARE DATA..................................   10
COMPARATIVE MARKET PRICE DATA...............................   11
THE SPECIAL MEETING.........................................   13
  Place, Time and Date......................................   13
  Purpose...................................................   13
  Record Date; Shares Entitled to Vote......................   13
  Vote Required.............................................   13
  Proxies...................................................   13
THE MERGER..................................................   14
  General...................................................   14
  Merger Consideration......................................   14
  Effective Date of the Merger..............................   15
  Exchange of Valley Certificates...........................   15
  Background and Reasons for the Merger.....................   16
  Opinion of Financial Advisor..............................   17
  Interests of Certain Persons in the Merger................   19
  Certain Federal Income Tax Consequences...................   20
  Conduct of Business Pending the Merger....................   21
  Conditions to Consummation of the Merger..................   22
  Regulatory Requirements...................................   22
  Dissenters' Rights........................................   23
  Amendment; Waiver; Termination............................   24

  Termination Fee...........................................   25
  Resale of Frontier Common Stock...........................   26
  Accounting Treatment......................................   26
  Expenses..................................................   26
BUSINESS OF THE PARTIES TO THE MERGER.......................   26
  Frontier..................................................   26
  Frontier Year 2000 Issues.................................   27
  Valley....................................................   28
  Valley Year 2000 Issues...................................   30
SUPERVISION AND REGULATION..................................   31
VOTING SECURITIES OF VALLEY AND PRINCIPAL HOLDERS THEREOF...   37
DESCRIPTION OF FRONTIER CAPITAL STOCK.......................   37
COMPARISON OF SHAREHOLDERS' RIGHTS..........................   38
LEGAL OPINIONS..............................................   42
EXPERTS.....................................................   42
CHANGE IN VALLEY'S ACCOUNTANTS..............................   42
OTHER MATTERS...............................................   42
GLOSSARY OF KEY TERMS.......................................   43

Appendix A  -- Agreement and Plan of Mergers
Appendix B  -- Chapter 13 of the Washington Business Corporations Act
Appendix C  -- Fairness Opinion of Columbia Financial Advisors, Inc.
Appendix D  -- Financial Information for Valley Bancorporation

     You should rely only on the information contained or incorporated by reference in this Prospectus/Proxy Statement to vote your shares at the Special Meeting. Frontier and Valley have not authorized anyone to provide you with information that is different from what is contained in this Prospectus/Proxy
Statement. This Prospectus/Proxy Statement is dated                     , 1998.
You should not assume that the information contained in the Prospectus/Proxy Statement is accurate as of any date other than that date, and neither the mailing of this Prospectus/Proxy Statement to shareholders nor the issuance of Frontier's securities in the Merger shall create any implication to the contrary.

                      WHERE YOU CAN FIND MORE INFORMATION

     Frontier files annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC" or the "Commission"). You may read and copy such reports, statements and information at the SEC's public reference room in Washington, D.C. You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. In addition, materials filed by Frontier are available for inspection at the offices of The Nasdaq Stock Market, 1735 K Street, N.W., Washington, D.C. 20006. Reports, proxy statements and other information filed by Frontier are also available on the Internet at the Commission's World Wide Web site at http://www.sec.gov.

     Frontier has filed a Registration Statement on Form S-4 (File No.
333-          ) to register with the SEC the shares of Frontier to be issued to
Valley stockholders in the Merger. This Prospectus/Proxy Statement is part of the Registration Statement and constitutes a prospectus of Frontier and a proxy statement for Valley for the Special Meeting. As allowed by the SEC, this Prospectus/Proxy Statement does not contain all the information that shareholders can find in the Registration Statement or the exhibits to the Registration Statement.

     The SEC allows Frontier to "incorporate by reference" information into this Prospectus/Proxy Statement, which means that Frontier can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be a part of this Prospectus/Proxy Statement, except for any information superseded by information contained directly in the Prospectus/Proxy Statement. This Prospectus incorporates by reference the following documents that Frontier has filed with the SEC:

     1. Frontier's Annual Report on Form 10-K for the year ended December 31, 1997;

     2. Frontier's Proxy Statement, dated March 20, 1998 for its Annual Meeting of Shareholders held on April 16, 1998 that has been incorporated by reference in the 1997 Frontier Form 10-K;

     3. Frontier's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998 and June 30, 1998; and

     4. Frontier's Current Reports on Form 8-K dated February 25, 1998 and July 31, 1998.

     Frontier incorporates by reference additional documents that it may file with the SEC between the date of this Prospectus/Proxy Statement and the date of the Special Meeting. These include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

     THIS PROSPECTUS/PROXY STATEMENT INCORPORATES BY REFERENCE IMPORTANT BUSINESS AND FINANCIAL INFORMATION THAT IS NOT INCLUDED WITH THESE DOCUMENTS. THIS INFORMATION IS AVAILABLE WITHOUT CHARGE TO SECURITY HOLDERS UPON WRITTEN OR ORAL REQUEST TO: CAROL FOX, ADMINISTRATIVE SECRETARY, FRONTIER FINANCIAL CORPORATION, 332 SW EVERETT MALL WAY, EVERETT, WASHINGTON 98204 (TELEPHONE NUMBER (425) 514-0700). TO OBTAIN TIMELY DELIVERY, SECURITY HOLDERS MUST REQUEST THIS INFORMATION NO LATER THAN FIVE BUSINESS DAYS BEFORE THE DATE THEY MUST MAKE THEIR INVESTMENT DECISION. THE DATE BY WHICH SECURITY HOLDERS MUST REQUEST THIS
INFORMATION IS             , 1998.

     Frontier has supplied all information contained or incorporated by reference in this Prospectus/Proxy Statement relating to Frontier and Frontier Bank. Valley has supplied all information contained or incorporated by reference in this Prospectus/Proxy Statement relating to Valley and the Bank of Sumner.

                                    SUMMARY

     The following summary explains the significant aspects of the Merger. Capitalized terms have the meanings stated in the Glossary of this Prospectus/Proxy Statement and as otherwise stated in this Prospectus/Proxy Statement. For additional information about the Merger, please refer to the more detailed information appearing elsewhere in this Prospectus/Proxy Statement, including the Appendices and the documents incorporated by reference.

     Shareholders of Valley will be asked to vote on a proposed merger of Valley with and into Frontier, followed by the merger of the Bank of Sumner with and into Frontier Bank. The Board of Directors of Valley has unanimously adopted and approved the Merger Agreement.

                                 THE COMPANIES

     Frontier. Frontier is a bank holding company registered with the Board of Governors of the Federal Reserve System ("Federal Reserve"). The business of Frontier consists primarily of holding 100% of the capital stock of Frontier Bank. At June 30, 1998, Frontier had total assets of $943.911 million, total deposits of $773.527 million and stockholders' equity of $108.289 million. The principal executive offices of Frontier are located at 332 SW Everett Mall Way, Everett, Washington 98204 and its telephone number is (425) 514-0700.

     Frontier Bank is a Washington-chartered commercial bank regulated by the Washington Department of Financial Institutions ("DFI") and the Federal Deposit Insurance Corporation ("FDIC"). Frontier Bank conducts its business from its main office in Everett, Washington and its 18 branch offices located in Snohomish, King and Skagit Counties. Frontier Bank is primarily engaged in providing a full range of banking services to individual and corporate customers in the area surrounding its offices. Frontier Bank also offers trust and discount brokerage services and operates an Insurance and Investment Center that markets annuities, life insurance products and mutual funds.

     See "SELECTED HISTORICAL FINANCIAL DATA" and "BUSINESS OF THE PARTIES TO THE MERGER -- Frontier." Additional information concerning Frontier is included in the documents incorporated herein by reference. See "WHERE YOU CAN FIND MORE INFORMATION."

     Valley. Valley is a bank holding company registered with the Federal Reserve. The business of Valley consists primarily of holding 100% of the capital stock of the Bank of Sumner. At June 30, 1998, Valley had total assets of $96.759 million, total deposits of $85.801 million, and total stockholders' equity of $10.089 million. The principal executive offices of Valley are located at 801 Alder Avenue, Sumner, Washington and its telephone number is (253) 863-6304.

     The Bank of Sumner is a Washington-chartered commercial bank regulated by DFI and the FDIC. The Bank of Sumner operates out of its main office in Sumner, Washington, and its branch offices in the cities of Puyallup, Orting and Buckley, all of which are located in Pierce County. The Bank of Sumner is primarily engaged in providing banking services to individual and corporate customers in the Pierce County area. The Bank of Sumner originates commercial, real estate and consumer loans.

     See "SELECTED HISTORICAL FINANCIAL DATA," "BUSINESS OF THE PARTIES TO THE MERGER -- Valley" and Appendix D.

                              THE SPECIAL MEETING

     Place, Time and Date; Purpose. The Special Meeting will be held on
               ,             , 1998 at                .m., local time, at
               , Sumner, Washington, for the purpose of considering and voting upon a proposal to approve the Merger Agreement attached hereto as Appendix A. See "THE SPECIAL MEETING -- Place, Time and Date" and "-- Purpose."

     Record Date; Shares Entitled to Vote. The Valley Board has fixed the close
of business on             , 1998 as the record date (the "Record Date") for
determining shareholders entitled to notice of and to vote at the Special Meeting. Only those holders of shares of Valley Common Stock of record on the Record Date will be entitled to notice of and to vote at the Special Meeting. Each share of Valley Common Stock will be entitled to one vote. Shareholders of record who execute proxies retain the right to revoke them at any time prior to being voted
at the Special Meeting. At the Record Date, there were                shares of
Valley Common Stock outstanding and entitled to be voted at the Special Meeting. See "THE SPECIAL MEETING -- Record Date; Shares Entitled to Vote."

     Vote Required. Approval of the Merger Agreement requires the affirmative vote of the holders of two-thirds of the outstanding shares of Valley Common Stock. At the Record Date, the directors and executive officers of Valley and their affiliates beneficially owned 432,210 shares of Valley Common Stock, which represents 46.95% of the shares entitled to be voted at the Special Meeting. Simultaneous with the execution of the Merger Agreement, all of the executive officers and directors of Valley entered into an agreement with Frontier pursuant to which each individual agreed to vote his or her shares for the approval of the Merger Agreement. See "THE SPECIAL MEETING -- Vote Required."

     A FAILURE TO VOTE, EITHER BY NOT RETURNING THE ENCLOSED PROXY OR BY CHECKING THE "ABSTAIN" BOX THEREON, WILL HAVE THE SAME EFFECT AS A VOTE AGAINST APPROVAL OF THE MERGER AGREEMENT.

                           THE MERGER; EXCHANGE RATIO

     Upon consummation of the Merger, the number of shares of Frontier stock that the shareholders of Valley will receive for each share of Valley Common Stock depends upon the Frontier Average Closing Price. Depending on the Frontier Average Closing Price, the exchange ratio could be from 0.8177 shares of Frontier for one share of Valley (at an average price of $59.07 or greater), to
0.9046 shares of Frontier for one share of Valley (at an average price of $43.86 or less). The shareholders of Valley, other than Dissenting Shares, will receive for each share of Valley Common Stock: (i) 0.8625 shares of Frontier Common Stock if the Frontier Average Closing Price is equal to or greater than $46 and less than $56; (ii) the result obtained by dividing 39.6750 by the Frontier Average Closing Price if the Frontier Average Closing Price is equal to or greater than $43.86 but less than $46; (iii) 0.9046 shares of Frontier Common Stock if the Frontier Average Closing Price is equal to or less than $43.86;
(iv) the result obtained by dividing $48.30 by the Frontier Average Closing Price if the Frontier Average Closing Price is equal to or greater than $56 and less than $59.07; or (v) 0.8177 if the Frontier Average Closing Price is equal to or greater than $59.07.

                       RECOMMENDATION OF THE VALLEY BOARD

     THE VALLEY BOARD HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AS ADVISABLE AND IN THE BEST INTERESTS OF VALLEY AND VALLEY'S SHAREHOLDERS AND RECOMMENDS THAT YOU VOTE FOR APPROVAL OF THE MERGER AGREEMENT.

     For a discussion of the circumstances surrounding the Merger and the factors considered by the Valley Board in making its recommendation, see "THE MERGER -- Background and Reasons for the Merger." Approval of the Merger by two-thirds of the Valley shareholders entitled to vote is required by law. See "THE MERGER -- Conditions to Consummation of the Merger." For a description of certain economic interests directors and officers of Valley may be deemed to have in the Merger, see "THE MERGER -- Interests of Certain Persons in the Merger."

                          OPINION OF FINANCIAL ADVISOR

     Columbia Financial Advisors, Inc. ("CFAI"), Valley's financial advisor, has delivered a written opinion to the Valley Board, dated July 30, 1998 and updated as of the date of this Prospectus/Proxy Statement, to the effect that the Merger consideration is fair to Valley shareholders from a financial point of view. A copy of CFAI's opinion, dated the date of this Prospectus/Proxy Statement, setting forth the assumptions made, matters considered, procedures followed and limits of its review, is attached hereto as Appendix C and should be read by shareholders in its entirety. See "THE MERGER -- Opinion of Financial Advisor."

                   INTERESTS OF CERTAIN PERSONS IN THE MERGER

     Certain members of Valley's management and the Valley Board may be deemed to have interests in the Merger in addition to their interests as shareholders of Valley generally. Following consummation of the Merger, the President and CEO of Valley will enter into an employment agreement with Frontier and Frontier Bank. All executive officers will be required to enter into covenant not to compete agreements, for which they will receive consideration. Frontier has also agreed to assume existing options to purchase shares of Valley Common Stock. See "THE MERGER -- Interests of Certain Persons in the Merger."

                          EFFECTIVE DATE OF THE MERGER

     Subject to the conditions to the obligations of the parties to complete the Merger as set forth in the Merger Agreement, the "Effective Date" of the Merger will occur as soon as practicable after such conditions have been satisfied or waived. Either Frontier or Valley may terminate the Merger Agreement if the closing of the Merger does not occur on or before April 30, 1999.

                        EXCHANGE OF VALLEY CERTIFICATES

     After the Merger is consummated, Valley shareholders will surrender their certificates representing shares of Valley Common Stock and will receive certificates representing shares of Frontier Common Stock. VALLEY SHAREHOLDERS SHOULD NOT SEND IN THEIR CERTIFICATES REPRESENTING SHARES OF VALLEY COMMON STOCK UNTIL AFTER THOSE VALLEY SHAREHOLDERS RECEIVE TRANSMITTAL DOCUMENTS.

                    CONDITIONS TO CONSUMMATION OF THE MERGER

     Consummation of the Merger is subject to, among other things: (i) approval of the Merger Agreement by the holders of not less than two-thirds of the outstanding shares of Valley Common Stock; (ii) receipt of all applicable regulatory approvals; (iii) receipt by Frontier and Valley of the opinion of Keller Rohrback L.L.P., dated as of the Effective Date, as to certain federal income tax consequences of the Merger; (iv) the President and CEO of Valley having entered into an employment agreement with Frontier and Frontier Bank; (v) the absence of any material adverse change in the financial condition or results of operations of Valley; (vi) the number of shares for which dissenters' rights are exercised not exceeding 10% of the outstanding shares of Valley Common Stock; and (vii) Valley's Capital shall not be less than $10 million. See "THE MERGER -- Conditions to Consummation of the Merger."

                              ACCOUNTING TREATMENT

     Frontier anticipates that it will account for the Merger as a pooling of interests under generally accepted accounting principles. See "THE
MERGER -- Accounting Treatment".

                            REGULATORY REQUIREMENTS

     The Merger is subject to the receipt of certain prior approvals from the Federal Reserve , the FDIC, and DFI. Frontier has filed applications for such approvals. Frontier cannot guarantee that such approvals will be obtained. See "THE MERGER -- Regulatory Requirements."

                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     Consummation of the Merger is conditioned, among other things, on receipt by Frontier and Valley of an opinion of Keller Rohrback L.L.P., special counsel for Frontier, to the effect that the Merger will be treated as a reorganization described in Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"). In accordance with this opinion, holders of Valley Common Stock who receive solely Frontier

Common Stock in exchange for their shares will recognize no gain or loss on such exchange. See "THE MERGER -- Certain Federal Income Tax Consequences."

     BECAUSE CERTAIN TAX CONSEQUENCES OF THE MERGER MAY VARY DEPENDING ON THE PARTICULAR CIRCUMSTANCES OF EACH SHAREHOLDER, EACH VALLEY SHAREHOLDER IS URGED TO CONSULT HIS OR HER OWN TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES TO SUCH HOLDER OF THE MERGER, INCLUDING THE SPECIFIC APPLICATION AND EFFECT OF STATE, LOCAL, FOREIGN AND OTHER TAX LAWS TO SUCH SHAREHOLDER.

                               DISSENTERS' RIGHTS

     Valley shareholders have the right to dissent from the Merger and obtain payment of the fair value of their shares of Valley Common Stock under the provisions of Chapter 13 of the Washington Business Corporation Act ("WBCA"). Your failure to follow exactly the procedures specified in Chapter 13 of the WBCA will result in the loss of your dissenters' rights. Accordingly, Valley shareholders wishing to dissent from the Merger are urged to read carefully "THE MERGER -- Dissenters' Rights" and the copy of Chapter 13 of the WBCA set forth in Appendix B to this Prospectus/Proxy Statement, and to consult with their own legal advisors. If Valley shareholders perfect dissenters' rights with respect to more than 10% of the outstanding shares of Valley Common Stock, Frontier may elect not to consummate the Merger. See "THE MERGER -- Conditions to Consummation of the Merger."

                       COMPARISON OF SHAREHOLDERS' RIGHTS

     The rights of Valley shareholders are currently determined by the WBCA and Valley's Articles of Incorporation and Bylaws. On the Effective Date, shareholders of Valley will become shareholders of Frontier, and their rights as shareholders of Frontier will be determined by the WBCA and Frontier's Articles of Incorporation and Bylaws. For a discussion of certain material differences in the rights of shareholders of Frontier and Valley and an explanation of certain possible anti-takeover effects of certain provisions in Frontier's Articles of Incorporation and Bylaws, see "COMPARISON OF SHAREHOLDERS' RIGHTS."

                       SELECTED HISTORICAL FINANCIAL DATA

     The following tables set forth selected historical consolidated financial data for Frontier and Valley. This information should be read in conjunction with the historical financial statements of Frontier and Valley, including the respective notes thereto, appearing elsewhere in this Prospectus/Proxy Statement and in the other documents incorporated by reference herein. See "WHERE YOU CAN FIND MORE INFORMATION" and Appendix D.

     The Frontier historical consolidated unaudited financial data as of and for the six months ended June 30, 1998 and 1997 have been prepared on the same basis as the historical information derived from audited financial statements, and in the opinion of management, contain all adjustments, consisting only of normal recurring accruals, necessary for the fair presentation of results of operations for such periods. The Valley historical consolidated unaudited financial data as of and for the six months ended June 30, 1998 and 1997 have been prepared on the same basis as the historical information derived from audited financial statements and, in the opinion of management, contain all adjustments, consisting only of normal recurring accruals, necessary for the fair presentation of results of operations for such periods.

                FRONTIER FINANCIAL CORPORATION AND SUBSIDIARIES
                 SELECTED CONSOLIDATED AND OTHER FINANCIAL DATA

                                      AT OR FOR THE SIX
                                           MONTHS                                AT OR FOR THE YEARS
                                       ENDED JUNE 30,                            ENDED DECEMBER 31,
                                     -------------------              -----------------------------------------
                                                 (DOLLARS IN THOUSANDS, EXCEPT FOR PER SHARE DATA)
                                     --------------------------------------------------------------------------
                                       1998       1997       1997       1996       1995       1994       1993
                                     --------   --------   --------   --------   --------   --------   --------
OPERATING DATA:
Interest income....................  $ 40,808   $ 36,732   $ 76,311   $ 68,000   $ 63,086   $ 52,945   $ 44,324
Interest expense...................    16,978     15,641     32,160     30,100     29,347     20,639     17,782
                                     --------   --------   --------   --------   --------   --------   --------
  Net interest income..............    23,830     21,091     44,151     37,900     33,739     32,306     26,542
Provision for loan losses..........      (350)      (350)    (1,850)    (1,980)    (1,525)    (3,900)    (3,012)
                                     --------   --------   --------   --------   --------   --------   --------
Net interest income after provision
  for loan losses..................    23,480     20,741     42,301     35,920     32,214     28,406     23,530
Noninterest income.................     2,260      1,958      3,875      3,708      3,417      2,910      4,383
Noninterest expense................    11,254      9,964     20,893     17,931     17,164     16,651     16,776
                                     --------   --------   --------   --------   --------   --------   --------
Income before provision for income
  taxes............................    14,486     12,735     25,283     21,697     18,467     14,665     11,137
Provision for income taxes.........    (4,958)    (4,359)    (8,381)    (7,080)    (5,852)    (4,305)    (3,391)
                                     --------   --------   --------   --------   --------   --------   --------
  Net Income.......................  $  9,528   $  8,376   $ 16,902   $ 14,617   $ 12,615   $ 10,360   $  7,746
                                     ========   ========   ========   ========   ========   ========   ========
HISTORICAL PER SHARE DATA:
Earnings per share
  Basic............................  $   1.21   $   1.07   $   2.16   $   1.88   $   1.63   $   1.35   $   1.01
  Diluted..........................  $   1.20   $   1.06   $   2.14   $   1.86   $   1.61   $   1.32   $   0.98
Shareholder's equity...............   108,289     88,636     97,839     80,317     65,353     50,459     41,167
SELECTED RATIOS:
Return on average equity...........     18.44%     19.16%     18.84%     20.01%     21.59%     22.21%     20.59%
Return on average assets...........      2.11%      2.04%      2.02%      1.94%      1.82%      1.69%      1.50%
Net yield on interest earning
  assets...........................      5.50%      5.43%      5.65%      5.40%      5.26%      5.80%      5.70%
Average equity as a percentage of
  average assets...................     11.45%     10.65%     10.71%      9.70%      8.45%      7.63%      7.28%
Non-performing assets as a
  percentage of total assets.......      0.47%      0.64%      0.62%      0.52%      0.70%      0.61%      0.44%
FINANCIAL CONDITION DATA:
Total assets.......................   943,911    834,852    882,880    803,619    735,183    642,568    558,043
Loans receivable, net..............   715,570    628,084    650,485    587,126    493,091    460,102    362,238
Cash and due from banks, federal
  funds sold and investments.......   201,824    180,951    206,946    191,285    220,614    159,527    174,949
Deposits...........................   773,527    693,901    730,931    670,516    641,218    539,603    506,538
Borrowings.........................    30,040     30,085     30,056     35,100     15,136     38,065        737

                FRONTIER FINANCIAL CORPORATION AND SUBSIDIARIES
                            QUARTERLY FINANCIAL DATA
              CONDENSED CONSOLIDATED STATEMENT OF INCOME-QUARTERLY
                    ($ IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                     1996 QUARTER ENDED
                                                     ---------------------------------------------------
                                                     DECEMBER 31,   SEPTEMBER 30,   JUNE 30,   MARCH 31,
                                                     ------------   -------------   --------   ---------
Interest Income....................................    $17,853         $17,195      $16,657     $16,295
Interest Expense...................................      7,815           7,437        7,200       7,648
                                                       -------         -------      -------     -------
  Net Interest Income..............................     10,038           9,758        9,457       8,647
Provision for loan losses..........................       (780)           (700)        (300)       (200)
                                                       -------         -------      -------     -------
Net interest income after provision for loan
  losses...........................................      9,258           9,058        9,157       8,447
Noninterest income.................................        891           1,128          875         814
Noninterest expense................................      5,399           4,108        4,646       3,778
                                                       -------         -------      -------     -------
Income before income taxes.........................      4,750           6,078        5,386       5,483
Income tax.........................................     (1,350)         (2,097)      (1,785)     (1,848)
                                                       -------         -------      -------     -------
Net Income.........................................    $ 3,400         $ 3,981      $ 3,601     $ 3,635
                                                       =======         =======      =======     =======
Basic earnings per common share....................    $  0.44         $  0.51      $  0.46     $  0.47
Diluted earnings per common share..................    $  0.43         $  0.51      $  0.46     $  0.46
Average basic common shares outstanding (in
  thousands).......................................      7,785           7,777        7,766       7,751
Average diluted common shares outstanding (in
  thousands).......................................      7,860           7,853        7,841       7,826

                                                                     1997 QUARTER ENDED
                                                     ---------------------------------------------------
                                                     DECEMBER 31,   SEPTEMBER 30,   JUNE 30,   MARCH 31,
                                                     ------------   -------------   --------   ---------
Interest Income....................................    $20,091         $19,488      $18,837     $17,895
Interest Expense...................................      8,391           8,128        7,866       7,775
                                                       -------         -------      -------     -------
  Net Interest Income..............................     11,700          11,360       10,971      10,120
Provision for loan losses..........................     (1,150)           (350)        (250)       (100)
                                                       -------         -------      -------     -------
Net interest income after provision for loan
  losses...........................................     10,550          11,010       10,721      10,020
Noninterest income.................................        963             954        1,166         792
Noninterest expense................................      6,136           4,793        5,528       4,436
                                                       -------         -------      -------     -------
Income before income taxes.........................      5,377           7,171        6,359       6,376
Income tax.........................................     (1,534)         (2,488)      (2,158)     (2,201)
                                                       -------         -------      -------     -------
Net income.........................................    $ 3,843         $ 4,683      $ 4,201     $ 4,175
                                                       =======         =======      =======     =======
Basic earnings per common share....................    $  0.49         $  0.60      $  0.54     $  0.53
Diluted earnings per common share..................    $  0.49         $  0.59      $  0.53     $  0.53
Average basic common shares outstanding (in
  thousands).......................................      7,840           7,835        7,830       7,827
Average diluted common shares outstanding (in
  thousands).......................................      7,911           7,906        7,908       7,904

                FRONTIER FINANCIAL CORPORATION AND SUBSIDIARIES
                            QUARTERLY FINANCIAL DATA
              CONDENSED CONSOLIDATED STATEMENT OF INCOME-QUARTERLY

              ($ IN THOUSANDS, EXCEPT PER SHARE DATA -- CONTINUED)

                                                                1998 QUARTER ENDED
                                                              -----------------------
                                                              JUNE 30       MARCH 31
                                                              --------      ---------
Interest Income.............................................  $20,653        $20,154
Interest Expense............................................    8,513          8,465
                                                              -------        -------
Net Interest Income.........................................   12,140         11,689
Provision for loan losses...................................     (100)          (250)
                                                              -------        -------
Net interest income after provision for loan losses.........   12,040         11,439
Noninterest income..........................................    1,238          1,022
Noninterest expense.........................................    6,064          5,189
                                                              -------        -------
Income before income taxes..................................    7,214          7,272
Income tax..................................................   (2,359)        (2,599)
                                                              -------        -------
Net income..................................................  $ 4,855        $ 4,673
                                                              =======        =======
Basic earnings per common share.............................  $  0.62        $  0.59
Diluted earnings per common share...........................  $  0.61        $  0.59
Average basic common shares outstanding (in thousands)......    7,878            787
Average diluted common shares outstanding (in thousands)....    7,956          7,941

                             VALLEY BANCORPORATION
                 SELECTED CONSOLIDATED AND OTHER FINANCIAL DATA
                    ($ IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                      AT OR FOR THE SIX
                                                            MONTHS          AT OR FOR THE YEARS
                                                        ENDED JUNE 30,       ENDED DECEMBER 31,
                                                      ------------------    --------------------
                                                       1998       1997        1997        1996
                                                      -------    -------    --------    --------
OPERATING DATA:
Interest Income:
Interest income.....................................  $ 4,072    $ 3,170    $ 7,013     $ 5,971
Interest expense....................................    1,318      1,008      2,209       1,962
                                                      -------    -------    -------     -------
  Net interest income...............................    2,754      2,162      4,804       4,009
Provision for loan losses...........................     (150)      (120)      (245)       (153)
                                                      -------    -------    -------     -------
Net interest income after provision for loan
  losses............................................    2,604      2,042      4,559       3,856
Noninterest income..................................      255        215        491         454
Noninterest expense.................................    1,567      1,207      2,652       2,324
                                                      -------    -------    -------     -------
Income before provision for income taxes............    1,292      1,051      2,398       1,986
Provision for income taxes..........................     (407)      (307)      (705)       (591)
                                                      -------    -------    -------     -------
  Net Income........................................  $   885    $   744    $ 1,692     $ 1,396
                                                      =======    =======    =======     =======
HISTORICAL PER SHARE DATA:
Earnings per share..................................
  Basic.............................................  $  0.96    $  0.89    $  1.92     $  1.60
  Diluted...........................................  $  0.92    $  0.86    $  1.86     $  1.54
Shareholder's equity................................   10,089      9,545      9,545       8,034
SELECTED RATIOS:
Return on average equity............................    18.15%     17.57%     19.73%      18.98%
Return on average assets............................     1.94%      2.01%      2.17%       2.13%
Net yield on interest earning assets................     6.48%      6.59%      6.65%       6.58%
Average equity as a percentage of average assets....    10.70%     11.43%     11.02%      11.22%
Non-performing assets as a percentage of total
  assets............................................     0.00%      0.42%      0.10%       0.19%
FINANCIAL CONDITION DATA:
Total asset.........................................  $96,759    $75,053    $90,172     $71,327
Loans receivable, net...............................   79,077     63,569     70,637      56,517
Cash and due from banks, federal funds sold and
  investments.......................................   12,967      8,268     14,642      11,948
Deposits............................................   85,801     62,296     79,417      61,873
Borrowings..........................................      227      3,687        639         959

                           COMPARATIVE PER SHARE DATA

     The following table sets forth selected comparative per share data for Frontier on both a historical and a pro forma combined basis and for Valley on both a historical and a pro forma equivalent basis giving effect to the Merger using the pooling of interests method of accounting. These tables should be read in conjunction with the historical financial statements of Frontier and Valley, including the respective notes thereto, appearing elsewhere in this Prospectus/Proxy Statement, and the other documents incorporated by reference herein. The pro forma information has been prepared based on an assumed Exchange Ratio of .8625 shares of Frontier Common Stock for each share of Valley Common Stock. There is no assurance that .8625 will be the actual Exchange Ratio; .8625 is used for purposes of the pro forma information only. See "THE MERGER -- Merger Consideration." The following information is not necessarily indicative of the results of operations or combined financial position that would have resulted had the Merger been consummated at the beginning of the periods indicated, nor is it necessarily indicative of the results of operations of future periods or future combined financial position.

                                                          AT OR FOR THE SIX MONTHS      AT OR FOR THE YEAR
                                                               ENDED JUNE 30,           ENDED DECEMBER 31,
                                                                    1998                       1997
                                                          ------------------------    ----------------------
BOOK VALUE PER SHARE:
  Frontier Historical...................................           $13.73                     $12.44
  Valley Historical.....................................           $10.96                     $10.37
  Pro forma combined(1).................................           $13.44                     $12.22
  Pro forma equivalent..................................           $13.64                     $12.40

                                                                                         AT OR FOR THE YEAR
                                                            AT OR FOR THE SIX MONTHS     ENDED DECEMBER 31,
                                                              ENDED JUNE 30, 1998       1997    1996    1995
                                                            ------------------------    ----    ----    ----
CASH DIVIDENDS DECLARED PER SHARE
  Frontier Historical.....................................               0                 0       0       0
  Valley Historical.......................................             .37               .33     .30     .60
  Pro forma combined(2)...................................             .04               .03     .03     .07
  Pro forma equivalent....................................             .04               .03     .03     .07
BASIC EARNINGS PER SHARE
  Frontier Historical.....................................            1.21              2.16    1.88    1.63
  Valley Historical.......................................             .96              1.92    1.60    1.42
  Pro forma combined(3)...................................            1.18              2.13    1.85    1.61
  Pro forma equivalent....................................            1.20              2.16    1.87    1.63
DILUTED EARNINGS PER SHARE:
  Frontier Historical.....................................            1.20              2.14    1.86    1.61
  Valley Historical.......................................             .92              1.86    1.54    1.39
  Pro forma combined(4)...................................            1.17              2.11    1.82    1.59
  Pro forma equivalent....................................            1.19              2.14    1.85    1.61

---------------
(1) The pro forma combined book value per share of Frontier Common Stock is based upon the historical total common stockholders' equity for Frontier and the additional stockholder's equity resulting from the Merger divided by total pro forma common shares of the combined entities. The pro forma equivalent book value per share of Valley Common Stock represents the pro forma combined book value of Frontier Common Stock multiplied by an assumed .8625 Exchange Ratio.

(2) Pro forma combined dividends assumes no cash dividends declared by Frontier. The pro forma equivalent cash dividends declared per share of Valley Common Stock represent the pro forma combined cash dividends declared per share of Valley Common Stock multiplied by an assumed .8625 Exchange Ratio.

(3) The pro forma combined earnings per share of Frontier Common stock (excluding dilution) is based upon the combined weighted average pro forma common shares of the combined entities. The pro forma equivalent earnings per share of Valley Common Stock represents the pro forma combined earnings per share multiplied by an assumed .8625 Exchange Ratio.

(4) The pro forma combined earnings per share of Frontier Common Stock (based on diluted earnings per share and weighted average shares outstanding) is based upon the combined pro forma net income for Frontier and Valley divided by the weighted average diluted pro forma common shares of the combined entities. The pro forma equivalent earnings per share of Valley Common Stock represents the pro forma combined earnings per share multiplied by an assumed .8625 Exchange Ratio.

                         COMPARATIVE MARKET PRICE DATA

     Frontier. Frontier Common Stock is quoted on the Nasdaq National Market ("Nasdaq") under the symbol "FTBK." The table below sets forth, for the period after April 15, 1998, the high and low sales prices of Frontier Common Stock as reported on Nasdaq since Frontier began listing its shares on Nasdaq on April 16, 1998. Prior to that there was no established trading market for Frontier Common Stock. Frontier Common Stock was traded by individuals on a personal basis and was not listed on any exchange or traded on the over-the-counter market, and the prices reported reflect only the transactions known to management.

                                                                  FRONTIER
                                                                COMMON STOCK
                                                              ----------------
                                                               HIGH      LOW
                                                              ------    ------
1996
First Quarter...............................................  $35.00    $27.00
Second Quarter..............................................  $33.00    $20.00
Third Quarter...............................................  $32.00    $24.16
Fourth Quarter..............................................  $35.00    $30.00
1997
First Quarter...............................................  $34.00    $27.00
Second Quarter..............................................  $34.00    $29.00
Third Quarter...............................................  $35.00    $25.00
Fourth Quarter..............................................  $37.00    $32.00
1998
First Quarter...............................................  $42.50    $34.00
Second Quarter(1)...........................................  $61.00    $35.00(2)

---------------
(1) Frontier began listing its shares of Common Stock on Nasdaq on April 16, 1998.

(2) Excludes one transaction which Frontier was aware that was traded at $30.00

     Frontier has not paid cash dividends, even though it has the ability to do so. Frontier has no intention to pay cash dividends for the foreseeable future. Frontier paid 7% stock dividends on March 18, 1996, March 17, 1997, and March 16, 1998.

     As of June 30, 1998, the 7,885,541 outstanding shares of Frontier Common Stock were held by approximately 3,384 holders of record.

     Valley. There is no established trading market for Valley Common Stock. No broker makes a market in Valley Common Stock and trading has not otherwise been extensive. The trades that have occurred cannot be characterized as amounting to an established public trading market. Valley Common Stock is traded by individuals on a personal basis and is not listed on any exchange or traded on the over-the-counter market, and the prices reported reflect only the transactions known to management. Due to the limited information available, the following data may not accurately reflect the actual market value of Valley Common Stock. The following data includes trades between individual investors, as reported to Valley by the Bank of Sumner, which acts as transfer agent.

                                                            VALLEY COMMON STOCK
                                                   --------------------------------------
                                                    NUMBER OF SHARES
                                                   REPORTED AS TRADED     HIGH      LOW
                                                   ------------------    ------    ------
1996
First Quarter....................................         5,470          $10.00    $ 9.00
Second Quarter...................................        12,100            9.50      9.50
Third Quarter....................................         3,201           20.00     15.00
Fourth Quarter...................................             0              --        --
1997
First Quarter....................................           215           23.50     23.50
Second Quarter...................................         3,385           25.00     23.00
Third Quarter....................................         7,945           25.85     25.00
Fourth Quarter...................................         1,050           25.00     25.00
1998
First Quarter....................................           995           27.00     26.00
Second Quarter...................................         2,520          $26.00     26.00

     As of June 30, 1998, the 920,648 outstanding shares of Valley Common Stock were held by approximately 440 holders of record. Dividends paid on Valley Common Stock in 1998, 1997 and 1996, respectively, were $0.37 per share, $0.33 per share and $0.30 per share.

     Recent Stock Price Data. The following table sets forth the closing price per share for Frontier Common Stock, as reported on Nasdaq , and the equivalent pro forma per share price for Valley Common Stock on July 30, 1998, the last full trading day prior to the public announcement of the execution of the Merger
Agreement, and on             , 1998, which is the most recent date for which it
was practicable to obtain market price data prior to the printing of this Prospectus/Proxy Statement. HOLDERS OF VALLEY COMMON STOCK ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR SHARES OF FRONTIER COMMON STOCK.

                                                         JULY 30, 1998           1998
                                                         -------------    ------------------
Closing price share:
Frontier...............................................      59
Valley(1)..............................................      27
Equivalent pro forma per share of Valley Common
  Stock................................................      48.30(2)

---------------
(1) There is no publicly available quotations of Valley Common Stock, and the market price per share as of the respective dates represent prices known to Valley's management to have been paid for the Valley Common Stock in the last transaction prior to such data.

(2) Computed by multiplying the Frontier Average Closing Price by an assumed .8186 Exchange Ratio.

                              THE SPECIAL MEETING

PLACE, TIME AND DATE

     The Special Meeting will be held on                ,             , 1998 at
  :00  .m., local time, at                , Sumner, Washington. This
Prospectus/Proxy Statement is being sent to holders of Valley Common Stock and is accompanied by a form of proxy that is being solicited by the Valley Board for use at the Special Meeting and any adjournments or postponements thereof.

PURPOSE

     The purpose of the Special Meeting is: (i) to consider and vote upon a proposal to approve the Merger Agreement described herein and (ii) to act upon such other matters, if any, as may properly come before the Special Meeting.

RECORD DATE; SHARES ENTITLED TO VOTE

     The Valley Board has fixed the close of business on             , 1998 as
the Record Date for determining shareholders entitled to notice of and to vote at the Special Meeting. Only those holders of Valley Common Stock of record on the Record Date will be entitled to notice of and to vote at the Special Meeting. Each share of Valley Common Stock will be entitled to one vote. At the
Record Date, there were                shares of Valley Common Stock outstanding
and entitled to be voted at the Special Meeting.

VOTE REQUIRED

     A majority of the shares entitled to vote, represented in person or by proxy, will constitute a quorum of Valley shareholders at the Special Meeting. Valid proxies that are marked "Abstain," including proxies submitted by brokers that are the record owners of shares (so-called "broker non-votes"), will be considered present for purposes of determining whether a quorum exists. Approval of the Merger Agreement requires the affirmative vote of the holders of two-thirds of the outstanding shares of Valley Common Stock. Abstentions and broker non-votes will have the same effect as votes cast against approval of the Merger Agreement.

     As of the Record Date, the directors and executive officers of Valley and their affiliates beneficially owned an aggregate of 432,210 shares of Valley Common Stock, which represents 46.95% of the shares entitled to be voted at the Special Meeting. All of the directors and executive officers of Valley have entered into agreements with Frontier pursuant to which each individual has agreed to vote his or her shares for approval of the Merger Agreement.

PROXIES

     Holders of Valley Common Stock may vote either in person or by properly executed proxy. Shares of Valley Common Stock represented by a properly executed proxy received prior to or at the Special Meeting will, unless such proxy is revoked, be voted in accordance with the instructions indicated on such proxy. If no instructions are indicated on a properly executed proxy, the shares covered thereby will be voted FOR the proposal to approve the Merger Agreement. Failure to return the proxy card or to vote in person at the Special Meeting will have the effect of a vote cast against the Merger Agreement. If any other matters are properly presented at the Special Meeting for consideration, including, among other things, a motion to adjourn the Special Meeting to another time and/or place (including, without limitation, for the purpose of soliciting additional proxies), the persons named in the proxy and acting thereunder will have discretion to vote on such matters in accordance with their best judgment; provided, however, that no proxy which is voted against the proposal to approve the Merger Agreement will be voted in favor of any such adjournment or postponement. As of the date hereof, the Valley Board knows of no such other matters.

     Any proxy given pursuant to this solicitation or otherwise may be revoked by the record holder of the shares at any time before it is voted by delivering to the Secretary of Valley, on or before the taking of the vote at the Special Meeting, a written notice of revocation bearing a later date than the proxy or a later dated proxy relating to the same shares of Valley Common Stock, or by attending the Special Meeting and voting in person. Attendance at the Special Meeting will not in itself constitute revocation of a proxy.

     The proxy for the Special Meeting is being solicited on behalf of the Valley Board. The expense of soliciting proxies for the Special Meeting will be borne by Valley. All other costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby are to be paid by the party incurring such expenses. Proxies will be solicited principally by mail, but may also be solicited by the directors, officers and other employees of Valley in person or by telephone, facsimile or other means of communication. Such directors, officers and employees will receive no compensation therefor in addition to their regular compensation, but may be reimbursed for out-of-pocket expenses in connection with such solicitation. Brokers and others who hold Valley Common Stock on behalf of another will be asked to forward proxy material and related documents to the beneficial owners of such stock, and Valley will reimburse them for their expenses in doing so.

                                   THE MERGER

     The descriptions in this Prospectus/Proxy Statement of the terms and conditions of the Merger and related transactions are qualified in their entirety by reference to the Merger Agreement, a copy of which is attached as Appendix A to this Prospectus/Proxy Statement and is incorporated herein by reference.

GENERAL

     The Merger Agreement provides for the merger of Valley with and into Frontier followed by the merger of the Bank of Sumner with and into Frontier Bank. The separate existence of Valley and the Bank of Sumner will cease upon completion of the mergers. After consummation of the transaction, the branches of Bank of Sumner will operate and be known as branches of Frontier Bank. While Frontier and Valley believe that they will receive the requisite regulatory approvals for the Merger, there can be no assurance that such approvals will be received or, if received, as to the timing of such approvals or as to the ability to obtain such approvals on satisfactory terms. See "-- Conditions to Consummation of the Merger" and "-- Regulatory Requirements."

MERGER CONSIDERATION

     Upon consummation of the Merger, the shareholders of Valley, other than Dissenting Shares, will receive for each share of Valley common stock the right to receive the number of shares of Frontier stock equal to the Exchange Ratio, if no Triggering Event (see below) has occurred. The Exchange Ratio will be calculated as follows:

     - Price Below $43.86. If the average price of Frontier stock from the date of the Plan until ten days prior to closing (the "Average Stock Price") is less than $43.86, Frontier must adjust the Exchange Ratio so that the Average Stock Price multiplied by the Exchange Ratio equals $39.67. If Frontier fails to so adjust the Exchange Ratio, Valley may terminate the Plan.

     - Price Between $43.86 and $46. If the Average Stock Price is equal to or greater than $43.86 and less than $46, the Exchange Ratio will be the result obtained by dividing $39.6751 by the Average Stock Price (i.e., each Valley share will be converted into the right to receive $39.68 worth of Frontier stock.)

     - Price Between $46 and $56. If the Average Stock Price is equal to or greater than $46 and less than $56, the Exchange Ratio will be 0.8625 (i.e., each Valley share will be converted into the right to receive between $39.68 and $48.30 worth of Frontier stock, depending on the actual Average Stock Price.)

     - Price Between $56 and $59.07. If the Average Stock Price is equal to or greater than $56 and less than $59.07, the Exchange Ratio will be the result obtained by dividing $48.30 by the Average Stock Price (i.e., each Valley share will be converted into the right to receive $48.30 worth of Frontier stock.)

     - Price Greater Than $59.07. If the Average Stock Price is greater than $59.07, the Exchange Ratio will be 0.8177 shares (i.e., each Valley share will be converted into a minimum of $49.06 worth of Frontier stock, with no upper limit).

     If a Triggering Event has occurred, the Exchange Ratio will be 0.8625, regardless of the Average Stock Price. For the purposes of these provisions, a "Triggering Event" generally means that a deal has been announced for Frontier to be acquired by any third party.

     The "Frontier Average Closing Price" means the price equal to the average (rounded to four decimals) of each Daily Sales Price of Frontier Common Stock for the trading days beginning on and including the date of execution of the Merger through and including the tenth day immediately preceding the Effective Date. The "Daily Sales Price of Frontier Common Stock" shall be equal to the average (rounded to four decimals) of the daily high and low trading prices per share of Frontier Common Stock on Nasdaq, as reported in The Wall Street Journal.

     Accordingly, depending on the Frontier Average Closing Price, the exchange ratio will be from 0.8177 shares of Frontier for one share of Valley (at an average price of $59.07 or greater), to 0.9046 shares of Frontier for one share of Valley (at an average price of $43.86 or less). By way of example, the
Exchange Ratio would be           and the number of Frontier Common Stock issued
in the Merger would be           if the Frontier Average Closing Price were to
equal the $          closing price of Frontier Common Stock on        , 1998.

EFFECTIVE DATE OF THE MERGER

     Subject to the conditions to the obligations of the parties to complete the Merger as set forth in the Merger Agreement, the Effective Date of the Merger will occur as soon as practicable after such conditions have been satisfied or waived. Subject to the foregoing, it is currently anticipated that the Merger will be consummated by the end of 1998. Either Frontier or Valley may terminate the Merger Agreement if the Effective Date does not occur on or before April 30, 1999.

EXCHANGE OF VALLEY CERTIFICATES

     As promptly as practicable after the Effective Date, Frontier will send to each holder of record of Valley Common Stock transmittal materials for use in exchanging all of such holder's certificates representing Valley Common Stock for a certificate or certificates representing the Frontier Common Stock to which such holder is entitled and a check or checks for such holder's fractional share interests, as appropriate. The transmittal materials will contain information and instructions with respect to the surrender and exchange of such certificates.

     Because the Effective Date of the Merger is not expected to occur for several weeks after the Special Meeting, depending on the receipt of regulatory approval, Valley shareholders will not be able to obtain their certificates representing shares of Frontier Common Stock for several weeks after the Special Meeting.

    DO NOT SEND IN YOUR VALLEY CERTIFICATES UNTIL YOU RECEIVE THE LETTER OF
                       TRANSMITTAL FORM AND INSTRUCTIONS.

     Upon surrender of all of the certificates for Valley Common Stock registered in the name of a holder of such certificates (or indemnity satisfactory to Frontier and the exchange agent selected by Frontier, if any of such certificates are lost, stolen or destroyed), together with a properly completed letter of transmittal, such exchange agent will mail to such holder a certificate or certificates representing the number of shares of Frontier Common Stock to which such holder is entitled, and, where applicable, a check for any fractional share interest (without interest).

     All shares of Frontier Common Stock issued to the holders of Valley Common Stock pursuant to the Merger will be deemed issued as of the Effective Date. Frontier dividends having a record date after the Effective Date will include dividends on all shares of Frontier Common Stock issued in the Merger, but no dividend or other distribution payable to the holders of record of Frontier Common Stock at or as of any time after the Effective Date will be distributed to the holder of any Valley Common Stock certificates until such holder physically surrenders all such certificates as described above. Promptly after such surrender, all undelivered dividends and other distributions and, where applicable, a check for any fractional share interest, will be delivered to such holder, in each case without interest. After the Effective Date, the stock transfer books of Valley will be closed, and there will be no transfers on the transfer books of Valley of the shares of Valley Common Stock that were outstanding immediately prior to the Effective Date.

BACKGROUND AND REASONS FOR THE MERGER

     Valley. On April 29, 1998, the Valley Board retained Columbia Financial Advisors, Inc. ("CFAI") to explore the various strategic options available to Valley. Two options discussed by the Valley Board at an April 30, 1998 meeting were a merger with a publicly traded bank holding company and a merger with a publicly traded thrift holding company. The Valley Board authorized CFAI in May to contact four publicly traded bank holding companies and four publicly traded thrift holding companies to see if there was interest in a merger. After the execution of a confidentiality agreement with each party, financial and other information regarding Valley was disclosed to each party.

     On June 15, 1998, six non-binding indications of interest were submitted to CFAI. The Valley Board and CFAI met on June 18, 1998 to review the proposals. The Valley Board decided to proceed with discussions with three parties, with proposals for a fixed number of shares. Revised indications of interest were provided by two parties, and these were reviewed in a June 19, 1998 meeting. On June 23, 1998, meetings were conducted with two parties to clarify their indications of interest. The Valley Board met on June 25, 1998 and decided to negotiate with one party. After a meeting between the management of Valley and this party on June 29, 1998, negotiations reached an impasse. The Valley Board decided to authorize Valley management and CFAI to meet with the second party to clarify and/or negotiate several points. On July 9, 1998, a meeting was conducted; the results of this meeting were reviewed for the Valley Board on July 10, 1998. On July 15, 1998, a director of the Valley Board, CFAI, and the management of the interested party met to negotiate several unresolved issues. On July 16, 1998, the Valley Board unanimously approved and directed Valley management to retain Graham & Dunn, P.C., as Valley's legal counsel and to construct a merger agreement with this interested party (the "Merger Agreement").

     On July 30, 1998, the Valley Board carefully considered the nature, value, and prospects for future appreciation and liquidity of the shares of Frontier Common Stock to be received by Valley shareholders in the proposed merger. A report from a financial point of view regarding the fairness of the transaction was presented by CFAI and a report of due diligence was presented by Valley management regarding their findings. The Valley Board, along with its counsel, Graham & Dunn, and its accountants, Dodd, Wing & Co., P.C., reviewed the Merger Agreement and considered the potential benefit of the proposed merger to Valley and its shareholders, taking into account the financial and valuation analyses of the Merger, and the terms of the Merger Agreement. At this meeting, the Valley Board unanimously determined that the proposed transaction was fair to and in the best interest of Valley and its shareholders, and therefore recommended the Merger Agreement be submitted to Valley's shareholders for approval.

     In reaching its determination to approve and adopt the Merger Agreement, the Valley Board consulted with Valley's management and its financial and legal advisors, and considered a number of factors, including, without limitation, the following material factors:

     - The Valley Board's review of Frontier's business, operations, financial condition and earnings on an historical and a prospective basis;

     - The Valley Board's knowledge and review, based in part on presentations by its financial advisor and Valley's management, of: (i) the business, operations, financial condition and earnings of Frontier on an historical and prospective basis and of the combined company on a pro forma basis; and (ii) the historical stock price performance of Frontier's Common Stock, the potential for increased earnings and dividends for Valley shareholders as shareholders of the combined company, and Frontier's substantial market capitalization;

     - The presentation of CFAI, to the Valley Board on July 30, 1998 and the opinion of CFAI rendered on July 30, 1998, that, as of such date, the exchange ratio pursuant to the Merger Agreement was fair from a financial point of view to the holders of Valley Common Stock;

     - The terms of the Merger Agreement, including: (i) a provision permitting Valley to terminate the Merger Agreement if the Frontier Average Closing Price of Common Stock is below $43.86, thereby limiting the risk to Valley shareholders of possible declines in Frontier Common Stock; and
       (ii) an attractive premium for the holders of Valley Common Stock based on price to 1997 earnings and price to book value multiples of approximately 25x and 4.7x, respectively, at the time of the execution of the Merger Agreement;

     - The current and prospective economic and competitive environment facing the financial services industry generally, and Valley in particular, including the continued rapid consolidation in the industry and the increasing importance of operational scale and financial resources in maintaining efficiency and remaining competitive over the long term, and in being able to capitalize on technological developments which significantly impact industry competition;

     - The general impact that the Merger could be expected to have on the constituencies served by Valley, including its customers, employees and communities. In this regard, Valley noted that the combined company could be expected to offer a more extensive range of financial products and services to Valley's existing customers and could provide its customers with the added convenience of access to Frontier Bank's branch system;

     - The expectation that the Merger will be tax-free for federal income tax purposes to Valley and Valley shareholders; and

     - The common business philosophy and compatibility of the management and staff of Valley and Frontier.

     The foregoing discussion of the information and factors considered by the Valley Board is not intended to be exhaustive but is believed to include the material factors considered by the Valley Board. In reaching its determination to approve and recommend the Merger Agreement, the Valley Board did not assign any relative or specific weights to the factors considered in reaching such determination, and individual Directors may have given differing weights to differing factors.

     FOR THE REASONS SET FORTH ABOVE, THE VALLEY BOARD HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AS ADVISABLE AND IN THE BEST INTERESTS OF VALLEY AND ITS SHAREHOLDERS AND RECOMMENDS THAT THE SHAREHOLDERS OF VALLEY VOTE FOR THE APPROVAL OF THE MERGER AGREEMENT.

OPINION OF FINANCIAL ADVISOR

     CFAI has delivered a written opinion to the Valley Board to the effect that, as of the date of this Prospectus/Proxy Statement, the consideration to be received by Valley common stockholders pursuant to the terms of the Merger Agreement is fair to such stockholders from a financial point of view. The
Exchange Ratio of .          shares based upon the price calculation described
below of Frontier Common Stock for each share of Valley has been determined by Valley and Frontier through negotiations. The CFAI Opinion is directed only to the fairness, from a financial point of view, of the consideration to be received and does not constitute a recommendation to any Valley stockholder as to how such shareholder should vote at the Special Meeting. As of
                 , 1998, the price of Frontier's Common Stock was $
based upon the daily average of the high and low stock prices as reported in The
Wall Street Journal for the period of July 31, 1998 through                  ,
1998, and the total purchase price is approximately $          per share for all
of the outstanding shares of Valley.

     Valley retained CFAI as its exclusive financial advisor pursuant to an engagement letter dated April 29, 1998 in connection with the Merger. CFAI is a regionally recognized investment banking firm that is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions. The Valley

Board selected CFAI to act as Valley's exclusive financial advisor based on CFAI's experience in mergers and acquisitions and in securities valuation generally.

     On July 30, 1998, CFAI issued its Opinion to the Valley Board that, in its opinion as investment bankers, the terms of the Merger as provided in the Merger Agreement are fair, from a financial view point, to Valley and its shareholders. THE FULL TEXT OF THE CFAI OPINION, WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED, AND LIMITS ON ITS REVIEW, IS ATTACHED HERETO AS APPENDIX C. THE SUMMARY OF THE CFAI OPINION IN THIS PROSPECTUS/PROXY STATEMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION. VALLEY SHAREHOLDERS ARE URGED TO READ THE ENTIRE CFAI OPINION.

     In rendering its opinion to Valley, CFAI reviewed, among other things, historical financial data of Valley, certain internal financial data and assumptions of Valley prepared for financial planning and budgeting purposes furnished by the management of Valley and, to the extent publicly available, the financial terms of certain change of control transactions involving Northwest community banks. CFAI discussed with Valley's management the financial condition, current operating results, and business outlook for Valley. CFAI also reviewed certain publicly available information concerning Frontier and certain financial and securities data of Frontier and companies deemed similar to Frontier. CFAI discussed with Frontier's management the financial condition, current operating results, and business outlook for Frontier and Frontier's plans relating to Valley. In rendering its opinion, CFAI relied, without independent verification, on the accuracy and completeness of all financial and other information reviewed by it and did not attempt to verify or to make any independent evaluation or appraisal of the assets of Valley or Frontier nor was it furnished any such appraisals. Valley did not impose any limitations on the scope of the CFAI investigation in arriving at its opinion. CFAI analyzed the total Purchase Price on a cash equivalent fair market value basis using standard evaluation techniques (as discussed below) including comparable sales multiples, net present value analysis, and net asset value based on certain assumption of projected growth, earnings and dividends and a range of discount rates from 16% to 18%.

     Net Asset Value is the value of the net equity of a bank, including every kind of property and value. This approach normally assumes the liquidation on the date of appraisal with the recognition of the investment securities gains or losses, real estate appreciation or depreciation, adjustments to the loan loss reserve, discounts to the loan portfolio and changes in the net value of other assets. As such, it is not the best evaluation approach when valuing a going concern because it is based on historical costs and varying accounting methods. Even if the assets and liabilities are adjusted to reflect prevailing market prices and yields (which is often of limited accuracy due to the lack of readily available data), it still results in a liquidation value. In addition, since this approach fails to account for the values attributable to the going concern such as the interrelationship among Valley's assets and liabilities, customer relations, market presence, image and reputation, staff expertise and depth, little weight is given by CFAI to the net asset value approach to valuation.

     Market Value is generally defined as the price, established on an "arms-length" basis, at which knowledgeable, unrelated buyers and sellers would agree. The "hypothetical" market value for a small bank with a thin market for its common stock is normally determined by comparison to the average price to stockholders equity, price to earnings, and price to total assets, adjusting for significant differences in financial performance criteria and for any lack of marketability or liquidity of the buyer. The market value in connection with the evaluation of control of a bank is determined by the previous sales of small banks in the state or region. In valuing a business enterprise, when sufficient comparable trade data are available, the market value approach deserves greater weighting than the net asset value approach and similar weight as the investment value approach as discussed below.

     CFAI maintains a comprehensive data base concerning prices paid for banking institutions in the Northwest, particularly Western Washington and Western Oregon banking institutions, during 1988 through 1998. This data base provides comparable pricing and financial performance data for banking institutions sold or acquired. Organized by different peer groups, these data present medians of financial performance and purchase price levels, thereby facilitating a valid comparative purchase price analysis. In analyzing the transaction value of Valley, CFAI has considered the market approach and has evaluated price to stockholders equity and price to earnings multiples and the price to total assets percentage for transactions involving Washington and Oregon banking organizations with total assets greater than $100 million that sold for 100% common stock from January 1988 to June 1998.

     Comparable Sales Multiples. CFAI calculated a "Merger Consideration-Adjusted Book Value" for Valley's June 30, 1998 stockholders equity and the estimated December 31, 1998 stockholders' equity adjusted for the price to stockholders equity ratios for a sample of Northwest banking institutions with assets of below $150 million which sold between January 1, 1992 through June 1, 1998 and a sample of Northwest banking institutions with total assets of below $150 million which sold between January 1, 1996 and June 1, 1998. The calculations are $20.62 and $23.82 per share, respectively, for the June 30, 1998 stockholders' equity for the two samples. For the estimated December 31, 1998 stockholders' equity, the calculations are $19.74 and $22.80, respectively. For Valley's 1997 net income for the twelve months prior to June 30, 1998, the calculations are $26.04 and $34.02, respectively.

     Transaction Value as a Percentage of Total Assets. CFAI calculated the percentage of total assets which the transaction represents as a price level indicator. The transaction value as a percentage of total assets facilitates a truer price level comparison with comparable banking organizations, regardless of the differing levels of stockholders equity and earnings. In this instance, a
transaction value of $     per Valley share results in a transaction value as a
percentage of total assets of      %. The median prices as a percentage of total
assets for a sample of Northwest banking institutions with assets of below $150 million which sold between January 1, 1992 through June 1, 1998 and a sample of Northwest banking institutions with total assets of below $150 million which sold between January 1, 1996 and June 1, 1998 are 19.97% and 20.11%, respectively.

     Investment Value is sometimes referred to as the income or earnings value. One investment value method frequented used estimates the present value of an institution's future earnings or cash flow which is discussed below.

     Net Present Value Analysis. The investment or earnings value of any banking organization's stock is an estimate of the present value of future benefits, usually earnings, dividends, or cash flow, which will accrue to the stock. An earnings value is calculated using an annual future earning stream over a period of time of not less than five years and the residual or terminal value of the earnings stream after five years, using Valley's estimates of future growth and an appropriate capitalization or discount rate. CFAI's calculations were based on an analysis of the banking industry, Valley's earnings estimates for 1998-2002, historical levels of growth and earnings, and the competitive situation in Valley's market area. Using discount rates of 16% and 18%, acceptable discount rates considering the risk-return relationship most investors would demand for an investment of this type as of the valuation date, the "Net Present Value of Future Earnings" provided a range of $34.49 to $40.45 per share.

     When the net asset value, market value and investment value approaches are subjectively weighed, using the appraiser's experience and judgment, it is CFAI's opinion that the proposed transaction is fair, from a financial point of view to the Valley shareholders.

     Pursuant to the terms of the Engagement Letter, Valley has agreed to pay CFAI a fee of $180,000 for its services as financial advisor, including this fairness opinion. In addition, Valley has agreed to reimburse CFAI for its reasonable out-of-pocket expenses, including the fees and disbursements of its counsel, and to indemnify CFAI against certain liabilities.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     The directors and executive officers of Valley, together with their affiliates, beneficially owned a total of 432,210 shares of Valley Common Stock (representing 46.95% of all outstanding shares of Valley Common Stock) as of the Record Date. The directors and executive officers will receive the same consideration in the Merger for their shares as the other shareholders of Valley. Certain members of Valley's management and the Valley Board have certain interests in the Merger as described below that are in addition to their interests as shareholders of Valley generally. The Valley Board was aware of these interests and considered them, among other matters, in approving the Merger Agreement and the transactions contemplated thereby.

     Employment Agreement. Frontier and Frontier Bank have entered into an employment agreement with Linda A. Dryden, the President and CEO of Valley, to take effect upon consummation of the Merger. Ms. Dryden will serve as Senior Vice President, Manager of the Pierce County Division of Frontier Bank. The employment agreement has a one-year term and provides for an annual salary equal to her current compensation. Ms. Dryden will receive an incentive bonus not to exceed 50 percent of her annual salary upon meeting certain earnings requirements. Additionally, Ms. Dryden will receive 1,000 shares of Frontier Common Stock if she remains employed by Frontier or if her employment is terminated without cause within two years following the Merger.

     Conversion of Stock Options. At the Effective Date of the Merger, Frontier will assume each outstanding option to purchase shares of Valley Common Stock so that such option is converted into an option to purchase shares of Frontier Common Stock, except that each option will be exercisable for that number of shares of Frontier Common Stock equal to the number of shares of Valley Common Stock for which such option was exercisable multiplied by the Exchange Ratio, and the exercise price of such Valley option will be equal to the exercise price of such option divided by the Exchange Ratio. As of the date of this Prospectus/ Proxy Statement, the officers and directors of Valley held options to acquire an aggregate of 57,750 shares of Valley Common Stock.

     Covenant Not To Compete Agreements. Linda Dryden, Vera Telling, Executive Vice President and Loan Administrator of Valley, and David Lawson, Senior Vice President and CFO of Valley, entered into agreements with Frontier and Frontier Bank not to become involved with a business that competes with Frontier or Frontier Bank within a thirty mile radius of the current main office of the Bank of Sumner. These agreements are conditioned upon the consummation of the Merger. The covenants of Ms. Dryden, Ms. Telling and Mr. Lawson expire two years, eighteen months and one year, respectively, from the date employment ceases with Frontier. Under the terms of these agreements, Ms. Dryden, Ms. Telling and Mr. Lawson will not directly or indirectly encourage, solicit or attempt to solicit
(i) any employees of Frontier or any of its subsidiaries employed in Pierce County, to leave their employment or (ii) any customers of any Pierce County office of Frontier or any of its subsidiaries to remove their business from Frontier or any of its subsidiaries. As consideration for the covenants, Ms. Dryden, Ms. Telling and Mr. Lawson will, upon consummation of the Merger, receive an immediate payment of $340,000, $140,000 and $90,000, respectively.

     Appointment of Director to the Frontier Board. Frontier has agreed to appoint Michael Corliss, a member of the Valley Board and a member of the Board of the Bank of Sumner, to serve on the Frontier and Frontier Bank Boards of Directors following the Effective Date. Mr. Corliss is and has been the Chief Executive Officer of Investco Financial and Management Corporation ("Investco") for more than five years. Investco is a diversified real estate company. Directors of Frontier currently receive an annual retainer of $20,000, and the directors of Frontier Bank receive $2,000 per director meeting attended.

     Appointment of Advisory Board. Immediately after the Effective Date, the Board of Directors of Frontier will appoint all of the members of the Board of Directors of Valley to an Advisory Board. Frontier will pay each member of the Advisory Board a fee of $100 for each Advisory Board meeting attended.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The following is a discussion of the material federal income tax consequences of the Merger that are generally applicable to Valley shareholders. This discussion is based on currently existing provisions of the Code, existing regulations thereunder (including final, temporary or proposed) and current administrative rulings and court decisions, all of which are subject to change. Any such change, which may or may not be retroactive, could alter the tax consequences described herein. The following discussion is intended only as a general summary of the material federal income tax consequences of the Merger and is not a complete analysis or listing of all potential tax effects relevant to a decision on whether to vote in favor of approval of the Merger Agreement.

     Consummation of the Merger is conditioned upon the receipt by Frontier and Valley of an opinion of Keller Rohrback, L.L.P., special counsel to Frontier, to the effect that if the Merger is consummated in accordance with the terms set forth in the Merger Agreement: (i) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code; and (ii) no gain or loss will be recognized by Valley shareholders as a result of receiving shares of Frontier Common Stock in exchange for their shares of Valley Common Stock. The opinion will not bind the Internal Revenue Service (the "IRS") or preclude the IRS from adopting a contrary position. Frontier and Valley may waive receipt of such tax opinion as a condition to consummating the Merger; provided, however, that if the anticipated material federal income tax consequences of the Merger are significantly different than those described herein, Valley will resolicit the approval of its shareholders. Neither Frontier nor Valley has requested or will request a ruling from the IRS with regard to the federal income tax consequences of the Merger.

     Receipt of Frontier Common Stock in Exchange for Valley Common Stock. No gain or loss will be recognized by a holder who receives solely shares of Frontier Common Stock (except for cash received in lieu of fractional shares, as discussed below) in exchange for all of his or her shares of Valley Common Stock. The tax basis of the shares of Frontier Common Stock received by a holder in such exchange will be equal (except for the basis attributable to any fractional shares of Frontier Common Stock, as discussed below) to the basis of the Valley Common Stock surrendered in exchange therefor. The holding period of the Frontier Common Stock received will include the holding period of shares of Valley Common Stock surrendered in exchange therefor, provided that such shares were held as capital assets of the holder at the Effective Date of the Merger.

     Cash in Lieu of Fractional Shares. A holder who holds Valley Common Stock as a capital asset and who receives in the Merger, in exchange for such stock, solely Frontier Common Stock and cash in lieu of a fractional share interest in Frontier Common Stock will be treated as having received such cash in full payment for such fractional share of stock, and will incur capital gain or loss to the extent the cash payment exceeds or is less than the holder's basis in such fractional share.

     THE FOREGOING IS A GENERAL SUMMARY OF THE MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO VALLEY SHAREHOLDERS, WITHOUT REGARD TO THE PARTICULAR FACTS AND CIRCUMSTANCES OF EACH SHAREHOLDER'S TAX SITUATION AND STATUS. BECAUSE TAX CONSEQUENCES OF THE MERGER VARY DEPENDING UPON THE PARTICULAR CIRCUMSTANCES OF EACH SHAREHOLDER, EACH VALLEY SHAREHOLDER SHOULD CONSULT HIS OR HER OWN TAX ADVISOR REGARDING SUCH SHAREHOLDER'S SPECIFIC TAX SITUATION AND STATUS, INCLUDING THE SPECIFIC APPLICATION AND EFFECT OF STATE, LOCAL AND FOREIGN LAWS TO SUCH SHAREHOLDER AND THE POSSIBLE EFFECT OF CHANGES IN FEDERAL AND OTHER TAX LAWS.

CONDUCT OF BUSINESS PENDING THE MERGER

     Valley has agreed in the Merger Agreement not to take certain actions relating to its operations without the prior approval of Frontier pending consummation of the Merger. The Merger Agreement provides that, except with the written consent of Frontier, each of Valley and the Bank of Sumner, respectively, may not, among other things: (i) amend its articles of incorporation or bylaws; (ii) impose any lien on any share of stock held by it;
(iii) repurchase any of its capital stock, split or otherwise subdivide its capital stock, recapitalize in any way or declare a cash or stock dividend on Valley Common Stock; however, in the event the Merger has not been consummated by December 31, 1998, Valley may declare and pay cash dividends after such date in an aggregate amount up to Valley's net income (determined in accordance with GAAP) after December 31, 1998, to the extent that such dividends would not preclude the Merger from being accounted for on a pooling-of-interests basis, consistent with prior practice, and in no event shall the dividend paid in 1999 exceed the dividend paid in 1998; (iv) incur any additional debt except in the ordinary course of business; (v) with certain specified exceptions, increase compensation, pay bonuses or enter into severance arrangements; (vi) amend any existing employment contract with any person or enter into any new employment contract; (vii) adopt any new employee benefit plan or make any material change to an existing employee benefit plan; (viii) enter into any new material service contract, purchase or sale agreement or lease agreement; (ix) make any capital expenditures exceeding $10,000 individually or $20,000 in the aggregate; (x) enter into, renew or terminate any material contract or agreement or make any changes in any material lease or contract; (xi) settle any claim for money damages, (xii) enter into any new activities or lines of business, cease any material activities or lines of business or conduct any material business activity not consistent with past practice; (xiii) make, alter or purchase any extension of credit except in the ordinary course of business and make, alter or purchase any extension of credit above $500,000 for an existing customer or $250,000 for a new customer subject to limited exceptions; (xiv) incur transaction expenses in excess of $375,000; (xv) enter into any transactions other than in the ordinary course of business. Moreover, Valley is required, among other things, to operate its businesses in the usual, regular and ordinary course and to use its best efforts to preserve its business relationships and to retain key employees.

CONDITIONS TO CONSUMMATION OF THE MERGER

     The obligations of Valley and Frontier to consummate the Merger are subject to, among other things, the satisfaction of the following conditions: (i) approval of the Merger Agreement by the holders of not less than two-thirds of the outstanding shares of Valley Common Stock; (ii) receipt of all applicable regulatory approvals and the expiration of all required waiting periods; (iii) no proceeding pending or threatened before any court or governmental agency which presents a substantial risk of restraint or prohibition of the Merger;
(iv) receipt by Frontier and Valley of the opinion of Keller Rohrback, LLP, dated as of the Effective Date, as to certain federal income tax consequences of the Merger; (v) Frontier's receiving a letter from Moss Adams, L.L.P., dated the Effective Date, and Valley's receiving a letter from Dodd, Wing & Co., P.C., dated the Effective Date, to the effect that the Mergers will qualify for pooling of interests accounting treatment; (vi) the shares of Frontier Common Stock to be issued pursuant to the Merger Agreement being approved for listing on the National Market; and (vii) the Commission declaring the effectiveness of the Registration Statement for the shares of Frontier Common Stock to be issued in the merger.

     The obligations of Frontier are subject to the satisfaction of certain additional conditions, including: (i) the delivery by Valley of opinions of its legal counsel and certificates executed by certain of its executive officers as to compliance with the Merger Agreement; (ii) the accuracy of the representations and warranties, and compliance with the agreements and covenants of Valley; (iii) Linda Dryden having entered into an employment agreement with Frontier Bank and Frontier; (iv) the absence of any material adverse change in the financial position or results of operations of Valley; (v) the number of Dissenting Shares not exceeding 10% of the outstanding shares of Valley Common Stock; and (vi) Valley's Capital shall not be less than $10 million (not including capital contributions upon exercise of outstanding Valley Options) at October 1, 1998, and not less than $10 million (not including capital contributions upon exercise of outstanding Valley Options) on the Effective Date.

     The obligations of Valley are also subject to the satisfaction of certain additional conditions, including: (i) the delivery by Frontier of opinions of its legal counsel and certificates executed by certain of its executive officers as to compliance with the Merger Agreement; (ii) the accuracy of the representations and warranties, and compliance with the agreements and covenants of Frontier; and (iii) the receipt of an opinion from CFAI prior to the mailing of this proxy statement to the effect that the financial terms of the merger are fair to Valley shareholders.

     Frontier and Valley may waive certain of the conditions to their respective obligations to consummate the Merger, other than conditions required by law.

REGULATORY REQUIREMENTS

     The merger of Frontier and Valley is subject to prior approval by the Federal Reserve and DFI. An application for approval of the merger of Frontier and Valley was filed with the Federal Reserve on September 1, 1998 and DFI on September 8, 1998. The merger of Frontier Bank and the Bank of Sumner is subject to the receipt of certain prior approvals from the FDIC and DFI. An application for such merger was filed with the FDIC and DFI on September 8, 1998.

     The approval of any application merely implies satisfaction of regulatory criteria for approval, which do not include review of the transaction from the standpoint of the adequacy of the consideration to be received by, or fairness to, shareholders. Regulatory approvals do not constitute an endorsement or recommendation of the proposed transaction.

     Frontier and Valley are not aware of any governmental approvals or compliance with banking laws and regulations that are required for consummation of the transactions contemplated by the Merger Agreement other than as described above. Should any other approval or action be required, it is presently contemplated that such approval or action would be sought. There can be no assurance that any such approval or action, if needed, could be obtained and, if such approvals or actions are obtained, there can be no assurance as to the timing thereof. The Merger cannot proceed in the absence of all requisite regulatory approvals. See "-- Effective Date of the Merger," "-- Conditions to Consummation of the Merger," and "-- Amendment; Waiver; Termination."

     The Merger Agreement provides that if the Merger has not been consummated on or before April 30, 1999, the Merger Agreement may be terminated by Frontier or Valley. Since there is the possibility that regulatory approval may not be obtained for a substantial period of time after approval of the Merger Agreement by Valley's shareholders, there can be no assurance that the Merger will be consummated by April 30, 1999. In addition, should regulatory approval require any material change, a resolicitation of shareholders may be required if regulatory approval is obtained after shareholder approval of the Merger Agreement.

DISSENTERS' RIGHTS

     In accordance with Chapter 13 of the WBCA (Chapter 23B.13 of the Revised Code of Washington), Valley's shareholders have the right to dissent from the Merger and to receive payment in cash for the "fair value" of their Valley Common Stock.

     If Valley shareholders perfect dissenters' rights with respect to more than 10% of the outstanding shares of Valley Common Stock, Frontier may elect not to consummate the Merger. Valley shareholders electing to exercise dissenters' rights must comply with the provisions of Chapter 13 in order to perfect their rights. Valley and Frontier will require strict compliance with the statutory procedures. The following is intended as a brief summary of the material provisions of the Washington statutory procedures required to be followed by a Valley shareholder in order to dissent from the Merger and perfect the shareholder's dissenters' rights. THIS SUMMARY, HOWEVER, IS NOT A COMPLETE STATEMENT OF ALL APPLICABLE REQUIREMENTS AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO CHAPTER 13 OF THE WBCA, THE FULL TEXT OF WHICH IS SET FORTH IN APPENDIX B.

     A shareholder who wishes to assert dissenters' rights must (a) deliver to Valley before the vote is taken by Valley shareholders written notice of the shareholder's intent to demand payment for the shareholder's shares if the Merger is effected, and (b) not vote such shares in favor of the Merger. A shareholder wishing to deliver such notice should hand deliver or mail such notice to Valley at the following address within the requisite time period:

                             Valley Bancorporation
                                801 Alder Avenue
                            Sumner, Washington 98390
                        Attn: Linda A. Dryden, President

     A shareholder who wishes to exercise dissenters' rights generally must dissent with respect to all the shares the shareholder owns or over which the shareholder has power to direct the vote. However, if a record shareholder is a nominee for several beneficial shareholders some of whom wish to dissent and some of whom do not, then the record holder may dissent with respect to all the shares beneficially owned by any one person by notifying Valley in writing of the name and address of each person on whose behalf the record shareholder asserts dissenters' rights. A beneficial shareholder may assert dissenters' rights directly by submitting to Valley the record shareholder's written consent and by dissenting with respect to all the shares of which such shareholder is the beneficial shareholder or over which such shareholder has power to direct the vote.

     A SHAREHOLDER WHO DOES NOT DELIVER TO VALLEY PRIOR TO THE VOTE BEING TAKEN BY VALLEY SHAREHOLDERS A WRITTEN NOTICE OF THE SHAREHOLDER'S INTENT TO DEMAND PAYMENT FOR THE "FAIR VALUE" OF THE SHARES WILL LOSE THE RIGHT TO EXERCISE DISSENTERS' RIGHTS. IN ADDITION, ANY SHAREHOLDER ELECTING TO EXERCISE DISSENTERS' RIGHTS MUST EITHER VOTE AGAINST THE MERGER OR ABSTAIN FROM VOTING.

     If the Merger is effected, Frontier as the surviving corporation shall, within ten days after the Effective Date of the Merger, deliver a written notice to all shareholders who properly perfected their dissenters' rights in accordance with Chapter 13 of the WBCA. Such notice will, among other things:
(a) state where the payment demand must be sent and where and when certificates for certificated shares must be deposited; (b) inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received; (c) supply a form for demanding payment; and (d) set a date by which Frontier must receive the payment demand, which date will be between 30 and 60 days after notice is delivered.

     A shareholder wishing to exercise dissenters' rights must timely file the payment demand and deliver share certificates as required in the notice. Failure to do so will cause such person to lose his or her dissenters' rights.

     Within 30 days after the Merger occurs or receipt of the payment demand, whichever is later, Frontier shall pay each dissenter with properly perfected dissenters' rights Frontier's estimate of the "fair value" of the shareholder's interest, plus accrued interest from the Effective Date of the Merger. With respect to a dissenter who did not beneficially own Valley shares prior to the public announcement of the Merger, Frontier is required to make the payment only after the dissenter has agreed to accept the payment in full satisfaction of the dissenter's demands. "Fair value" means the value of the shares immediately before the Effective Date of the Merger, excluding any appreciation or depreciation in anticipation of the Merger. The rate of interest is generally required to be the rate at which Frontier can borrow money from other banks. It is the current intention of Frontier to estimate the fair value of Valley Common Stock to be $27.00 per share, which represents the price paid for Valley Common Stock on July 17, 1998, the last transaction for which a price is known to Valley management prior to the date on which the Merger Agreement was signed.

     A dissenter who is dissatisfied with Frontier's estimate of the fair value or believes that interest due is incorrectly calculated may notify Frontier of the dissenter's estimate of the fair value and amount of interest due. If Frontier does not accept the dissenter's estimate and the parties do not otherwise settle on a fair value then Frontier must within 60 days petition a court to determine the fair value.

     In view of the complexity of Chapter 13 of the WBCA and the requirement that shareholders must strictly comply with the provisions of Chapter 13 of the WBCA, shareholders of Valley who may wish to dissent from the Merger and pursue appraisal rights should consult their legal advisors.

AMENDMENT; WAIVER; TERMINATION

     Frontier may elect to modify the structure of the Merger; provided, however, that Frontier shall not have the right to make any revision to the structure of the Merger which changes the amount or kind of the consideration which the Valley shareholders are entitled to receive, or adversely affects the intended tax-free treatment to Valley shareholders as a result of receiving such consideration or terminate the Merger Agreement because of a delay caused by such a revision in structure. Prior to the Effective Date of the Merger, any condition of the Merger Agreement may (to the extent allowed by law) be waived in writing by the party benefited by the provision or may be amended or modified by an agreement in writing approved by the Boards of Directors of Frontier and Valley. After approval of the Merger Agreement by the shareholders of Valley, the Merger Agreement will not, without further approval of such shareholders, be amended in any manner that would decrease the consideration to be received by Valley shareholders in exchange for their Valley Common Stock or that would adversely affect the intended tax-free treatment to Valley shareholders. For a discussion of this intended tax-free treatment see "THE MERGER -- Certain Federal Income Tax Consequences."

     The Merger Agreement may be terminated at any time prior to the Effective Date of the Merger, either before or after approval by the Valley shareholders, as follows: (i) by the mutual consent of the parties; (ii) by either party if the Merger is not consummated on or before April 30, 1999; (iii) by either party if the other party has committed a material breach that has not been cured within 30 days after the giving of written notice of such breach; (iv) by Frontier if Valley enters any agreement with a view toward being acquired or effecting a business combination with any other person; (v) by either party in the event the requisite shareholder approval by Valley shareholders is not obtained; or (vi) by Valley if the Frontier Average Closing Price is less than $43.86 and Frontier does not elect to adjust the Exchange Ratio so that the Frontier Average Closing price multiplied by the Exchange Ratio equals $39.675.

     Valley has certain rights, tied to a reduction in value of Frontier Common Stock, to terminate the Merger Agreement. In determining whether to elect to terminate the Merger Agreement in these circumstances, the Valley Board will take into account, consistent with its fiduciary duties, all relevant facts and circumstances existing at that time, including without limitation the market for financial institution stocks in general, the relative value of Frontier Common Stock in the market, and the advice of its financial advisers and legal counsel. By approving the Merger Agreement, Valley shareholders would be permitting the Valley Board to determine, in the exercise of its fiduciary duties, to proceed with the Merger even though the Average Closing Price is less than $43.86. The termination right of Valley under the Merger Agreement is subject in certain circumstances to Frontier's right to avoid termination by increasing the number of shares of Frontier Common Stock that Valley shareholders would receive.

     In the event of the valid termination of the Merger Agreement by either Frontier or Valley, the obligations of the parties to the Merger Agreement shall terminate, and there will be no liability on the part of either party or their officers or directors, except for the potential of a termination fee as described in the next section.

TERMINATION FEE

     As a condition and inducement to Frontier's entering into the Merger Agreement and in consideration thereof, Valley has agreed to pay to Frontier a termination fee under certain circumstances. Valley has agreed to pay to Frontier a termination fee of $500,000 in the event that: (i) the Merger Agreement is terminated because Valley and the Bank of Sumner do not use their best efforts to consummate the Merger in accordance with the terms of the Merger Agreement; or (ii) Valley terminates the Merger Agreement for any reason other than the grounds for termination for Mutual Consent, Breach, Delay or the Frontier Average Closing Price below $43.86. Frontier has agreed to pay to Valley a termination fee of $500,000 in the event that: (i) the Merger Agreement is terminated because Frontier does not use its best efforts to consummate the Merger in accordance with the terms of the Merger Agreement; or (ii) Frontier terminates the Merger Agreement for any reason other than the grounds for termination for Mutual Consent, Breach, Delay or the Frontier Average Closing Price below $43.86.

     In addition, Valley has agreed to pay to Frontier a acquirer fee of $750,000 under certain circumstances. Such fee may be demanded by Frontier in the event that the Merger is not completed by January 30, 2000 and any of the following occurs: (i) a third party acquires beneficial ownership of 25% or more of the then outstanding Valley Common Stock; (ii) Valley, without the written consent of Frontier, enters into or recommends to Valley shareholders an agreement with a third party providing for certain actions (each an "Acquisition Transaction"), including a merger or similar transaction involving Valley, the purchase, acquisition or lease of substantially all of the assets of Valley or the purchase or other acquisition of securities representing 10% or more of the voting power of Valley; or (iii) a bona fide proposal to engage in an Acquisition Transaction is made to Valley by a third party, and after such proposal is made either Valley willfully breaches the Merger Agreement and such breach entitles Frontier to terminate the Merger Agreement, Valley shareholders fail to approve the Merger Agreement at the Special Meeting, the Special Meeting is canceled without the fault of Frontier, or the Valley Board withdraws or modifies in a manner adverse to Frontier its recommendation to shareholders to approve the Merger Agreement.

     Valley will not be required to pay the acquiror fee if, prior to the occurrence of any of the events described above, Frontier terminates the Merger Agreement other than because of a material breach by Valley or Valley validly terminates the Merger Agreement (i) with the mutual consent of Frontier, or (ii) because of a material breach by Frontier that cannot be or has not been cured within 30 days after written notice of such breach (but only if at such time as Valley exercises its right to terminate the Merger Agreement Frontier is not entitled to terminate the Merger Agreement either because of a material breach by Valley, or because the Merger has not been consummated by April 30, 1999). The acquiror fee is intended to increase the likelihood that the Merger will be consummated according to the terms set forth in the Merger Agreement and may be expected to discourage competing offers to acquire Valley from potential third party acquirors because the acquiror fee could increase the cost of such acquisition. Under no circumstances shall Valley pay an aggregate termination fee and acquiror fee of more than $1,000,000. To the best of Valley's knowledge, no event that would permit Frontier to demand payment of the acquiror fee has occurred as of the date of this Prospectus/ Proxy Statement.

RESALE OF FRONTIER COMMON STOCK

     The shares of Frontier Common Stock to be issued to shareholders of Valley upon consummation of the Merger have been registered under the Securities Act. Such shares may be traded freely and without restriction by those shareholders not deemed to be "affiliates" of Valley or Frontier as that term is defined in the rules under the Securities Act. Frontier Common Stock received by those shareholders of Valley who are deemed to be "affiliates" of Valley on the date of the Special Meeting may be resold without registration only to the extent provided for by Rule 145, or as otherwise permitted under the Securities Act. Persons who may be deemed to be affiliates of Valley generally include individuals or entities that control, are controlled by or are under common control with, Valley, and may include the executive officers and directors of Valley and certain of their affiliates as well as certain principal shareholders of Valley. In the Merger Agreement, Valley has agreed to use its best efforts to cause each person who may be deemed to be an affiliate of Valley to enter into an agreement with Frontier providing that such affiliate will not sell, transfer, or otherwise dispose of the shares of Frontier Common Stock to be received by such person in the Merger except in compliance with the applicable provisions of the Securities Act and the rules and regulations promulgated thereunder. This Prospectus/Proxy Statement does not cover any resales of Frontier Common Stock received by affiliates of Valley.

ACCOUNTING TREATMENT

     Consummation of the Merger is conditioned upon the receipt by Frontier of a letter from Moss Adams, LLP, and Valley's receipt of a letter from Dodd, Wing & Co., P.C., to the effect that the Merger will qualify for "pooling of interests" accounting treatment if consummated in accordance with the terms of the Merger Agreement. Under the pooling of interests method of accounting, the historical basis of assets and liabilities of Frontier and Valley will be combined at the Effective Date and carried forward at their previously recorded amounts, and the stockholders' equity accounts of Frontier and Valley will be combined on Frontier's consolidated balance sheet. Income and other financial statements of Frontier issued after consummation of the Merger will be restated retroactively to reflect the consolidated operations of Frontier and Valley as if the Merger had taken place prior to the periods covered by such financial statements. There is no recognition of goodwill from the Merger under the pooling of interests account method.

EXPENSES

     The Merger Agreement provides that Frontier and Valley each will pay their own expenses in connection with the Merger Agreement and the transactions contemplated thereby. Valley may not incur expenses in connection with the transaction that exceed $375,000.

                     BUSINESS OF THE PARTIES TO THE MERGER

FRONTIER

     Frontier is a Washington corporation registered as a bank holding company under the Bank Holding Company Act of 1956. Frontier is primarily engaged in the business of planning, directing, and coordinating the business activities of its wholly owned subsidiaries, Frontier Bank, which is engaged in a general banking business and businesses related to banking, and FFP, Inc., a nonbank corporation which leases property to Frontier Bank. Frontier Bank conducts business from its main office in Everett, Washington and its eighteen branch offices located in Snohomish, King and Skagit counties.

     Frontier Bank, incorporated in 1978, is a Washington state-chartered commercial bank that serves individuals and businesses throughout Washington. Frontier Bank provides a full range of consumer banking services including savings accounts, checking accounts, installment and commercial lending, safe deposit facilities, time deposits and other consumer and business related financial services. In addition to consumer oriented activities, Frontier Bank maintains a strong commercial lending program, servicing businesses headquartered throughout Snohomish, King and Skagit counties. Frontier Bank offers discount brokerage services and operates a Real Estate Division that provides a broad range of home, construction and commercial long-term financing. Frontier Bank's Trust Department offers a full array of trust services and its Private Banking Office gives personal service to select customers. Frontier Bank also has an Insurance and Investment Center that markets annuities, life insurance products, and mutual funds to Frontier Bank customers and the general public.

     Frontier Bank's 19 locations include four offices in Everett, one office each in Arlington, Snohomish, Smokey Point, Lake Stevens, Marysville, Lynnwood, Mill Creek, Edmonds, Stanwood, Bothell, Woodinville, Monroe, Lake City (Seattle), Redmond and Burlington.

     Financial and other information relating to Frontier is set forth in Frontier's Annual Report on Form 10-K for the year ended December 31, 1997, and Quarterly Reports on Form 10-Q for the quarters ended March 31, and June 30, 1998. Information regarding the names, ages, positions and business backgrounds of the executive officers and directors of Frontier, as well as additional information, including executive compensation, security ownership of certain beneficial owners and management and certain relationships and related transactions, is set forth in or incorporated by reference in Frontier's Annual Report on Form 10-K for the year ended December 31, 1997 and Frontier's Proxy Statement dated March 20, 1998 for its Annual Meeting of Shareholders. Copies of this information may be obtained from Frontier as indicated under "WHERE YOU CAN FIND MORE INFORMATION."

FRONTIER YEAR 2000 ISSUES

     The Year 2000 Problem. The century date change creates a problem because computer programs and systems were designed to store calendar years with only two numbers, rather than four numbers. Because of this faulty design, computer programs and systems may recognize a date using "00" as 1900 rather than the Year 2000. The extent of the potential impact of this Year 2000 problem is not yet known and could affect the global economy and every organization.

     Only one thing is certain about the impact of the Year 2000 -- it is difficult to predict with any degree of certainty what will happen after December 31, 1999. Frontier is committed to address and is addressing these Year 2000 issues and the uncertainty that is presented by these Year 2000 issues. The total financial effect that the Year 2000 problem will have on Frontier is uncertain and will not be known until the year 2000 arrives. In spite of Frontier's efforts to mitigate the Year 2000 problem, the success of Frontier's efforts will not be known until the year 2000 arrives.

     The Challenges faced by Frontier. The Year 2000 problem is of particular concern to Frontier and other financial institutions because most financial transactions, such as interest accruals and payments, are date sensitive. The Year 2000 problem will impact both information technology ("IT") systems, such as computers, and non-IT systems. Non-IT systems typically include embedded technology such as microcontrollers, and include automated teller machines, elevators, alarm systems, and vaults. Non-IT systems are more difficult to assess and repair than IT systems.

     Frontier's State of Readiness. Frontier established a Year 2000 Committee in February 1997 with representatives from all significant functional areas which report to the Frontier Board of Directors. Detailed inventories for all IT systems and all identified non-IT systems have been conducted to catalog potential hardware and software problems. Frontier has identified certain systems as business-critical systems and testing of those business-critical systems has commenced. Frontier has identified the end of this year as the projected deadline to complete the Year 2000 testing on business-critical systems. Testing will continue into the year 1999 for those business-critical systems that are not tested in 1998 and for those systems that have not been identified as critical. Frontier has determined that modifications to certain systems are required and that such modifications will be conducted to mitigate, but not eliminate, the risks associated with the Year 2000 problem.

     Third Party Concerns. Frontier interacts with numerous customers, vendors and third party service providers whose failure to address the Year 2000 problem may create significant business disruption and costs to Frontier. Due to the interdependence of computer systems today, it is simply impossible for any one party to eliminate the risks related to the Year 2000 problem. It is even possible that the Year 2000 problem could disrupt Frontier's business through the loss of electric power or phone service, or for other reasons outside of Frontier's control. Frontier has initiated formal communications with certain significant suppliers and large customers to attempt to determine the extent to which Frontier is vulnerable to those third parties' failure to remediate their own Year 2000 issues. Systems of other companies on which Frontier's systems rely may not be timely converted, which might well result in significant costs to Frontier.

     Frontier is in the process of assessing the incremental credit risk in loan portfolio relating to individual customers' ability to successfully address Year 2000 IT and non-IT issues. For those over an established dollar threshold, credit risk assessments are being or will be performed on each borrower. This process will be ongoing until the Year 2000.

     Estimated Costs. It is impossible to predict with any degree of certainty the costs that Frontier will incur as a result of the Year 2000 problem. Frontier's current estimate for the total year 2000 testing and remediation is roughly $550,000, which will be funded through cash flows of operations. Frontier has incurred and expensed approximately $200,000 addressing the Year 2000 problem. These future financial estimates are just rough estimates, as these are "forward-looking" statements subject to risks and uncertainties that may cause future results to differ materially. It is uncertain to what extent the actual costs of the Year 2000 problem will have on Frontier's results of operations, liquidity, and financial condition. Actual lost revenue resulting from the Year 2000 problem is impossible to predict because of the inherent uncertainty of the Year 2000 problem. Frontier, through its Year 2000 Committee, is analyzing and determining how to best handle and mitigate this uncertainty. Frontier presently believes that costs associated with compliance efforts will not have a significant impact on Frontier's ongoing operations, although there can be no assurance in this regard.

     Frontier's Contingency Plans. The Year 2000 Committee is in the process of developing and implementing contingency plans to handle the most reasonably likely worst case scenarios. Since these worst case scenarios are difficult or even impossible to predict at this time, these contingency plans are particularly challenging. Frontier intends to develop contingency plans that are reasonably necessary to address the Year 2000 problem and to revise those contingency plans on an ongoing basis until the problem is confronted and resolved.

VALLEY

     Valley is a Washington corporation that, effective December 3, 1984, became the sole shareholder of the Bank of Sumner. Valley engages in no significant activity other than holding the stock of Bank of Sumner.

     Bank of Sumner was founded as a Washington State Bank in December of 1975. Bank of Sumner conducts a commercial banking business that offers a full line of banking services to its customers and the community and that provides personal and business financial services to individuals and small businesses. Bank of Sumner offers those services traditionally offered by commercial banks, including loans, deposits, travelers checks, safe deposit boxes, wire transfers and notary services. Bank of Sumner's main office and administrative office are in Sumner, Washington. Bank of Sumner has branch facilities in Puyallup, Orting and Buckley, Washington. Bank of Sumner employs 41 full time and 9 part time employees.

     As of June 30, 1998, on a consolidated basis, Bank of Sumner had a total of $80,180,680 in loans outstanding, an allowance for loan losses of $1,103,374, total deposits of $85,801,409 and total stockholders' equity of $10,089,223.

     Competition. The primary service area of Bank of Sumner is the western portion of Pierce County Washington plus the area surrounding Enumclaw, which is located in King County. The bank's service area covers approximately 200 square miles and includes the cities of Sumner, Puyallup, Buckley, Bonney Lake,

Orting, Graham, Milton and Enumclaw. The area served has a population of approximately 155,000 and total deposits in banks in those cities were $890 million at June 30, 1997 based on the Data Book published jointly by FDIC and OTS. Bank of Sumner's deposits make up 7.6% of the total in its service area. With 45 financial institution branches serving this population, competition in Bank of Sumner's primary service area is relatively high. Bank of Sumner has competition within its area from many well-established financial institutions including seven commercial banks, two savings banks, and five credit unions. Many of Bank of Sumner's competitors are larger and more substantially capitalized than Bank of Sumner. They have established positions in Pierce County and have greater resources than Bank of Sumner for lending and to pay for advertising, physical facilities, personnel and interest on deposited funds.

     The primary factors affecting competition for deposits are interest rates, the quality and range of financial services offered and the convenience of office locations and office hours. The primary factors in competing for loans are interest rates, loan origination fees and the quality and range of lending services offered. Other factors, which affect competition, include the general availability of lendable funds and credit, general and local economic conditions and the quality of service provided to customers.

     Bank of Sumner relies substantially on local promotional activity, personal contacts by its officers, directors, employees and shareholders, extended hours, personalized service, a flexible product mix and its reputation in the community to compete effectively.

     At December 31, 1997, Bank of Sumner was the sixth largest of seven commercial banks in its primary service area based on total asset size.

     Facilities. Bank of Sumner operates out of 5 offices. Following are descriptions of Bank of Sumner's facilities at each location.

     Main Office. Located at 801 Alder Street, Sumner, Washington has six teller windows, one drive up window with 3 lanes, and one ATM. Bank of Sumner owns this two-story building with 7500 square feet.

     Meridian Place Office is located in the Meridian Place shopping center at 4417 South Meridian, Puyallup, Washington. This branch has seven teller windows and one drive up window with two lanes, and one ATM. The building has approximately 4000 square feet on two floors. Bank of Sumner owns this building, but is leasing the property on which it is situated. The lease on this property expires in September of 1999. The lease provides an option to renew the lease for an additional ten years.

     Buckley Branch is located at 112 River Street, Buckley, Washington. The 4000 square foot building has six teller windows and one ATM, all on one floor. The bank owns this facility and has been negotiating with the city to acquire adjoining property to add a drive up window.

     Orting Branch, located at 104B South Washington in Orting, Washington, has four teller windows and one drive up window with two lanes. There is also an ATM. Part of the facility, which is owned by Bank of Sumner, is rented out to a retail establishment on a month-to-month basis. Total square footage of this one story building is approximately 2500.

     Administrative Office is located at 802 Alder Street, Sumner, Washington. This two story facility houses the data processing center and administrative offices on the ground floor, with meeting rooms, storage and lunchroom on the upper level. The Bank of Sumner owns this building which has approximately 5000 square feet.

     Employees. As of August 1, 1998, Bank of Sumner employed 41 full-time and 9 part-time employees. Bank of Sumner provides a variety of benefits to its employees and believes employee relations are good. Bank of Sumner's employees are not parties to any collective bargaining agreement. Valley Bancorporation does not directly employ anyone.

     Legal Proceedings. Valley Bancorporation is not presently involved in any legal proceedings which management believes to be material to its financial condition or results of operations. As the nature of Bank of Sumner's business involves providing certain financial services, the collection of loans and the enforcement and validity of mortgages and other liens, Bank of Sumner is a party in various legal proceedings (such as garnishment proceedings) which may be considered as arising in the ordinary course of its business.

     Financial and other detailed information relating to Bank of Sumner is set forth in Appendix D.

VALLEY YEAR 2000 ISSUES

     The century date change for the Year 2000 is a serious issue that may impact virtually every organization, including Valley. Many software programs are not able to recognize the Year 2000, since most programs and systems were designed to store calendar years in the 1900s by assuming the "19" and storing only the last two digits of the year. The problem is especially important to financial institutions since many transactions, such as interest accruals and payments, are date sensitive, and because the Bank of Sumner interacts with numerous customers, vendors and third party service providers who must also address the Year 2000 issue. The problem is not limited to computer systems. Year 2000 issues will potentially affect every system that has an embedded microchip, such as automated teller machines, elevators and vaults.

     Valley is committed to addressing these Year 2000 issues in a prompt and responsible manner, and it has dedicated the resources to do so. Management has completed an assessment of Valley's and the Bank of Sumner's automated systems and has implemented a program consistent with applicable regulatory guidelines, to complete all steps necessary to resolve identified issues. Valley's compliance program has several phases, including (1) project management; (2) assessment; (3) testing; and (4) remediation and implementation. Valley has formed a Year 2000 compliance committee consisting of senior management and the data processing manager and senior operations officer. A Year 2000 compliance plan has been developed and regular committee meetings have been held to discuss the process, assign tasks, determine priorities and monitor progress. The committee reports to Valley's Board monthly.

     All of Valley's and the Bank of Sumner's computer equipment, mission-critical software programs, and primary software providers have been identified and assessed. Third party providers of mission-critical software have been contacted as necessary. Valley will continue to monitor and work with these vendors. The Bank of Sumner has also identified, and begun working with, its significant borrowers to assess the extent to which they may be affected by Year 2000 issues.

     Updating and testing of Valley's and the Bank of Sumner's automated systems is currently underway, and Valley anticipates that all testing will be complete by December 31, 1998. Upon completion, Valley will be able to identify any internal computer systems that remain non-compliant.

     The total financial effect that Year 2000 issues will have on Valley cannot be predicted with any certainty at this time. In fact, in spite of all efforts being made to rectify these problems, the success of Valley's efforts will not be known until the Year 2000 actually arrives. However, based on its assessment to date, Valley does not believe that expenses related to meeting Year 2000 challenges will have a material effect on the operations or financial condition of Valley or the Bank of Sumner. Year 2000 challenges facing vendors of mission-critical software and systems, and facing bank customers, could have a material effect on the operations or financial condition of Valley, to the extent such parties are materially affected by such challenges.

                           SUPERVISION AND REGULATION

INTRODUCTION

     The following generally refers to certain statutes and regulations affecting the banking industry. These references are only intended to provide brief summaries and therefore, are not complete and are qualified by the statutes and regulations referenced. In addition, due to the numerous statutes and regulations which apply to and regulate the operation of the banking industry, many are not referenced below.

                             THE HOLDING COMPANIES

GENERAL

     Frontier and Valley are bank holding companies by virtue of their respective ownership of Frontier Bank and Bank of Sumner, and are registered as such with the Federal Reserve. As bank holding companies, Frontier and Valley are subject to the Bank Holding Company Act of 1956, as amended (the "BHCA"), which governs and subjects each of them and their respective subsidiaries to supervision and examination by the Federal Reserve. Under the BHCA, Frontier and Valley file with the Federal Reserve annual reports of their operations and such additional information as the Federal Reserve may require.

BANK HOLDING COMPANY STRUCTURE

     In general, the BHCA limits bank holding company business to owning or controlling banks and engaging in other banking-related activities. Certain recent legislation designed to expand interstate branching and relax federal restrictions on interstate banking may expand opportunities for bank holding companies (see below under "Regulation of Banking Subsidiaries -- Recent Federal Legislation -- Interstate Banking and Branching").

     Federal Reserve Regulation. Bank holding companies must obtain the Federal Reserve's approval before they: (1) acquire direct or indirect ownership or control of any voting shares of any bank if, after such acquisition, they would own or control, directly or indirectly, more than 5% of the voting shares of such bank; (2) merge or consolidate with another bank holding company; and (3) acquire substantially all of the assets of any additional banks. Until September 1995, the BHCA also prohibited bank holding companies from acquiring any such interest in any bank or bank holding company located in a state other than the state in which the bank holding company was located, unless the laws of both states expressly authorized the acquisition. Now, subject to certain state restrictions, such as age and contingency laws, a bank holding company that is adequately capitalized and adequately managed may acquire the assets of an out-of-state bank.

     Control of Nonbanks. With certain exceptions, the BHCA also prohibits bank holding company from acquiring direct or indirect ownership or control of voting shares in any company other than a bank or a bank holding company unless the Federal Reserve finds the company's business to be incidental to the business of banking. When making this determination, the Federal Reserve in part considers whether allowing a bank holding company to engage in those activities would offer advantages to the public that would outweigh possible adverse effects.

     The Economic Growth and Regulatory Paperwork Reduction Act of 1996 ("Economic Growth Act") amended the BHCA to eliminate the requirement that a bank holding company seek Federal Reserve approval before engaging de novo in permissible nonbanking activities, if the holding company is well capitalized and meets certain other criteria specified in the same statute. A bank holding company meeting the specifications is now required only to notify the Federal Reserve within 10 business days after the activity has begun.

     Control Transactions. The Change in Bank Control Act of 1978, as amended, requires a person or group of persons acquiring "control" of a bank holding company to provide the FRB with at least 60 days' prior written notice of the proposed acquisition. Following receipt of this notice, the Federal Reserve has 60 days to issue a notice disapproving the proposed acquisition, but the Federal Reserve may extend this time period for up to another 30 days. An acquisition may be completed before the disapproval period expires if the Federal Reserve issues written notice of its intent not to disapprove the action. Under a rebuttable presumption established by the Federal Reserve, the acquisition of 10% or more of a class of voting stock of a bank holding company with a class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended ("Exchange Act") would, under the circumstances set forth in the presumption, constitute the acquisition of control. In addition, any "company" would be required to obtain the approval of the Federal Reserve under the BHCA before acquiring 25% (5% if the "company" is a bank holding company) or more of the outstanding shares of Frontier, or otherwise obtain control over Frontier.

TRANSACTIONS WITH AFFILIATES

     Frontier and its subsidiaries, and likewise Valley and Bank of Sumner, are deemed affiliates within the meaning of the Federal Reserve Act, and transactions between affiliates are subject to certain restrictions. Generally, Sections 23A and 23B of the Federal Reserve Act: (1) limit the extent to which the financial institution or its subsidiaries may engage in "covered transactions" with an affiliate, as defined, to an amount equal to 10% of such institution's capital and surplus and an aggregate limit on all such transactions with all affiliates to an amount equal to 20% of such capital and surplus, and (2) require all transactions with an affiliate, whether or not "covered transactions," to be on terms substantially the same, or at least as favorable to the institution or subsidiary, as those provided to non-affiliate. The term "covered transaction" includes the making of loans, purchase of assets, issuance of a guarantee and other similar type of transactions.

REGULATIONS OF MANAGEMENT

     Federal law: (1) sets forth the circumstances under which officers or directors of a financial institution may be removed by the institution's federal supervisory agency; (2) places restraints on lending by an institution to its executive officers, directors, principal stockholders, and their related interests; and (3) prohibits management personnel from serving as a director or in other management positions of another financial institution whose assets exceed a specified amount or which has an office within a specified geographic area.

FIRREA

     The Financial Institution Reform, Recovery and Enforcement Act of 1989 ("FIRREA") became effective on August 9, 1989. Among other things, this far-reaching legislation (1) phased in significant increases in the FDIC insurance premiums paid by commercial banks; (2) created two deposit insurance pools within the FDIC, one to insure commercial bank and savings bank deposits and the other insure savings association deposits; (3) for the first time, permitted bank holding companies to acquire healthy savings associations; (4) permitted commercial banks that meet certain housing-related asset requirements to secure advances and other federal services from their local Federal Home Loan Banks; and (5) greatly enhanced the regulators' enforcement powers by removing procedural barriers and sharply increasing the civil and criminal penalities for violating statutes and regulations.

TIE-IN ARRANGEMENTS

     Frontier, Valley and their subsidiaries, are prohibited from engaging in certain tie-in arrangements in connection with any extension of credit, sale or lease of property or furnishing of services. For example, with certain exceptions, neither Frontier, Valley nor their subsidiaries may condition an extension of credit on either (1) a requirement that the customer obtain additional services provided by it or (2) an agreement by the customer to refrain from obtaining other services from a competitor. Effective April 1997, the Federal Reserve has adopted significant amendments to its anti-tying rules that: (1) remove Federal Reserve-imposed anti-tying restrictions on bank holding companies and their non-bank subsidiaries; (2) create exemptions from the statutory restriction on bank tying arrangements to allow banks greater flexibility to package products with their affiliates; and (3) establish a safe harbor from the tying restrictions for certain foreign transactions. These amendments are designed to enhance competition in banking and nonbanking products and allow banks and their affiliates to provide more efficient a lower-cost service to customers. However, the impact of the amendments on Frontier, Valley and their subsidiaries is unclear at this time.

STATE LAW RESTRICTIONS

     As corporations chartered under the laws of the State of Washington, Frontier and Valley may be subject to certain limitations and restrictions as provided under applicable Washington corporate laws.

SECURITIES REGISTRATION AND REPORTING

     The Frontier Common Stock is registered as a class with the SEC under the Securities Act and thus is subject to the periodic reporting and proxy solicitation requirements and the insider-trading restrictions of that Act. The periodic reports, proxy statements, and other information filed by Frontier under that Act can be inspected and copied at or obtained from the Washington, D.C., office of the SEC. In addition, the securities issued by Frontier are subject to the registration requirements of the Securities Act and applicable state securities laws unless exemptions are available.

                                   THE BANKS

GENERAL

     Applicable federal and state statutes and regulations governing a bank's operations relate, among other matters, to capital requirements, required reserves against deposits, investments, loans, legal lending limits, certain interest rates payable, mergers and consolidations, borrowings, issuance of securities, payment of dividends (see below), establishment of branches, and dealings with affiliated persons. The FDIC has authority to prohibit banks under their supervision from engaging in what they consider to be an unsafe and unsound practice in conducting their business.

     Frontier Bank and the Bank of Sumner are state-chartered commercial banks subject to extensive regulation and supervision by the Washington Department of Financial Institutions Division of Banks ("DFI"). Frontier Bank and the Bank of Sumner (the "Banks") are also subject to regulation and examination by the FDIC, which insures their respective deposits to the maximum extent permitted by law. The federal laws that apply to the Banks regulate, among other things, the scope of their business, their investments, their reserves against deposits, the timing of the availability of deposited funds and the nature and amount of and collateral for loans. The laws and regulations governing the Banks generally have been promulgated to protect depositors and not to protect stockholders of such institutions or their holding companies.

     The Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") requires federal banking regulators to adopt regulations or guidelines in a number of areas to ensure bank safety and soundness, including: internal controls; credit underwriting; asset growth; management compensation; ratios of classified assets to capital; and earnings. FDICIA also contains provisions which are intended to change independent auditing requirements; restrict the activities of state-chartered insured banks; amend various consumer banking laws; limit the ability of "undercapitalized banks" to borrow from the Federal Reserve's discount window; and require regulators to perform periodic on-site bank examinations and set standards for real estate lending.

LOANS-TO-ONE BORROWER

     Each of the Banks is subject to limitations on the aggregate amount of loans that it can make to any one borrower, including related entities. Applicable regulations generally limit loans-to-one borrower to 20% of unimpaired capital. Each of the Banks is in compliance with applicable loans-to-one borrower requirements.

FDIC INSURANCE

     Generally, customer deposit accounts in banks are insured by the FDIC for up to a maximum amount of $100,000. The FDIC has adopted a risk-based insurance assessment system under which depository institutions contribute funds to the BIF and/or the SAIF, as applicable, based on their risk classification.

     In September of 1996, the Deposit Insurance Funds Act of 1996 ("Funds Act") was enacted. The Funds Act provided, among other things, for the recapitalization of the SAIF through a special assessment on all depository institutions that hold SAIF insured deposits. The one-time assessment was designed to place the SAIF at its 1.25 reserve ratio goal.

     The Funds Act, for the three-year period beginning in 1997, subjects BIF insured deposits to a Financing Corporation ("FICO") premium assessment on domestic deposits at one-fifth the premium rate (approximately 1.3 basis points) imposed on SAIF insured deposits (approximately 6.5 basis points). Beginning in the year 2000, BIF insured institutions will be required to pay the FICO obligations on a pro-rata basis with all thrift institutions; annual assessments are expected to equal approximately 2.4 basis points until 2017, to be phased out completely by 2019.

     Until further action by the FDIC, BIF premiums will be maintained at their current level. Accordingly, institutions in the lowest risk category will continue to pay no premiums, and other institutions will be assessed based on a range of rates, with those in the highest risk category paying 27 cents for every $100 of BIF insured deposits. Rates in the SAIF assessment schedule, previously ranging from 4 to 31 basis points, have been adjusted by 4 basis points to a range of 0 to 27 basis points.

     The Funds Act provides for the merger of the BIF and SAIF on January 1, 1999, only if no thrift institutions exist on that date. It is expected that Congress will continue to address comprehensive legislation on the merger of the funds and elimination of the thrift charter.

     The FDIC may terminate the deposit insurance of any insured depository institution if it determines after a hearing that the institution has engaged or is engaging in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations, or has violated any applicable law. The insurance may be terminated permanently, if the institution has no tangible capital. If deposit insurance is terminated, the accounts at the institution at the time of the termination, less subsequent withdrawals, will continue to be insured for a period of six months to two years, as determined by the FDIC.

CAPITAL REQUIREMENTS

     Capital Adequacy Requirements. The Federal Reserve and the FDIC (collectively, the "Agencies") have adopted risk-based capital guidelines for banks and bank holding companies that are designed to make regulatory capital requirements more sensitive to differences in risk profiles among banks and bank holding companies and account for off-balance sheet items. The guidelines are minimums, and the federal regulators have noted that banks and bank holding companies contemplating significant expansion programs should not allow expansion to diminish their capital ratios and should maintain ratios in excess of the minimums. Failure to achieve and maintain adequate capital levels may give rise to supervisory action through the issuance of a capital directive to ensure the maintenance of required capital levels.

     The current guidelines require all federally-regulated banks to maintain a minimum risk-based total capital ratio equal to 8%, of which at least 4% must be Tier 1 capital. Tier 1 capital includes common shareholders' equity, qualifying perpetual preferred stock, and minority interests in equity accounts of consolidated subsidiaries, but excludes goodwill and most other intangibles and the allowance for loan and lease losses. Tier 2 capital includes the excess of any preferred stock not included in Tier 1 capital, mandatory convertible securities, hybrid capital instruments, subordinated debt and intermediate term-preferred stock, 20% of unrealized gain of equity securities, and general reserves for loan and lease losses up to 1.25% of risk-weighted assets. Neither of the Banks have received any notice indicating that it will be subject to higher capital requirements.

     Under these guidelines, banks' assets are given risk-weights of 0%, 20%, 50% or 100%. Most loans are assigned to the 100% risk category, except for first mortgage loans fully secured by residential property and, under certain circumstances, residential construction loans (both carry a 50% rating). Most investment securities are assigned to the 20% category, except for municipal or state revenue bonds (which have a 50% rating) and direct obligations of or obligations guaranteed by the United States Treasury or United States Government Agencies (which have a 0% rating).

     The Agencies have also implemented a leverage ratio, which is equal to Tier 1 capital as a percentage of average total assets less intangibles, to be used as a supplement to the risk-based guidelines. The principal objective of the leverage ratio is to limit the maximum degree to which a bank may leverage its equity capital base. The minimum required leverage ratio for top-rated institutions is 3%, but most institutions are required to maintain an additional cushion of at least 100 to 200 basis points. Any institution operating at or near the 3% level is expected to be a strong banking organization without any supervisory, financial or operational weaknesses or deficiencies. Any institutions experiencing or anticipating significant growth would be expected to maintain capital ratios, including tangible capital positions, well above the minimum levels.

     Prompt Corrective Action. Regulations adopted by the Agencies as required by FDICIA impose even more stringent capital requirements. The FDIC and other Agencies must take certain "prompt corrective action" when a bank fails to meet capital requirements. The regulations establish and define five capital levels:
(1) "well-capitalized," (2) "adequately capitalized," (3) "undercapitalized,"
(4) "significantly undercapitalized" and (5) "critically undercapitalized." To qualify as "well-capitalized," an institution must maintain at least 10% total risk-based capital, 6% Tier 1 risk-based capital, and a leverage ratio of no less than 5%. Increasingly severe restrictions are imposed on the payment of dividends and management fees, asset growth and other aspects of the operations of institutions that fall below the category of being "adequately capitalized" (which requires at least 8% total risk-based capital, 4% Tier 1 risk-based capital, and a leverage ratio of at least 4%). Undercapitalized institutions are required to develop and implement capital plans acceptable to the appropriate federal regulatory agency. Such plans must require that any company that controls the undercapitalized institution must provide certain guarantees that the institution will comply with the plan until it is adequately capitalized. As of the date of this Prospectus/Proxy statement, neither Frontier, Valley, nor their respective subsidiaries were subject to any regulatory order, agreement, or directive to meet and maintain a specific capital level for any capital measure.

                             LIQUIDITY REQUIREMENTS

RESTRICTIONS ON CAPITAL DISTRIBUTIONS

     Dividends paid to Frontier by its subsidiaries are the material source of Frontier's cash flow. Likewise, dividends paid to Valley by Bank of Sumner are the material source of Valley's cash flow. Various federal and state statutory provisions limit the amount of dividends Frontier's and Valley's banking subsidiaries are permitted to pay to Frontier and Valley, respectively, without regulatory approval. Federal Reserve policy further limits the circumstances under which bank holding companies may declare dividends. For example, a bank holding company should not continue its existing rate of cash dividends on its common stock unless its net income is sufficient to fully fund each dividend and its prospective rate of earnings retention appears consistent with its capital needs, asset qualify, and overall financial condition.

     If, in the opinion of the applicable federal banking agency, a depository institution under its jurisdiction is engaged in or is about to engage in an unsafe or unsound practice (which, depending on the financial condition of the institution, could include the payment of dividends), the agency may require, after notice and hearing, that such institution cease and desist from such practice. In addition, the Federal Reserve and the FDIC have issued policy statements which provide that insured banks and bank holding companies should generally pay dividends only out of current operating earnings.

     Under Washington law, the Banks may not declare or pay a cash dividend on their capital stock if it would cause its net worth to be reduced below (1) the amounts required for liquidation accounts or (2) the net worth requirements, if any, imposed by the Director of DFI. Dividends on Frontier Bank's capital stock may not be paid in an aggregate amount greater than the aggregate retained earnings of Frontier Bank, without the approval of DFI.

FEDERAL RESERVE SYSTEM

     The Federal Reserve requires all depository institutions to maintain reserves against their transaction accounts (primarily checking accounts) and non-personal time deposits. Currently, reserves of 3% must be maintained against total transaction accounts of $49.8 million or less (after a $4.2 million exemption), and an initial reserve of 10% (subject to adjustment by the Federal Reserve to a level between 8% and 14%) must be maintained against that portion of total transaction accounts in excess of such amount. Both of the Banks are in compliance with applicable requirements.

     The balances maintained to meet the reserve requirements imposed by the Federal Reserve may be used to satisfy applicable liquidity requirements. Because required reserves must be maintained in the form of vault cash or a non-interest-bearing account at a Federal Reserve Bank, the effect of this reserve requirement is to reduce the earning assets of Frontier and Valley's banking subsidiaries.

RECENT FEDERAL LEGISLATION

     Interstate Banking and Branching: The Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 ("Interstate Act") generally permits nationwide interstate banking and branching by relaxing federal law restrictions on interstate banking and providing general authorization for interstate branching. Subject to certain state laws, such as age and contingency laws, the Interstate Act allows adequately capitalized and adequately managed bank holding companies to purchase the assets of out-of-state banks). Additionally, since June 1, 1997, the Interstate Act permits interstate bank mergers, subject to these state laws, unless the home state of either merging bank has "opted-out" of these provisions by enacting "opt-out" legislation. The Interstate Act does allow states to impose certain conditions on interstate bank mergers within their borders; for example, states may require that the in-state merging bank exist for up to five years before the interstate merger. Under the Interstate Act, states may also "opt-in" to de novo branching, allowing out-of-state banks to establish de novo branches within the state.

     In 1996, Washington enacted "opting in" legislation authorizing interstate mergers pursuant to the Interstate Act. Accordingly, as of June 6, 1996, an out-of-state bank holding company may now acquire more than 5% of the voting shares of a Washington-based bank, regardless of reciprocity, provided such bank or its predecessor has been doing business for at least five years prior to the acquisition. Further, an out-of-state bank may engage in banking in Washington if the requirements of Washington's interstate banking statute are met, and the bank either (1) was lawfully engaged in banking in Washington on June 6, 1996,
(2) resulted from an interstate combination pursuant to Washington law, (3) resulted from a relocation of a head office of a state bank or a main office of a national bank pursuant to federal law, or (4) resulted from the establishment of a savings bank branch in compliance with applicable Washington law. Additionally, the Director of the Division may approve interstate combinations if the basis for such approval does not discriminate against out-of-state banks, out-of-state holding companies, or their subsidiaries.

     The Agencies recently adopted regulations, under which banks are prohibited from using their interstate branches primarily for deposit production. The Agencies have accordingly implemented a loan-to-deposit ratio screen to ensure compliance with this prohibition.

     Regulatory Improvement. In 1994, Congress enacted the Community Development and Regulatory Improvement Act ("Regulatory Improvement Act"), with the intent of, among other things, reducing the regulatory burden on financial institutions. This Act is intended to streamline certain regulatory procedures and relax certain regulatory compliance requirements. In addition, the Regulatory Improvement Act specifically directs each federal banking agency to review and streamline its regulations and written supervisory policies.

REGULATORY ENFORCEMENT AUTHORITY

     The enforcement powers available to federal banking regulators are substantial and include, among other things, the ability to assess civil monetary penalties, to issue cease-and-desist or removal orders and to initiate injunctive actions against banking organizations and institution-affiliated parties, as defined. In general, enforcement actions must be initiated for violations of laws and regulations and unsafe or unsound practices. Other actions, or inactions, may provide the basis for enforcement action, including misleading or untimely reports filed with regulatory authorities. Applicable law also requires public disclosure of final enforcement actions by the federal banking agencies.

           VOTING SECURITIES OF VALLEY AND PRINCIPAL HOLDERS THEREOF

     The following table sets forth, as of the Record Date, information as to the shares of Valley Common Stock beneficially owned by each person who, to the knowledge of Valley, is the owner of more than 5% of the outstanding shares of Valley Common Stock, by each director of Valley, by the Chief Executive Officer of Valley, and by all executive officers and directors of Valley as a group.

                                                      NUMBER OF SHARES       PERCENT OF SHARES
                       NAME                         BENEFICIALLY OWNED(1)       OUTSTANDING
                       ----                         ---------------------    -----------------
Basil Anton.......................................          48,741                  5.29%
Joe. E. Corliss...................................          25,979                  2.82%
Michael Corliss...................................         164,754                 17.90%
Judd. T. Dockery..................................           8,788                     *
Linda A. Dryden...................................          36,414                  3.96%
Patrick Duffy, Jr.................................          16,004                  1.74%
Edward Hansen.....................................          19,994                  2.17%
Dale H. Nicholson.................................          37,558                  4.08%
Kinuyo Ota........................................          43,471                  4.72%
Richard D. Thomson................................          12,106                  1.31%
Directors and Executive Officers, as a
  group(12).......................................         432,210                 46.95%

---------------
 *  Less than 1%

(1) In accordance with Rule 13d-3 under the Exchange Act, a person is deemed to be the beneficial owner, for purposes of this table, of any share of Valley Common Stock if he or she has voting and/or investment power with respect to such security. The table includes shares owned by spouses, other immediate family members in trust, shares held in retirement accounts or funds for the benefit of the named individuals, and other forms or ownership, over which shares the persons named in the table possess voting and/or investment power. The amounts shown also include 5,250 shares of Valley Common Stock which each indicated individual has the right to acquire within 60 days of the Valley Record Date through the exercise of stock options granted pursuant to Valley's stock option plans.

                     DESCRIPTION OF FRONTIER CAPITAL STOCK

     Frontier is authorized to issue 50,000,000 shares of Common Stock and 10,000,000 shares of preferred stock, no par value per share. Frontier Common Stock is listed for trading on the Nasdaq National Market under the symbol "FTBK." Each share of Frontier Common Stock has the same relative rights and is identical in all respects with every other share of Frontier Common Stock. The following summary is not a complete description of the applicable provisions of the Frontier Articles of Incorporation and Bylaws or of applicable statutory or other law, and is qualified in its entirety by reference thereto. See "WHERE YOU CAN FIND MORE INFORMATION."

COMMON STOCK

     Voting Rights. The holders of Frontier Common Stock possess exclusive voting rights in Frontier. Each holder of Frontier Common Stock is entitled to one vote for each share held of record on all matters submitted to a vote of holders of Frontier Common Stock. Holders of shares of Frontier Common Stock are not entitled to cumulate votes for the election of directors.

     Dividends. The holders of Frontier Common Stock are entitled to such dividends as the Frontier Board may declare from time to time out of funds legally available therefor. Dividends from Frontier depend upon the receipt by Frontier of dividends from its subsidiaries because Frontier has no source of income other than dividends from its subsidiaries.

     Liquidation. In the event of liquidation, dissolution or winding up of Frontier, the holders of shares of Frontier Common Stock are entitled to share ratably in all assets remaining after payment of all debts and other liabilities of Frontier.

     Other Characteristics. Holders of Frontier Common Stock do not have any preemptive, conversion or other subscription rights with respect to any additional shares of Frontier Common Stock which may be issued. Therefore, the Board of Directors of Frontier may authorize the issuance and sale of shares of common stock of Frontier without first offering them to existing shareholders of Frontier. Frontier Common Stock is not subject to any redemption or sinking fund provisions. The outstanding shares of Frontier Common Stock are, and the shares to be issued in the Merger will be, fully paid and non-assessable.

PREFERRED STOCK

     Frontier's Articles of Incorporation authorize the Board of Directors of Frontier to issue from time to time one or more series of preferred stock with such designations and preferences, relative, participating, optional and other special rights and qualifications, limitations and restrictions thereon, as permitted by law and as fixed from time to time by resolution of the Board of Directors. Because of its broad discretion with respect to the creation and issuance of any series of preferred stock without shareholder approval, the Board of Directors could adversely affect the voting power of the holders of common stock, and by issuing shares of preferred stock with certain voting, conversion and/or redemption rights, could discourage any attempt to obtain control of Frontier in any transaction not approved by the Board of Directors of Frontier. As of the Record Date, there are no outstanding shares of preferred stock of Frontier.

                       COMPARISON OF SHAREHOLDERS' RIGHTS

     Frontier is incorporated under the laws of the State of Washington and, accordingly, the rights of Frontier's shareholders are governed by Frontier's Articles of Incorporation, Bylaws and the WBCA. Valley is incorporated under the laws of the State of Washington and, accordingly, the rights of Valley's shareholders are governed by Valley's Articles of Incorporation, Bylaws and the WBCA.

     Upon consummation of the Merger, shareholders of Valley will become shareholders of Frontier and, as such, their rights will be governed by Frontier's Articles of Incorporation, Bylaws and the WBCA. The following is a summary of material differences between the rights of a Frontier shareholder under Frontier's Articles of Incorporation and Bylaws, and the rights of a Valley shareholder under Valley's Articles of Incorporation and Bylaws. This discussion is not intended to be a complete statement of the differences affecting the rights of shareholders and is qualified in its entirety by reference to governing law and the articles of incorporation and bylaws of each corporation. See "WHERE YOU CAN FIND MORE INFORMATION."

SIZE OF BOARD OF DIRECTORS

     Frontier. Frontier's Articles of Incorporation provide that its Board of Directors shall consist of not less than five nor more than 25 directors. The Bylaws of Frontier provide that the Board of Directors may change the authorized number of directors within the stated range. Changes in the size of the range may be made by an amendment to Frontier's Articles of Incorporation, which must be approved by at least a majority of the outstanding shares entitled to vote. The current number of directors is set at fourteen.

     Valley. Valley's Articles of Incorporation provide that its Board of Directors shall consist of not less than five nor more than 11 directors. The Bylaws of Valley provide that the Board of Directors may change the authorized number of directors within the stated range. Changes in the size of the range may be made by amendment to Valley's Articles of Incorporation, which must be approved by at least a majority of the outstanding shares entitled to vote. The current number of directors is set at ten.

CLASSIFIED BOARD OF DIRECTORS

     Frontier. Frontier's Articles of Incorporation provide for a Board of Directors divided into three classes, with members of each class of directors being elected for a term of three years. A classified board is one in which a certain number, but not all, of the directors are elected on a rotating basis each year. This method of electing directors makes a change in the composition of the Board of Directors, and a potential change in control of a corporation, a lengthier and more difficult process. Since the terms of only one-third of the incumbent directors expire each year, there must be at least two annual elections for the shareholders to change a majority of the directors.

     Valley. Valley's Articles of Incorporation also provide for a Board of Directors divided into three classes, with members of each class of directors being elected for a term of three years.

CUMULATIVE VOTING

     Frontier. Frontier's Articles of Incorporation eliminate cumulative voting. Cumulative voting entitles each shareholder to cast a number of votes in the election of directors equal to the number of such shareholder's shares of common stock multiplied by the number of directors to be elected and to distribute such votes among one or more of the nominees to be elected. The absence of cumulative voting rights limits the ability of minority shareholders to obtain representation on the Frontier Board.

     Valley. Valley's Articles of Incorporation also eliminate cumulative voting.

REMOVAL OF DIRECTORS

     Frontier. Frontier's Articles of Incorporation provide that any director or the entire Board of Directors may be removed by the shareholders only for cause and only by a vote of the holders of at least two-thirds of the shares then entitled to vote at such meeting. The requirement that directors may be removed only for cause and only upon an two-thirds vote makes it difficult for a person or entity immediately to acquire control of the Frontier Board through the removal of existing directors and the election of such person's or entity's nominees to fill the newly created vacancies.

     Valley. Valley's Articles of Incorporation provide that directors may be removed from office without cause by the affirmative vote of the holders of two-thirds or more of the shares entitled to vote. Valley directors may be removed for cause by a vote of a majority of the shareholders entitled to vote.

VACANCIES ON THE BOARD OF DIRECTORS

     Frontier. The Articles of Incorporation of Frontier provide that any vacancy on the Board of Directors may be filled by the affirmative vote of a majority of the remaining directors, and any director so appointed is to hold office for a term expiring at the annual meeting of shareholders at which the term of the class to which the director has been chosen expires.

     Valley. Valley's Bylaws provide that any vacancy on the Board of Directors may be filled by the affirmative vote of a majority of the remaining directors.

SPECIAL MEETINGS OF SHAREHOLDERS AND ACTION WITHOUT A MEETING

     Frontier. The Bylaws of Frontier provide that special meetings of shareholders may be called by the President, the Board of Directors or at the request of shareholders holding 10% of all the outstanding shares of Frontier. This restriction on the calling of special shareholders' meetings may deter hostile takeovers of Frontier by making it more difficult for a person or entity to obtain immediate control of Frontier between one annual meeting and the next.

     Valley. The Bylaws of Valley provide that special meetings of shareholders may be called by the President, the Chairman of the Board, a majority of the Board of Directors or shareholders holding 10% of the shares entitled to vote at the meeting.

APPROVAL OF MERGERS, CONSOLIDATIONS, SALE OF SUBSTANTIALLY ALL ASSETS AND DISSOLUTION

     Frontier. Pursuant to the WBCA, a plan of merger or share exchange must be recommended for approval by the board of directors and approved by holders of each voting group entitled to vote separately on the plan by two-thirds of all the votes entitled to be cast on the plan by that voting group. Action by the shareholders of the surviving corporation on a plan of merger is not required if certain conditions are met.

     Valley. The requirements of Valley to approve a merger or share exchange are the same as those applicable to Frontier. In addition, Valley's Articles of Incorporation require the Valley Board to consider all relevant factors in addition to the amount of consideration to be paid when evaluating certain business combinations or a tender or exchange offer, including the social and economic effects of the transaction on the community and on Valley's depositors, borrowers, employees, suppliers and other constituents.

INDEMNIFICATION OF OFFICERS AND DIRECTORS AND LIMITATION OF LIABILITY

     Frontier. Pursuant to Frontier's Bylaws, Frontier will, to the fullest extent permitted by the WBCA, indemnify the directors and officers of Frontier for expenses, judgments, fines and amounts paid in settlement incurred by such person in connection with any action, suit or proceeding by reason of the fact that such person is or was a director or officer of Frontier. The Board of Directors of Frontier may approve indemnification of any other person which Frontier has the power to indemnify under the WBCA. Frontier's Articles of Incorporation provide that the directors of Frontier shall not be personally liable for monetary damages to Frontier for conduct as directors, except for liabilities that involve intentional misconduct by the director, a knowing violation of law by the director, conduct violating provisions of the WBCA relating to unlawful distributions by Frontier, or any transaction from which the director will personally receive a benefit in money, property or services to which the director is not legally entitled. This provision might, in certain instances, discourage or deter shareholders or management from bringing a lawsuit against directors for a breach of their duties even though such an action, if successful, might have benefited Frontier.

     Valley. Valley's Articles of Incorporation provide that no director or director who is simultaneously both an officer and director ("officer-director") shall be personally liable to Valley for monetary damages for conduct as a director or officer-director, unless the conduct is finally adjudged to be egregious conduct. "Finally adjudged" means stated in a judgement based upon clear and convincing evidence by a court having jurisdiction, from which there is no further right to appeal. "Egregious conduct" means an act or omission that involves intentional misconduct or a knowing violation of law, conduct violating section 23B.08.310 of the WBCA, or participation in a transaction in which the director or officer-director personally received a benefit in money, property or services to which he or she was not legally entitled. Valley shall indemnify any director and officer-director who is, or is threatened to be made, a party to any action, suit, or proceeding, whether civil, criminal, administrative, or investigative by reason of the fact that such person is or was a director or officer-director of Valley or a subsidiary of Valley against judgements, penalties or penalty taxes, fines, settlements (even if paid or payable to Valley or its shareholders) and reasonable expenses, including attorneys' fees unless the liability and expenses were on account of conduct finally adjudged to be egregious conduct, as defined herein.

AMENDMENT OF ARTICLES OF INCORPORATION AND BYLAWS

     Frontier. Frontier's Articles of Incorporation may be amended by the vote of the holders of a majority of the outstanding shares of Frontier Common Stock. Frontier's Bylaws may be amended by a majority vote of the Board of Directors or by the holders of a majority of the outstanding shares of Frontier.

     Valley. Valley's Articles of Incorporation may be amended by a majority vote of the outstanding shares of Valley Common Stock. Valley's Bylaws may be amended, altered or repealed by a majority vote of the Valley Board or by the affirmative vote of a majority of shareholders.

POTENTIAL ANTI-TAKEOVER PROVISIONS

     Frontier. Frontier's Articles of Incorporation contain provisions that may have the effect of discouraging persons from acquiring large blocks of Frontier Common Stock or delaying or preventing a change of control in Frontier. One provision is the classification of the Frontier Board into three classes with the term on only one class expiring each year. (See "Classified Board of Directors.") Another provision in Frontier's Articles of Incorporation authorizes Frontier's Board to issue up to 10,000,000 shares of Frontier Preferred Stock in one or more series and to fix the powers and rights thereto, including dividend rights, conversion rights, redemption terms, liquidation rights and voting rights without any further vote of Frontier's shareholders. See "DESCRIPTION OF FRONTIER CAPITAL STOCK -- Preferred Stock."

     The WBCA imposes restrictions on certain transactions between a corporation and certain significant shareholders. Subject to certain exceptions, pursuant to the Fair Price Provision, a merger, share exchange, sale of assets other than in the regular course of business, or dissolution of a corporation involving an Interested Shareholder owning beneficially 20% or more of the corporation's voting securities must be approved by the holders of two-thirds of the corporation's outstanding voting securities, other than those shares held by an Interested Shareholder. This restriction does not apply if a majority of the Board of Directors, excluding Interest Directors, determine that the fair market value of the consideration received as a result of the transaction by shareholders who are not Interested Shareholders is not less than the highest consideration paid by the Interested Shareholder for the corporation's shares during the preceding two years or if the transaction is approved by a majority of directors who are not affiliated with the Interested Shareholder.

     The WBCA also prohibits a "target corporation," with certain exceptions, from engaging in certain "significant business transactions" with a person or group of persons who beneficially owns 10% or more of the voting securities of a target corporation (an "Acquiring Person") for a period of five years after the acquisition of such securities, unless the transaction or acquisition of shares is approved by a majority of the members of the target corporation's Board of Directors prior to the date of the acquisition. The significant business transactions include, among others, a merger or consolidation with, disposition of assets to or with, or issuance or redemption of stock to or from, the Acquiring Person, termination of 5% or more of the employees of the target corporation employed in the State of Washington as a result of the Acquiring Person's acquisition of 10% or more of the shares or allowing the Acquiring Person to receive any disproportionate benefit as a shareholder. Target corporations include domestic corporations with either their principal executive offices in Washington or a majority of their employees resident in Washington. Frontier currently meets these standards and is subject to these limitations.

     Valley. Valley's Articles of Incorporation contain provisions that may have the effect of discouraging persons from acquiring large blocks of Valley Common Stock or delaying or preventing a change of control of Valley. These provisions include the classification of the Valley Board into three classes with terms of only one class expiring each year (see "-- Classified Board of Directors") and requirements for the approval of certain business combinations (see "-- Approval of Mergers, Consolidations, Sale of Substantially All Assets and Dissolution").

                                 LEGAL OPINIONS

     The validity of the Frontier Common Stock to be issued in the Merger is being passed upon for Frontier by Keller Rohrback L.L.P., Seattle, Washington. Keller Rohrback L.L.P. will deliver an opinion concerning certain federal income tax consequences of the Merger.

                                    EXPERTS

     The consolidated financial statements incorporated in this Prospectus/Proxy Statement by reference from Frontier's Annual Report on Form 10-K for the year ended December 31, 1997 have been audited by Moss Adams, LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     The financial statements of Valley as of December 31, 1997, and for the year then ended, have been included in this Prospectus/Proxy Statement, in reliance upon the report of Dodd, Wing & Co., P.C., independent certified public accountants, appearing elsewhere herein, and upon the authority of such firm as experts in accounting and auditing.

     The consolidated financial statements of Valley as of December 31, 1996, and for the year then ended, have been included in this Prospectus/Proxy Statement, in reliance upon the report of Knight, Vale & Gregory, Inc., P.S., independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

                         CHANGE IN VALLEY'S ACCOUNTANTS

     On September 18, 1997, Valley's Board of Directors, on the recommendation of the audit committee, determined to change Valley's independent public accountants. This decision was made in large part due to the change of employer of Valley's lead accountant and tax accountant, and Valley's desire to continue its relationship with such persons.

     The former accountants report on the financial statements of Valley for the past two years did not contain an adverse opinion, and was not qualified or modified as to uncertainty, audit scope or accounting principles. In connection with the audits of the two most recent fiscal years preceding the engagement of Dodd, Wing & Co., P.C., there were no disagreements with the former accountants on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or such procedure which, if not resolved to the satisfaction of the former accountants, would have caused it to make reference to the subject matter of the disagreement in connection with its report.

                                 OTHER MATTERS

     The Valley Board is not aware of any business to come before the Valley Special Meeting other than those matters described above in this Prospectus/Proxy Statement. However, if any other matters should properly come before the Valley Special Meeting, it is intended that proxies in the accompanying form will be voted in respect thereof in accordance with the judgment of the person or persons voting the proxies.

                             GLOSSARY OF KEY TERMS

CEO.......................................  Chief Executive Officer.
CFAI......................................  Columbia Financial Advisors, Inc.
CFO.......................................  Chief Financial Officer.
Code......................................  Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.
Commission................................  The Securities and Exchange Commission.
Daily Sales Price of Frontier Common
  Stock...................................  The average (rounded to 4 decimals) of the daily high and low trading prices per share of Frontier Common Stock on
                                            the Nasdaq recording system, as reported in The Wall Street
                                            Journal.
DFI.......................................  Department of Financial Institutions of the State of
                                            Washington.
Dissenting Shareholder....................  A Valley shareholder who properly perfects dissenter's rights in accordance with Chapter 13 of the WBCA.
Effective Date............................  The time the closing of the Merger will be effective pursuant to the Merger Agreement.
Exchange Ratio............................  The number of shares of Frontier Common Stock that the shareholders of Valley, other than the Dissenting
                                            Shareholders, will receive for each share of Valley Common
                                            Stock upon consummation of the Merger.
FDIC......................................  Federal Deposit Insurance Corporation.
Federal Reserve...........................  The Board of Governors of the Federal Reserve System.
Frontier Average Closing Price............  The price equal to the average (rounded to 4 decimals) of each Daily Sales Price of Frontier Common Stock for the
                                            trading days beginning on and including the date of
                                            execution of the Merger, through and including the 10th day immediately preceding the Effective Date.
Frontier Board............................  Board of Directors of Frontier.
Frontier Common Stock.....................  Frontier's common stock, no par value.
Frontier..................................  Frontier Financial Corporation, a Washington Bank Holding
                                            Company.
Interested Shareholder....................  Shareholders with conflicting interests who may not be counted in certain shareholder votes as described in the
                                            WBCA 8.730(2).
Merger Agreement..........................  The Agreement and Plan of Mergers, dated as of July 30,
                                            1998, between Frontier, Valley, Frontier Bank, and Bank of
                                            Sumner.
Merger....................................  The merger of Valley with and into Frontier and the subsequent merger of the Bank of Sumner with and into
                                            Frontier Bank in accordance with the Merger Agreement.
Nasdaq....................................  The Nasdaq national market.
Prospectus/Proxy Statement................  The statement which is to be mailed to Valley and Bank of
                                            Sumner's shareholders, together with any amendments and
                                            supplements.
RCW.......................................  Revised Code of Washington.

Record Date...............................                  , 1998.
SEC.......................................  The Securities and Exchange Commission.
Securities Act............................  The Securities Act of 1933, as amended.
Special Meeting...........................  The special meetings of shareholders of Valley to be held at the time and at the place specified in the Notice of
                                            Special Meeting of Shareholders attached to the
                                            Prospectus/Proxy Statement.
Valley....................................  Valley Bancorporation, a Washington Bank Holding Company.
Valley Board..............................  Board of Directors of Valley.
Valley Common Stock.......................  Valley's common stock, par value of $1.00 per share.
WBCA......................................  The Washington Business Corporations Act.

                                                                      APPENDIX A

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                         AGREEMENT AND PLAN OF MERGERS
                                    BETWEEN
                         FRONTIER FINANCIAL CORPORATION
                                      AND
                                 FRONTIER BANK
                                      AND
                             VALLEY BANCORPORATION
                                      AND
                                 BANK OF SUMNER

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                           DATED AS OF JULY 30, 1998

                               TABLE OF CONTENTS

I. MERGERS................................................................   A-6
        1.1   The Corporate Merger........................................   A-6
        1.2   The Bank Merger.............................................   A-6
        1.3   Dissenting Shares...........................................   A-7
        1.4   Effective Date..............................................   A-7

II. CONSIDERATION.........................................................   A-7
        2.1   Exchange Consideration......................................   A-7
        2.2   Shareholder Rights; Stock Transfers.........................   A-8
        2.3   Fractional Shares...........................................   A-8
        2.4   Exchange Procedures.........................................   A-8
        2.5   Exchange Ratio/Frontier Average Daily Closing Price            A-8
              Adjustments.................................................
        2.6   Exception Shares............................................   A-8
        2.7   Reservation of Right to Revise Transaction..................   A-8
        2.8   Options.....................................................   A-9

III. ACTIONS PENDING CONSUMMATION.........................................   A-9
        3.1   Capital Stock...............................................   A-9
        3.2   Dividends, etc..............................................   A-9
        3.3   Indebtedness; Liabilities; etc..............................   A-9
        3.4   Line of Business; Operating Procedures; etc.................   A-9
        3.5   Liens and Encumbrances......................................  A-10
        3.6   Compensation; Employment Agreements; etc....................  A-10
        3.7   Benefit Plans...............................................  A-10
        3.8   Continuance of Business.....................................  A-10
        3.9   Amendments..................................................  A-10
        3.10  Claims......................................................  A-10
        3.11  Contracts...................................................  A-10
        3.12  Loans.......................................................  A-10
        3.13  Transaction Expenses........................................  A-10

IV. REPRESENTATIONS AND WARRANTIES........................................  A-11
        4.1   Valley and Bank of Sumner Representations and Warranties....  A-11
        4.2   Frontier and Frontier Bank Representations and Warranties...  A-18
V. COVENANTS..............................................................  A-20
        5.1   Best Efforts................................................  A-20
        5.2   The Proxy...................................................  A-20
        5.3   Registration Statement Compliance with Securities Laws......  A-20
        5.4   Registration Statement Effectiveness........................  A-20
        5.5   Press Releases..............................................  A-20
        5.6   Access; Information.........................................  A-20
        5.7   Registration Statement Preparation; Regulatory Applications   A-21
              Preparation.................................................
        5.8   Blue-Sky Filings............................................  A-21
        5.9   Affiliate Agreements........................................  A-21
        5.10  Certain Policies of Valley and Bank of Sumner...............  A-21
        5.11  State Takeover Law..........................................  A-21
        5.12  No Rights Triggered.........................................  A-22
        5.13  Shares Listed...............................................  A-22
        5.14  Regulatory Applications.....................................  A-22

        5.15  Regulatory Divestitures.....................................  A-22
        5.16  Current Information.........................................  A-22
        5.17  401(k) Plans................................................  A-22
        5.18  Insurance...................................................  A-22
        5.19  Appointment of Director and Advisory Board..................  A-22
        5.20  Post-Merger Actions.........................................  A-23

VI. CONDITIONS TO CONSUMMATION OF THE MERGERS.............................  A-23
        6.1   Conditions to Each Party's Obligations......................  A-23
        6.2   Conditions to Obligations of Frontier.......................  A-24
        6.3   Conditions to Obligations of Company and Bank of Sumner.....  A-24

VII. TERMINATION..........................................................  A-25
        7.1   Events of Termination.......................................  A-25
        7.2   Consequences of Termination.................................  A-26
        7.3   Termination Fee.............................................  A-26
        7.4   ACQUIROR FEE................................................  A-26

VIII. OTHER MATTERS.......................................................  A-27
        8.1   Survival....................................................  A-27
        8.2   Waiver; Amendment...........................................  A-27
        8.3   Counterparts................................................  A-27
        8.4   Governing Law...............................................  A-27
        8.5   Expenses....................................................  A-27
        8.6   Confidentiality.............................................  A-27
        8.7   Notices.....................................................  A-27
        8.8   Entire Understanding; No Third Party Beneficiaries..........  A-28
        8.9   Benefit Plans...............................................  A-28
        8.10  Headings....................................................  A-28

                         AGREEMENT AND PLAN OF MERGERS

     AGREEMENT AND PLAN OF MERGERS, dated as of the 30th day of July, 1998 (this "Plan"), is between VALLEY BANCORPORATION ("Valley"), BANK OF SUMNER, FRONTIER FINANCIAL CORPORATION ("Frontier"), and FRONTIER BANK.

                                    RECITALS

     (A) Valley. Valley is a corporation duly organized and existing in good standing under the laws of the State of Washington, with its principal executive offices located in Sumner, Washington. Valley is a registered bank holding company under the Bank Holding Company Act of 1956, as amended. As of the date of this Plan, Valley has 3,000,000 authorized shares of common stock, $1.00 par value ("Valley Common Stock"), of which 920,648 shares of Valley Common Stock are issued and outstanding, no other class of capital stock being authorized. As of the date of this Plan, Valley had 160,000 shares of Valley Common Stock reserved for issuance under director and employee stock option plans pursuant to which options covering 57,750 shares of Valley Common Stock are outstanding as of the date of this Plan.

     (B) Bank of Sumner. Bank of Sumner is a banking corporation duly organized and existing in good standing under the laws of the State of Washington. As of the date of this Plan, Bank of Sumner has 122,850 authorized shares of common stock, $10.00 par value per share ("Bank of Sumner Common Stock") (no other class of capital stock being authorized), of which 82,350 shares of Bank of Sumner Common Stock are issued and outstanding. All of the issued and outstanding shares of Bank of Sumner Common Stock are owned by Valley, the sole shareholder of Bank of Sumner. As of December 31, 1997, Bank of Sumner had capital of $9,544,645, divided into common stock of $920,648, surplus of $69,569, and undivided profits of $8,554,428.

     (C) Frontier. Frontier is a corporation duly organized and existing in good standing under the laws of the State of Washington, with its principal executive offices located in Everett, Washington. Frontier is a registered bank holding company under the Bank Holding Company Act of 1956, as amended. As of the date of this Plan, Frontier has 50,000,000 authorized shares of common stock, no par value per share ("Frontier Common Stock") (no other class of capital stock being authorized), of which 7,885,541 shares of Frontier Common Stock are issued and outstanding, and has 10,000,000 authorized shares of preferred stock, no par value per share ("Frontier Preferred Stock") (no other class of preferred stock being authorized), of which no shares of Frontier Preferred Stock are issued and outstanding.

     (D) Frontier Bank. Frontier Bank is a banking corporation duly organized and existing in good standing under the laws of the State of Washington. As of the date of this Plan, Frontier Bank has 83,029 authorized shares of common stock, $37.50 par value per share ("Frontier Bank Common Stock") (no other class of capital stock being authorized), of which 72,600 shares are issued and outstanding and owned by Frontier, the sole shareholder of Frontier Bank. As of December 31, 1997, Frontier Bank had capital of $103,347,000, divided into common stock of $2,723,000, surplus of $31,290,000 and undivided profits of $68,817,000 (including comprehensive income of $517,000).

     (E) Voting Agreement. As a condition and an inducement to Frontier's and Frontier Bank's willingness to enter into this Plan, the directors and officers of Bank of Sumner and Valley have entered into agreements in the forms attached to this Plan as Exhibit A and Exhibit B, pursuant to which, among other things, each such individual has agreed to vote his or her shares of Valley Common Stock in favor of approval of the actions contemplated by this Plan at the Meeting (as defined below) and to refrain from competing with Frontier and Frontier Bank.

     (F) Rights, Etc. Except as Previously Disclosed (as defined below) in
Schedule 4.l(C), or paragraph (A) of the Recitals to this Plan, or as authorized by this Plan: there are no shares of capital stock of Valley or Bank of Sumner authorized and reserved for issuance; neither Valley nor Bank of Sumner has any Rights (as defined below) issued or outstanding; and neither Valley nor Bank of Sumner has any commitment to authorize, issue or sell any such shares or any Rights. The term "Rights" means securities or obligations convertible into or exchangeable for, or giving any Person any right to subscribe for or acquire, or any options, calls or commitments relating to, shares of capital stock. There are no preemptive rights with respect to Valley Common Stock.

     (G) Approvals. At meetings of the respective Boards of Directors of Valley, Bank of Sumner, Frontier and Frontier Bank, each such Board has approved and authorized the execution of this Plan in counterparts.

     In consideration of their mutual promises and obligations, the Parties further agree as follows:

                                  DEFINITIONS

     (A) Definitions. Capitalized terms used in this Plan have the following meanings:

     "Acquiror Fee" has the meaning assigned to such term in Section 7.4.

     "Acquisition Proposal" has the meaning assigned to such term in Section 7.4(B).

     "Adjusted Loans" means all loans and other extensions of credit by Bank of Sumner other than (1) that portion of Small Business Administration loans or the guaranteed portions of other loans guaranteed by the U.S. Government or any of its agencies, and (2) single-family residential loans in the process of being sold.

     "Advisory Board" has the meaning assigned to such term in Section 5.19(B).

     "Appraisal Laws" has the meaning assigned to such term in Section 1.3.

     "Asset Classification" has the meaning assigned to such term in Section 4.1(T).

     "Bank Financial Reports" has the meaning assigned to such term in Section 4.1(H).

     "Bank Merger" has the meaning assigned to such term in Section 1.2.

     "Bank of Sumner" has the meaning assigned to such term in the first paragraph of this Plan.

     "Bank of Sumner Common Stock" has the meaning assigned to such term in paragraph (B) of the Recitals.

     "Business Day" means any day other than a Saturday, Sunday, or legal holiday in the State of Washington.

     "Capital" means capital stock, surplus and retained earnings determined in accordance with GAAP.

     "Code" has the meaning assigned to such term in Section 0.

     "Company" has the meaning assigned to such term in the first paragraph to this Plan.

     "Compensation and Benefit Plans" has the meaning assigned to such term in
Section 0.

     "Continuing Corporation" has the meaning assigned to such term in Section 1.1(A).

     "Control" with respect to any Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting interests, by contract, or otherwise.

     "Corporate Merger" has the meaning assigned to such term in Section 1.1.

     "Daily Sales Price" for any trading day shall be equal to the average (rounded to four decimals) of the daily high and low trading prices per share of Frontier Common Stock on the NASDAQ Stock Market reporting system, as reported in The Wall Street Journal..

     "Department" means the Department of Financial Institutions of the State of Washington.

     "Derivatives Contract" means an exchange-traded or over-the-counter swap, forward, future, option, cap, floor or collar financial contract or any other contract that (1) is not included on the balance sheet of the Holding Company Financial Reports or the Frontier Financial Reports, as the case may be, and (2) is a derivative contract (including various combinations thereof).

     "Dissenting Shares" means the shares of Valley Common Stock held by those shareholders of Valley who have timely and properly exercised their dissenters' rights in accordance with the Appraisal Laws.

     "Effective Date" has the meaning assigned to such term in Section 1.4.

     "Eligible Valley Common Stock" means shares of Valley Common Stock other than Exception Shares and Dissenting Shares.

     "Employment Agreement" shall mean Exhibit C.

     "Environmental Law" means (1) any federal, state, and/or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, legal doctrine, order, judgment, decree, injunction, requirement or agreement with any governmental entity, relating to (a) the protection, preservation or restoration of the environment (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource) or to human health or safety, or (b) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Material, in each case as amended and as now in effect, including the Federal Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the Superfund Amendments and Reauthorization Act, the Federal Water Pollution Control Act of 1972, the Federal Clean Air Act, the Federal Clean Water Act, the Federal Resource Conservation and Recovery Act of 1976 (including the Hazardous and Solid Waste Amendments thereto), the Federal Solid Waste Disposal and the Federal Toxic Substances Control Act, and the Federal Insecticide, Fungicide and Rodenticide Act, the Federal Occupational Safety and Health Act of 1970, and (2) any common law or equitable doctrine (including injunctive relief and tort doctrines such as negligence, nuisance, trespass and strict liability) that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of or exposure to any Hazardous Material.

     "ERISA" has the meaning assigned to such term in Section 0.

     "ERISA Affiliate" has the meaning assigned to such term in Section 0.

     "ERISA Plans" has the meaning assigned to such term in Section 0.

     "Exception Shares" means shares held by any of Valley's Subsidiaries or by Frontier or any of its Subsidiaries, in each case other than in a fiduciary capacity or as a result of debts previously contracted.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated under such statute.

     "Exchange Agent" has the meaning assigned to such term in Section 2.4.

     "Exchange Ratio" has the meaning assigned to such term in Section 2.1(B).

     "FDIC" means the Federal Deposit Insurance Corporation.

     "Final Capital Requirement" means a dollar amount equal to the sum of $10-million.

     "Financial Reports" has the meaning assigned to such term in Section
4.1(H).

     "Federal Reserve Board" means the Board of Governors of the Federal Reserve System.

     "Frontier" has the meaning assigned to such term in the first paragraph of this Plan.

     "Frontier Average Closing Price" means the price equal to the average (rounded to four decimals) of each Daily Sales Price of Frontier Common Stock for the trading days beginning on and including the date of execution of the Plan through and including the tenth day immediately preceding the Effective Date.

     "Frontier Bank Common Stock" has the meaning assigned to such term in paragraph (D) of the Recitals.

     "Frontier Common Stock" has the meaning assigned to such term in paragraph
(C) of the Recitals.

     "Frontier Transaction" means: (1) a merger, consolidation or similar transaction involving Frontier, where Frontier is not the corporation surviving such transaction or where a change of control of Frontier is otherwise effected,
(2) the disposition, by sale, lease, exchange or otherwise, of assets or deposits of Frontier or any of its significant subsidiaries representing in either case 25% or more of the consolidated assets or deposits of Frontier and its subsidiaries, or (3) the issuance, sale or other disposition (including by way of merger, consolidation, share exchange or any similar transaction) of securities representing 25% or more of the voting power of Frontier or any of its significant subsidiaries other than the issuance of Frontier Common Stock upon the exercise of outstanding options or the conversion of outstanding convertible securities of Frontier.

     "GAAP" means generally accepted accounting principles consistently applied.

     "Hazardous Material" means any substance presently listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, under any Environmental Law, whether by type or quantity, including any oil or other petroleum product, toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste or petroleum or any derivative or by-product thereof, radon, radioactive material, asbestos, asbestos containing material, urea formaldehyde foam insulation, lead and polychlorinated biphenyl.

     "Holding Company Financial Reports" has the meaning assigned to such term in Section 4.1(H).

     "Indemnified Party" has the meaning assigned to such term in Section Error! Reference source not found.

     "Loan/Fiduciary Property" means any property owned or controlled by Valley or any of its Subsidiaries or in which Valley or any of its Subsidiaries holds a security or other interest, and, where required by the context, includes any such property where Valley or any of its Subsidiaries constitutes the owner or operator of such property, but only with respect to such property.

     "Material Adverse Effect" means, with respect to any Party, an event, occurrence or circumstance (including (i) the making of any provisions for possible loan and lease losses, write-downs of other real estate owned and taxes, and (ii) any breach of a representation or warranty contained in this Plan by such Party) that (a) has or is reasonably likely to have a material adverse effect on the financial condition, results of operations, business or prospects of such Party and its Subsidiaries, taken as a whole, or (b) would materially impair such Party's ability to perform its obligations under this Plan or the consummation of any of the transactions contemplated by this Plan.

     "Meeting" has the meaning assigned to such term in Section 5.2.

     "Mergers" means the merger of Valley with and into Frontier, and Bank of Sumner with and into Frontier Bank.

     "Multiemployer Plans" has the meaning assigned to such term in Section 0.

     "NASDAQ" means the National Association of Securities Dealers Automated Quotations system.

     "Participation Facility" means any facility in which Valley or any of its Subsidiaries participates in the management and, where required by the context, includes the owner or operator of such facility.

     "Party" means a party to this Plan.

     "Pension Plan" has the meaning assigned to such term in Section 0.

     "Person" means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, governmental body, or other entity.

     "Plan" means this Agreement and Plan of Mergers, together with all Exhibits and Schedules annexed to, and incorporated by specific reference, as a part of this Plan.

     "Previously Disclosed" means information provided by a Party in a Schedule that is delivered by that Party to the other Party contemporaneously with the execution of this Plan.

     "Proxy Statement" has the meaning assigned to such term in Section 5.2.

     "Registration Statement" has the meaning assigned to such term in Section 5.2.

     "Regulatory Authorities" means federal or state governmental agencies, authorities or departments charged with the supervision or regulation of depository institutions or engaged in the insurance of deposits.

     "RCW" means the Revised Code of Washington, as amended.

     "Rights" has the meaning assigned to such term in paragraph (G) of the Recitals to this Plan.

     "Securities Act" means the Securities Act of 1933, as amended, together with the rules and regulations promulgated under such statute.

     "SEC" means the Securities and Exchange Commission.

     "Subsidiary" means, with respect to any entity, each partnership, limited liability company, or corporation the majority of the outstanding partnership interests, membership interests, capital stock or voting power of which is (or upon the exercise of all outstanding warrants, options and other rights would
be) owned, directly or indirectly, at the time in question by such entity.

     "Tax Returns" has the meaning assigned to such term in Section 4.1(AA).

     "Taxes" means federal, state, local or foreign income, gross receipts, windfall profits, severance, property, production, sales, use, license, excise, franchise, employment, withholding or similar taxes imposed on the income, properties or operations of the respective Party or its Subsidiaries, together with any interest, additions, or penalties with respect thereto and any interest in respect of such additions or penalties.

     "Termination Date" has the meaning assigned to such term in Section 1.4.

     "Third Party" means a person within the meaning of Sections 3(a)(9) and 13(d)(3) of the Exchange Act, excluding (1) Valley or any Subsidiary of Valley, and (2) Frontier or any Subsidiary of Frontier.

     "Triggering Event" means any one or more of the following events:

          (1) Frontier shall have authorized, recommended, publicly proposed or publicly announced an intention to authorize, recommend or propose, or entered into an agreement with any Third Party to effect a Frontier Transaction.

          (2) Any Third Party shall have acquired beneficial ownership (as such term is defined in
     Rule 13d-3 promulgated under the Exchange Act) of or the right to acquire beneficial ownership of, or any "group" (as such term is defined under the Exchange Act) shall have been formed that beneficially owns or has the right to acquire beneficial ownership of, 15% or more (or if such Third Party or group is the beneficial owner of 15% or more on the date hereof such Third Party or group acquires an additional 5% or more) of the voting power of Frontier or any of its significant subsidiaries.

          (3) Any Third Party shall have commenced (as such term is defined in Rule 14d-2 under the Exchange Act) or shall have filed a registration statement under the Securities Act with respect to, a tender offer or exchange offer to purchase any shares of Frontier Common Stock such that, upon consummation of such offer, such Third Party would own or control 20% or more of the then outstanding shares of Frontier Common Stock (such an offer being referred to herein as a "Tender Offer" or an "Exchange Offer," respectively).

          (4) Any Third Party shall have made a bona fide proposal to Frontier or its stockholders by public announcement, or by written communication that is or becomes the subject of public disclosure, to engage in an Frontier Transaction.

          (5) Any Third Party, other than in connection with a transaction to which Valley has given its prior written consent, shall have filed an application or notice with the Board of Governors of the Federal

     Reserve Board, or other federal or state bank regulatory authority, for approval to engage in an Frontier Transaction.

     "Valley Common Stock" has the meaning assigned to such term in paragraph
(A) of the Recitals.

     "Valley Option" has the meaning assigned to such term in Section 2.8.

     (B) General Interpretation. Except as otherwise expressly provided in this Plan or unless the context clearly requires otherwise, the terms defined in this Plan include the plural as well as the singular; the words "hereof," "herein," "hereunder," "in this Plan" and other words of similar import refer to this Plan as a whole and not to any particular Article, Section or other subdivision; and references in this Plan to Articles, Sections, Schedules, and Exhibits refer to Articles and Sections of and Schedules and Exhibits to this Plan. Unless otherwise stated, references to Subsections refer to the Subsections of the
Section in which the reference appears. All pronouns used in this Plan include the masculine, feminine and neuter gender, as the context requires. All accounting terms used in this Plan that are not expressly defined in this Plan have the respective meanings given to them in accordance with GAAP.

                                   I. MERGERS

     1.1 The Corporate Merger. Subject to the provisions of this Plan, on the Effective Date:

     (A) Continuing Corporation. Valley shall be merged with and into Frontier pursuant to the terms and conditions set forth herein. Upon consummation of the Corporate Merger, the separate existence of Valley shall cease and Frontier shall continue as the Continuing Corporation.

     (B) Certificate of Incorporation and Bylaws. The certificate of incorporation and bylaws of Frontier, in effect immediately prior to the Effective Date, shall become the certificate of incorporation and bylaws of the Continuing Corporation. The directors and officers of Frontier in office immediately prior to the Corporate Merger becoming effective shall be the directors and officers of the Continuing Corporation, together with such additional directors and officers as may thereafter be elected, who shall hold office until such time as their successors are elected and qualified; provided, however, that one director of Valley shall be appointed to the Board of Directors of the Continuing Corporation pursuant to Section 5.19.

     (C) Effects of the Corporate Merger. The separate existence of Valley shall cease, and Valley shall be merged with and into Frontier which, as the Continuing Corporation, shall thereupon and thereafter possess all of the assets, rights, privileges, appointments, powers, licenses, permits and franchises of the two merged corporations, whether of a public or a private nature, and shall be subject to all of the liabilities, restrictions, disabilities and duties of both Frontier and Valley.

     (D) Transfer of Assets. All rights, assets, licenses, permits, franchises and interests of Frontier and Valley in and to every type of property, whether real, personal, or mixed, whether tangible or intangible, shall be deemed to be vested in Frontier as the Continuing Corporation by virtue of the Corporate Merger becoming effective and without any deed or other instrument or act of transfer whatsoever.

     (E) Assumption of Liabilities. The Continuing Corporation shall become and be liable for all debts, liabilities, obligations and contracts of Frontier as well as those of Valley, whether the same shall be matured or unmatured; whether accrued, absolute, contingent or otherwise; and whether or not reflected or reserved against in the balance sheets, other financial statements, books of account or records of Frontier or Valley.

     1.2  The Bank Merger. As soon as practicable following the Effective Date:

     (A) The Continuing Bank. The Bank of Sumner shall be merged into Frontier Bank. Upon consummation of the Bank Merger, the separate existence of the Bank of Sumner shall cease and Frontier Bank shall survive as the Continuing Bank.

     (B) Rights, Etc. The Continuing Bank shall thereupon and thereafter possess all of the rights, privileges, immunities and franchises, of a public as well as of a private nature, of each of the institutions so merged; and all property, real, personal and mixed, and all debts due on whatever account, and all and every other interest, of or belonging to or due to each of the institutions so merged, shall be deemed to be vested in the Continuing Bank without further act or deed; and the title to any real estate or any interest therein, vested in each of such institutions, shall not revert or be in any way impaired by reason of the Bank Merger.

     (C) Liabilities. The Continuing Bank shall thenceforth be responsible and liable for all the liabilities, obligations and penalties of each of the institutions so merged, in accordance with applicable law.

     (D) Articles, Bylaws, Directors, Officers. The Articles and Bylaws of the Continuing Bank shall be those of Frontier Bank, as in effect immediately prior to the Bank Merger becoming effective. The directors and officers of Frontier Bank in office immediately prior to the Bank Merger becoming effective shall be the directors and officers of the Continuing Bank, together with such additional directors and officers as may thereafter be elected, who shall hold office until such time as their successors are elected and qualified; provided, however, that one director of Valley shall be appointed to the Board of Directors of the Continuing Bank pursuant to Section 5.19.

     1.3 Dissenting Shares. Notwithstanding anything to the contrary in this Plan, each Dissenting Share whose holder, as of the Effective Date of the Corporate Merger, has not effectively withdrawn or lost his dissenters' rights under RCW 23B.13 (the "Appraisal Laws") shall not be converted into or represent a right to receive Frontier Common Stock, but the holder of such Dissenting Share shall be entitled only to such rights as are granted by the Appraisal Laws, unless and until such holder shall have failed to perfect or shall have effectively withdrawn or lost the right to payment under the Appraisal Laws, in which case each such share shall be deemed to have been converted at the Effective Date into the right to receive Frontier Common Stock without any interest thereon. Each holder of Dissenting Shares who becomes entitled to payment for his Valley Common Stock pursuant to the provisions of the Appraisal Laws shall receive payment for such Dissenting Shares from Frontier (but only after the amount thereof shall have been agreed upon or finally determined pursuant to the Appraisal Laws).

     1.4 Effective Date. Unless the Parties agree upon another date, the "Effective Date" will be the tenth Business Day after the fulfillment or waiver of each condition precedent set forth in, and the granting of each approval (and expiration of any waiting period) required by, Article VI. If the Corporate Merger is not consummated in accordance with this Plan on or prior to April 30, 1999 (the "Termination Date"), Valley or Frontier may terminate this Plan in accordance with Article VII. On the Effective Date, Frontier and Valley shall execute and deliver to the Secretary of State of the State of Washington articles of merger in accordance with applicable law.

                               II. CONSIDERATION

     2.1 Exchange Consideration. Subject to the provisions of this Plan, on the Effective Date:

     (A) Outstanding Frontier Common Stock. The shares of Frontier Common Stock issued and outstanding immediately prior to the Effective Date shall, on and after the Effective Date, remain as issued and outstanding shares of Frontier Common Stock.

     (B) Outstanding Valley Common Stock. Each share of Eligible Company Stock issued and outstanding immediately prior to the Effective Date shall, by virtue of the Corporate Merger, automatically and without any action on the part of the holder of such share, be exchanged for the right to receive a number of shares of Frontier Common Stock equal to the Exchange Ratio. The "Exchange Ratio" shall be equal (rounded to four decimals) to:

          (i) 0.8625 if the Frontier Average Closing Price is equal to or greater than $46 and less than $56;

          (ii) the result obtained by dividing 39.6750 by the Frontier Average Closing Price if the Frontier Average Closing Price is equal to or greater than $43.86 but less than $46;

          (iii) 0.9046 if the Frontier Average Closing Price is equal to or less than $43.86;

          (iv) the result obtained by dividing $48.30 by the Frontier Average Closing Price if the Frontier Average Closing Price is equal to or greater than $56 and less than $59.07; or

          (v) 0.8177 if the Frontier Average Closing Price is equal to or greater than $59.07.

     Notwithstanding the foregoing, if a Triggering Event has occurred, each share of Eligible Valley Common Stock issued and outstanding immediately prior to the Effective Date shall be converted into the right to receive 0.8625 shares of Frontier Common Stock.

     2.2 Shareholder Rights; Stock Transfers. On the Effective Date, holders of Valley Common Stock shall cease to be, and shall have no rights as, shareholders of Valley, other than to receive the consideration provided under this Article
II. After the Effective Date, there shall be no transfers on the stock transfer books of Valley or the Continuing Corporation of the shares of Valley Common Stock that were issued and outstanding immediately prior to the Effective Date.

     2.3 Fractional Shares. Notwithstanding any other provision of this Plan, no fractional shares of Frontier Common Stock and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the Corporate Merger. Frontier shall pay to each holder of Valley Common Stock who would otherwise be entitled to a fractional share an amount in cash determined by multiplying such fraction by the Average Closing Price.

     2.4 Exchange Procedures. As promptly as practicable after the Effective Date, Frontier shall send or cause to be sent to each former shareholder of Valley of record immediately prior to the Effective Date transmittal materials for use in exchanging such shareholder's certificates for Valley Common Stock for the consideration set forth in this Article II. The certificates representing the shares of Frontier Common Stock into which shares of such shareholder's Valley Common Stock are converted on the Effective Date, any fractional share checks that such shareholder shall be entitled to receive, and any dividends paid on such shares of Frontier Common Stock for which the record date for determination of shareholders entitled to such dividends is on or after the Effective Date, will be delivered to such shareholder only upon delivery to Frontier's exchange agent (the "Exchange Agent") of the certificates representing all of such shares of Valley Common Stock (or indemnity satisfactory to Frontier and the Exchange Agent, in their judgment, if any of such certificates are lost, stolen or destroyed). No interest will be paid on any such fractional share checks or dividends to which the holder of such shares shall be entitled to receive upon such delivery. Certificates surrendered for exchange by any person constituting an "affiliate" of Valley for purposes of Rule 145 of the Securities Act shall not be exchanged for certificates representing Frontier Common Stock until Frontier has received a written agreement from such person as specified in Section 5.10.

     2.5 Exchange Ratio/Frontier Average Daily Closing Price Adjustments. In the event Frontier changes the number of shares of Frontier Common Stock issued and outstanding prior to the Effective Date as a result of a stock split, stock dividend, recapitalization or similar transaction with respect to the outstanding Frontier Common Stock and the record date therefor shall be prior to the Effective Date, the Frontier Average Daily Closing Price set forth in
Section 2.1(B) and the Exchange Ratio in Sections 2.1(B)(i), 2.1(B)2.1(B)(iii) and 2.1(B)(v) shall be adjusted proportionately.

     2.6 Exception Shares. Each of the Exception Shares of Valley Common Stock shall be canceled and retired upon consummation of the Corporate Merger, and no consideration shall be issued in exchange therefor.

     2.7 Reservation of Right to Revise Transaction. In its sole discretion, and notwithstanding any other provision in this Plan to the contrary, Frontier may at any time change the method of effecting its acquisition of Valley and Bank of Sumner; provided, however, that (A) no such change shall alter or change the amount or kind of consideration to be issued to holders of Valley Common Stock as provided for in this Plan, (B) no such change shall adversely affect the tax treatment to Valley shareholders as a result of receiving such consideration, and (C) no delay caused by such a change shall be the basis upon which Frontier terminates this Plan pursuant to Section 7.1(C). If Frontier elects to change the method of acquisition pursuant to this section, and as a result the Corporate Merger will not be accounted for on a pooling-of-interests basis, Frontier and Valley must each first waive their pooling condition in Sections 6.2(F) and 6.3(E), respectively. If Frontier elects to change the method of acquisition and both Frontier and Valley have waived their pooling condition, if required, Valley and Bank of Sumner will cooperate with and assist Frontier and Frontier Bank with any necessary amendment to this Plan, and with the preparation and filing of such applications, documents, instruments and notices as may be necessary or desirable, in the opinion of counsel for Frontier, to obtain all necessary shareholder approvals and approvals of any regulatory agency, administrative body or other governmental entity.

     2.8 Options. On the Effective Date, by virtue of the Corporate Merger, and without any action on the part of any holder of an option, each option granted by Valley to purchase shares of Valley Common Stock ("Valley Option") that is then outstanding and unexercised shall be converted into and become an option to purchase Frontier Common Stock ("Frontier Option") on the same terms and conditions as are in effect with respect to Valley Option immediately prior to the Effective Date, except that (A) each such Frontier Option may be exercised solely for shares of Frontier Common Stock, (B) the number of shares of Frontier Common Stock subject to such Frontier Option shall be equal to the number of shares of Valley Common Stock subject to such Option immediately prior to the Effective Date multiplied by the Exchange Ratio, the product being rounded, if necessary, up or down to the nearest whole share, and (C) the per share exercise price under each such Frontier Option shall be adjusted by dividing the per share exercise price of Valley Option by the Exchange Ratio, and rounding up or down to the nearest cent. The number of shares of Valley Common Stock that are issuable upon exercise of Options as of the date of this Plan are Previously Disclosed in Schedule 2.8. Following the Effective Date, Frontier shall use its best efforts to promptly prepare and file with the SEC a registration statement on Form S-8 covering shares of Frontier Common Stock to be issued upon the exercise of stock options assumed by Frontier pursuant to this Section 2.8.

                       III. ACTIONS PENDING CONSUMMATION

     Unless otherwise agreed to in writing by Frontier, each of Valley and Bank of Sumner shall conduct its and each of its Subsidiaries' business in the ordinary and usual course consistent with past practice and shall use its best efforts to maintain and preserve its and each of its Subsidiaries' business organization, employees and advantageous business relationships and retain the services of its and each of its Subsidiaries' officers and key employees identified by Frontier Bank, and neither Valley nor Bank of Sumner, without the prior written consent of Frontier, will (or cause or allow any of it Subsidiaries to):

     3.1 Capital Stock. Except for or as otherwise expressly permitted by this Plan, or Valley Options, or as Previously Disclosed in Schedule 4.1(C), issue, sell or otherwise permit to become outstanding any additional shares of capital stock of Valley, Bank of Sumner or any of their Subsidiaries, or any Rights with respect thereto, or enter into any agreement with respect to the foregoing, or permit any additional shares of Valley Common Stock to become subject to grants of employee stock options, stock appreciation rights or similar stock-based employee compensation rights.

     3.2 Dividends, Etc. Except for payment of a dividend(s) from Bank of Sumner to Valley necessary to facilitate payment under terms of the Executive Deferred Compensation Agreement between Linda A. Dryden and Valley Bancorporation and the Covenants Not to Compete (Dryden, Telling and Lawson), make, declare or pay any dividend on or in respect of, or declare or make any distribution on, or directly or indirectly combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock or, other than as permitted in or contemplated by this Plan, authorize the creation or issuance of, or issue, any additional shares of its capital stock or any Rights with respect thereto; provided, however, that in the event the transactions contemplated by this Plan have not been consummated on or before December 31, 1998, Valley may declare and pay cash dividends after such date in an aggregate amount up to Valley's net income (determined in accordance with GAAP) after December 31, 1998, to the extent that such dividends would not preclude the Corporate Merger from being accounted for on a pooling-of-interests basis, and are consistent with prior practice. In no event shall the dividend paid in 1999 exceed the dividend paid in 1998.

     3.3 Indebtedness; Liabilities; Etc. Other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money, assume, guarantee, endorse or otherwise as an accommodation become responsible or liable for the obligations of any other individual, corporation or other entity.

     3.4 Line of Business; Operating Procedures; Etc. Except as may be directed by any regulatory agency, (A) change its lending, investment, liability management or other material banking policies in any material respect, except such changes as are in accordance and in an effort to comply with Section 5.11, or (B) commit to incur any further capital expenditures beyond those Previously Disclosed in Schedule 3.4 other than in the ordinary course of business and not exceeding $10,000 individually or $20,000 in the aggregate.

     3.5 Liens and Encumbrances. Impose, or suffer the imposition, on any shares of stock of any of its Subsidiaries, any lien, charge or encumbrance, or permit any such lien, charge or encumbrance to exist.

     3.6 Compensation; Employment Agreements; Etc. Except as Previously Disclosed in Schedule 3.6, enter into or amend any employment, severance or similar agreement or arrangement with any of its directors, officers or employees, or grant any salary or wage increase, amend the terms of any Valley Option or increase any employee benefit (including incentive or bonus payments), except normal individual increases in regular compensation to employees in the ordinary course of business consistent with past practice.

     3.7 Benefit Plans. Except as Previously Disclosed in Schedule 3.7, enter into or modify (except as may be required by applicable law) any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or other employees, including taking any action that accelerates the vesting or exercise of any benefits payable thereunder.

     3.8 Continuance of Business. Dispose of or discontinue any portion of its assets, business or properties, that is material to Valley and its Subsidiaries taken as a whole, or merge or consolidate with, or acquire all or any portion of, the business or property of any other entity that is material to Valley and its Subsidiaries taken as a whole (except foreclosures or acquisitions by Bank of Sumner in its fiduciary capacity, in each case in the ordinary course of business consistent with past practice).

     3.9  Amendments. Amend its articles of incorporation or bylaws.

     3.10 Claims. Settle any claim, litigation, action or proceeding involving any liability for material money damages or restrictions upon the operations of Valley or any of its Subsidiaries.

     3.11 Contracts. Except as previously disclosed on Schedule 3.11, enter into, renew, terminate or make any change in any material contract, agreement or lease (excluding agreements and loans permitted under Section 3.12), except in the ordinary course of business consistent with past practice with respect to contracts, agreements and leases that are terminable by it without penalty on no more than 60 days prior written notice.

     3.12 Loans. Extend credit or account for loans and leases other than in accordance with existing lending policies and accounting practices, except that Valley shall not, without the prior consent of Frontier's Chief Executive Officer or Chief Credit Administrator: (a) modify, restructure or renew any existing nonperforming loan (defined as on non-accrual status, or 90 days or more past due) or make any new loan to any Person if the amount of the resulting loan, when aggregated with all other loans or extensions of credit to such Person whose loan is non-performing (or which would be required to be aggregated for loans-to-one-borrower limitations), would be in excess of $100,000; (b) make any loan to an existing customer as of the date of this Plan in excess of $500,000; or (c) make any loan to a new customer in excess of $250,000, except that (i) single-family residential loans may be made in amounts that would not exceed applicable FHLMC and FNMA limits, and (ii) such limits shall not apply to SBA or other governmental or governmental agency guaranteed amounts.

     3.13 Transaction Expenses. Incur expenses in connection with the transactions contemplated by this Plan that exceed $375,000 in the aggregate.

                       IV. REPRESENTATIONS AND WARRANTIES

     4.1 Valley and Bank of Sumner Representations and Warranties. Each of Valley and Bank of Sumner hereby represents and warrants to Frontier and Frontier Bank as follows:

     (A) Recitals. The facts set forth in the Recitals of this Plan with respect to Valley and its Subsidiaries are true and correct.

     (B) Organization, Standing and Authority. Each of Valley and its Subsidiaries is duly qualified to do business and is in good standing in the States of the United States and foreign jurisdictions where the failure to be duly qualified, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on it. Each of Valley and its Subsidiaries has in effect all federal state, local and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now conducted, the absence of which, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on it. Bank of Sumner is an "insured depository institution" as defined in the Federal Deposit Insurance Act, as amended, and applicable regulations under such statute, and its deposits are insured by the Bank Insurance Fund of the FDIC.

     (C) Shares. The outstanding shares of Valley and its Subsidiaries' capital stock are validly issued and outstanding, fully paid and nonassessable, and subject to no preemptive rights. Except as Previously Disclosed in Schedule 4.1(C) and paragraph (A) of the Recitals, there are no shares of capital stock or other equity securities of Valley or its Subsidiaries outstanding and no outstanding Rights with respect thereto.

     (D) Valley Subsidiaries. Valley has Previously Disclosed in Schedule 4.1(D)a list of all of its Subsidiaries. Each of its Subsidiaries that is a bank is an "insured depository institution" as defined in the Federal Deposit Insurance Act, as amended, and applicable regulations under such statute. No equity securities of any of its Subsidiaries are or may become required to be issued (other than to Valley or one of its Subsidiaries) by reason of any Rights with respect thereto. There are no contracts, commitments, understandings or arrangements by which any of its Subsidiaries is or may be bound to sell or otherwise issue any shares of such Subsidiary's capital stock, and there are no contracts, commitments, understandings or arrangements relating to the rights of Valley or its Subsidiaries, as applicable, to vote or to dispose of such shares. All of the shares of capital stock of each of its Subsidiaries held by Valley or one of its Subsidiaries are fully paid and nonassessable and are owned by Valley or one of its Subsidiaries free and clear of any charge, mortgage, pledge, security interest, restriction, claim, lien or encumbrance. Each of its Subsidiaries is in good standing under the laws of the jurisdiction in which it is incorporated or organized, and is duly qualified to do business and in good standing in the jurisdictions where the failure to be duly qualified is reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on it. Except as Previously Disclosed in Schedule 4.1(D), it does not own beneficially, directly or indirectly, any shares of any equity securities or similar interests of any corporation, bank, partnership, joint venture, business trust, association or other organization. In the case of representations by Valley, the deposits of its Subsidiaries that are banks are insured by the Bank Insurance Fund of the FDIC.

     (E) Corporate Power. Each of Valley and its Subsidiaries has the corporate power and authority to carry on its business as it is now being conducted and to own all its material properties and assets.

     (F) Corporate Authority. Subject to any necessary receipt of approval by its shareholders referred to in Section 6.1, this Plan has been authorized by all necessary corporate action of Valley and each of its Subsidiaries that is a Party, and each such agreement is a valid and binding agreement of Valley and such Subsidiaries, enforceable against Valley and such Subsidiaries in accordance with its terms, subject to bankruptcy, insolvency and other laws of general applicability relating to or affecting creditors' rights and to general equity principles.

     (G) No Defaults. Subject to the approval by its shareholders referred to in
Section 6.1, the required regulatory approvals referred to in Section 6.1, and the required filings under federal and state securities laws, and except as Previously Disclosed in Schedule 4.1(G), the execution, delivery and performance of this Plan and the consummation by Valley and each of its Subsidiaries that is a Party to the transactions contemplated by this Plan do not and will not (1) constitute a breach or violation of, or a default under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of Valley or of any of its Subsidiaries or to which Valley or any of its Subsidiaries or its or their properties is subject or bound, which breach, violation or default is reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on it, (2) constitute a breach or violation of, or a default under, the articles of incorporation, charter or bylaws of it or any of its Subsidiaries, or (3) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license or the consent or approval of any other party to any such agreement, indenture or instrument, other than any such consent or approval that, if not obtained, would not be reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on it.

     (H) Financial Reports. Except as Previously Disclosed in Schedule 4.1(H),(1) as to Valley, its audited consolidated balance sheet as of December 31, 1997 and the related statements of income, changes in shareholders' equity and cash flows for the fiscal year ended December 31, 1997 (collectively, the "Holding Company Financial Reports"), and (2) as to each of Valley's Subsidiaries that is a bank, its call report for the fiscal year ended December 31, 1997, and all other financial reports filed or to be filed subsequent to December 31, 1997, in the form filed with the FDIC and the Department (in each case, the "Bank Financial Reports" and together with the Holding Company Financial Reports, the "Financial Reports") did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading; and each of the balance sheets in or incorporated by reference into the Financial Reports (including the related notes and schedules thereto) fairly presents and will fairly present the financial position of the entity or entities to which it relates as of its date, and each of the statements of income and changes in shareholders' equity and cash flows or equivalent statements in the Bank Financial Reports (including any related notes and schedules thereto) fairly presents and will fairly present the results of operations, changes in shareholders' equity and cash flows, as the case may be, of the entity or entities to which it relates for the periods set forth therein, in each case in accordance with GAAP during the periods involved, except in each case as may be noted therein, subject to normal and recurring year-end audit adjustments in the case of unaudited statements.

     (I) Absence of Undisclosed Liabilities. Except as Previously Disclosed on
Schedule 4.1(I), neither Valley nor any of its Subsidiaries has any obligation or liability (contingent or otherwise) that, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on it, except (1) as reflected in its Holding Company Financial Reports prior to the date of this Plan, and (2) for commitments and obligations made, or liabilities incurred, in the ordinary course of business consistent with past practice since December 31, 1997. Except as Previously Disclosed on Schedule 4.1(I), since December 31, 1997, neither Valley nor any of its Subsidiaries has incurred or paid any obligation or liability (including any obligation or liability incurred in connection with any acquisitions in which any form of direct financial assistance of the federal government or any agency thereof has been provided to any Subsidiary) that, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on it.

     (J) No Events. Except as Previously Disclosed on Schedule 4.1(J), since December 31, 1997, no event has occurred that, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on it.

     (K) Properties. Except as reserved against in its Holding Company Financial Reports, Valley and each of its Subsidiaries have good and marketable title, free and clear of all liens, encumbrances, charges, defaults, or equities of any character, to all of the properties and assets, tangible and intangible, reflected in its Holding Company Financial Reports as being owned by Valley or its Subsidiaries as of the dates thereof other than those that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect on it, except those sold or otherwise disposed of in the ordinary course of business. All buildings and all material fixtures, equipment, and other property and assets that are held under leases or subleases by Valley or any of its Subsidiaries are held under valid leases or subleases enforceable in accordance with their respective terms, other than any such exceptions to validity or enforceability that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect on it.

     (L) Litigation; Regulatory Action. Except as Previously Disclosed in
Schedule 4.l(L), no litigation, proceeding or controversy before any court or governmental agency is pending that, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on Valley or any of its Subsidiaries or that alleges claims under any fair lending law or other law relating to discrimination, including the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act and the Home Mortgage Disclosure Act, and, to the best of its knowledge, no such litigation, proceeding or controversy has been threatened; and except as Previously Disclosed in Schedule 4.1(L), neither Valley nor any of its Subsidiaries or any of its or their material properties or their officers, directors or controlling persons is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, any Regulatory Authority, and neither Valley nor any of its Subsidiaries has been advised by any of such Regulatory Authorities that such authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum or understanding, commitment letter or similar submission.

     (M) Compliance With Laws. Except as Previously Disclosed in Schedule 4.1(M), each of Valley and its Subsidiaries:

          (1) has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Regulatory Authorities that are required in order to permit it to own its businesses presently conducted and that are material to the business of it and its Subsidiaries taken as a whole; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to its best knowledge, no suspension or cancellation of any of them is threatened; and all such filings, applications and registrations are current;

          (2) has received no notification or communication from any Regulatory Authority or the staff thereof (a) asserting that Valley or any of its Subsidiaries is not in compliance with any of the statutes, regulations or ordinances which such Regulatory Authority enforces, which, as a result of such noncompliance in any such instance, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on Valley or its Subsidiaries, (b) threatening to revoke any license, franchise, permit or governmental authorization, which revocation, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on Valley or its Subsidiaries, or (c) requiring any of Valley or its Subsidiaries (or any of its or their officers, directors or controlling persons) to enter into a cease and desist order, agreement or memorandum of understanding (or requiring the board of directors thereof to adopt any resolution or policy);

          (3) is not required to give prior notice to any federal banking or thrift agency of the proposed addition of an individual to its board of directors or the employment of an individual as a senior executive; and

          (4) is in compliance in all material respects with all fair lending laws or other laws relating to discrimination, including the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act and the Home Mortgage Disclosure Act.

     (N) Material Contracts. Except as Previously Disclosed in Schedule 4.1(N), none of Valley or its Subsidiaries, nor any of their respective assets, businesses or operations, is a party to, or is bound or affected by, or receives benefits under, any material contract or agreement or amendment thereto (excluding extensions of credit made in the ordinary course of business). Neither Valley nor any of its Subsidiaries is in default under any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its respective assets, business or operations may be bound or affected or under which it or any of its respective assets, business or operations receives benefits, which default, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on Valley or its Subsidiaries, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default. Except as Previously Disclosed in Schedule 4.1(N), neither Valley nor any of its Subsidiaries is subject to or bound by any contract containing covenants that limit the ability of Valley or any of its Subsidiaries to compete in any line of business or with any Person or that involve any restriction of geographical area in which, or method by which, Valley or any of its Subsidiaries may carry on its business (other than as may be required by law or any applicable Regulatory Authority).

     (O) Reports. Since January 1, 1993, each of Valley and its Subsidiaries has filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with (1) the Department,
(2) the FDIC, (3) the Federal Reserve Board, and (4) any other Regulatory Authorities having jurisdiction with respect to Valley and its Subsidiaries. As of their respective dates (and without giving effect to any amendments or modifications filed after the date of this Plan with respect to reports and documents filed before the date of this Plan), each of such reports and documents, including the financial statements, exhibits and schedules thereto, complied in all material respects with all of the statutes, rules and regulations enforced or promulgated by the Regulatory Authority with which they were filed and did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

     (P) No Brokers. Except as previously disclosed in Schedule 4.1(P), all negotiations relative to this Plan and the transactions contemplated by this Plan have been carried on by it directly with the other Parties and no action has been taken by it that would give rise to any valid claim against any Party for a brokerage commission, finder's fee or other like payment.

     (Q) Employee Benefit Plans.

          (1) Schedule 4.1(Q)(1) contains a complete list of all bonus, deferred compensation, pension, retirement, profit-sharing, thrift savings, employee stock ownership, stock bonus, stock purchase restricted stock and stock option plans, all employment or severance contracts, all medical, dental, health and life insurance plans, all other employee benefit plans, contracts or arrangements and any applicable "change of control" or similar provisions in any plan, contract or arrangement maintained or contributed to by Valley or any of its Subsidiaries for the benefit of employees, former employees, directors, former directors or their beneficiaries (the "Compensation and Benefit Plans"). True and complete copies of all Compensation and Benefit Plans of Valley and its Subsidiaries, including any trust instruments and/or insurance contracts, if any, forming a part thereof, and all amendments thereto, have been supplied to the other Parties.

          (2) All "employee benefit plans" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), other than "multiemployer plans" within the meaning of Section 3(37) of ERISA ("Multiemployer Plans"), covering employees or former employees of Valley and its Subsidiaries (the "ERISA Plans"), to the extent subject to ERISA, are in substantial compliance with ERISA. Except as Previously Disclosed in Schedule 4.1(Q)(2) each ERISA Plan which is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA ("Pension Plan") and which is intended to be qualified under Section 401(a) of the Internal Revenue Code of 1986 (as amended, the "Code") has received a favorable determination letter from the Internal Revenue Service, and it is not aware of any circumstances reasonably likely to result in the revocation or denial of any such favorable determination letter or the inability to receive such a favorable determination letter. There is no material pending or, to its knowledge, threatened litigation relating to the ERISA Plans. Neither Valley nor any of its Subsidiaries has engaged in a transaction with respect to any ERISA Plan that could subject Valley or any of its Subsidiaries to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA in an amount which would be material.

          (3) No liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by Valley or any of its Subsidiaries with respect to any ongoing, frozen or terminated "single-employer plan," within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any entity which is considered one employer with Valley under Section 4001(a)(15) of ERISA or Section 414 of the Code (an "ERISA Affiliate"). Neither Valley nor any of its Subsidiaries presently contributes to a Multiemployer Plan, nor have they contributed to such a plan within the past five calendar years. No notice of a "reportable event," within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Pension Plan or by any ERISA Affiliate within the past 12-month period.

          (4) All contributions required to be made under the terms of any ERISA Plan have been timely made. Neither any Pension Plan nor any single-employer plan of an ERISA Affiliate has an "accumulated funding deficiency" (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA. Neither Valley nor any of its Subsidiaries has provided, or is required to provide, security to any Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code.

          (5) Under each Pension Plan which is a single-employer plan, as of the last day of the most recent plan year, the actuarially determined present value of all "benefit liabilities," within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in the plan's most recent actuarial valuation) did not exceed the then current value of the assets of such plan, and there has been no material change in the financial condition of such plan since the last day of the most recent plan year.

          (6) Neither Valley nor any of its Subsidiaries has any obligations for retiree health and life benefits under any plan, except as set forth in
     Schedule 4.1(Q)(6). There are no restrictions on the rights of Valley or any of its Subsidiaries to amend or terminate any such plan without incurring any liability thereunder.

          (7) Except as Previously Disclosed in Schedule 4.l(Q)(7), neither the execution and delivery of this Plan nor the consummation of the transactions contemplated by this Plan will (a) result in any payment (including severance, unemployment compensation, golden parachute or otherwise) becoming due to any director or any employee of Valley or any of its Subsidiaries under any Compensation and Benefit Plan or otherwise from Valley or any of its Subsidiaries, (b) increase any benefits otherwise payable under any Compensation and Benefit Plan, or (c) result in any acceleration of the time of payment or vesting of any such benefit.

     (R) No Knowledge. Valley and its Subsidiaries know of no reason why the regulatory approvals referred to in Section 6.1 should not be obtained.

     (S) Labor Agreements. Neither Valley nor any of its Subsidiaries is a party to or is bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is Valley or any of its Subsidiaries the subject of a proceeding asserting that it or any such Subsidiary has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel it or such Subsidiary to bargain with any labor organization as to wages and conditions of employment, nor is there any strike or other labor dispute involving it or any of its Subsidiaries pending or, to the best of its knowledge, threatened, nor is it aware of any activity involving its or any of the Subsidiaries' employees seeking to certify a collective bargaining unit or engaging in any other organization activity.

     (T) Asset Classification. Valley and its Subsidiaries have Previously Disclosed in Schedule 4.1(T) a list, accurate and complete in all material respects, of the aggregate amounts of loans, extensions of credit or other assets of Valley and its Subsidiaries that have been classified by it as of December 31, 1997 (the "Asset Classification"); and no amounts of loans, extensions of credit or other assets that have been classified as of December 31, 1997 by any regulatory examiner as "Other Loans Specially Mentioned," "Substandard," "Doubtful" "Loss," or words of similar import are excluded from the amounts disclosed in the Asset Classification, other than amounts of loans, extensions of credit or other assets that were charged off by Valley or any Subsidiary prior to December 31, 1997.

     (U) Allowance for Possible Loan Losses. The allowance for possible loan losses shown on the consolidated balance sheets in the December 31, 1997 Holding Company Financial Reports of Valley and the June 30, 1998, Bank Regulatory Reports was, and the allowance for possible loan losses to be shown on subsequent Holding Company Financial Reports of Valley was and will be, adequate in the opinion of the Board of Directors of Valley to provide for possible losses, net of recoveries relating to loans previously charged off, on loans outstanding (including accrued interest receivable) as of the date thereof.

     (V) Insurance. Each of Valley and its Subsidiaries has taken all requisite action (including the making of claims and the giving of notices) pursuant to its directors' and officers' liability insurance policy or policies in order to preserve all rights thereunder with respect to all matters that are known to Valley, except for such matters that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect on Valley or its Subsidiaries. Set forth in Schedule 4.l(V) is a list of all insurance policies maintained by or for the benefit of Valley or its Subsidiaries or their respective directors, officers, employees or agents.

     (W) Affiliates. Except as Previously Disclosed in Schedule 4.1(W), to the best of Valley's knowledge, there is no person who, as of the date of this Plan, may be deemed to be an "affiliate" of Valley as that term is used in Rule 145 under the Securities Act.

     (X) State Takeover Laws, Articles of Incorporation. Valley and its Subsidiaries have taken all necessary action to exempt this Plan and the transactions contemplated by this Plan from (1) any applicable state takeover laws, including, but not limited to, RCW Ch. 23B.19, as amended, and (2) any takeover-related provisions of Valley's and its Subsidiaries' articles of incorporation.

     (Y) No Further Action. Valley and its Subsidiaries have taken all action so that the entering into of this Plan and the consummation of the transactions contemplated by this Plan, or any other action or combination of actions, or any other transactions, contemplated by this Plan do not and will not (1) require a vote of shareholders (other than as set forth in Section 6.1), or (2) result in the grant of any rights to any Person under the articles of incorporation, charter or bylaws of Valley or any of its Subsidiaries or under any agreement to which Valley or any such Subsidiaries is a party, or (iii) restrict or impair in any way the ability of the other Parties to exercise the rights granted under this Plan.

     (Z) Environmental Matters.

          (1) To Valley's knowledge, it and each of its Subsidiaries, the Participation Facilities and the Loan/Fiduciary Properties are, and have been, in compliance with all Environmental Laws, except for instances of noncompliance that are not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on Valley or its Subsidiaries.

          (2) There is no proceeding pending or, to Valley's knowledge, threatened before any court, governmental agency or board or other forum in which Valley or any of its Subsidiaries or any Participation Facility has been, or with respect to threatened proceedings, reasonably would be expected to be, named as a defendant or potentially responsible party (a) for alleged noncompliance (including by any predecessor) with any Environmental Law, or (b) relating to the release or threatened release into the environment of any Hazardous Material, whether or not occurring at or on a site owned, leased or operated by Valley or any of its Subsidiaries or any Participation Facility, except for such proceedings pending or threatened that are not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on Valley or its Subsidiaries or have been Previously Disclosed in Schedule 4.1(Z)(2).

          (3) There is no proceeding pending or, to Valley's knowledge, threatened before any court, governmental agency or board or other forum in which any Loan/Fiduciary Property (or Valley or any of its Subsidiaries in respect of any Loan/Fiduciary Property) has been, or with respect to threatened proceedings, reasonably would be expected to be, named as a defendant or potentially responsible party (a) for alleged noncompliance (including by any predecessor) with any Environmental Law, or (b) relating to the release or threatened release into the environment of any Hazardous Material, whether or not occurring at or on a Loan/Fiduciary Property, except for such proceedings pending or threatened that are not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on Valley or have been Previously Disclosed in Schedule 4.1(Z)(3).

          (4) To Valley's knowledge, there is no reasonable basis for any proceeding of a type described in subparagraph (2) or (3) of this paragraph
     (Z), except as has been Previously Disclosed in Schedule 4.1(Z)(4).

          (5) To Valley's knowledge, during the period of (a) ownership or operation by Valley or any of its Subsidiaries of any of their respective current properties, (b) participation in the management of any Participation Facility by Valley or any of its Subsidiaries, or (c) holding of a security or other interest in a Loan/Fiduciary Property by Valley or any of its Subsidiaries, there have been no releases of Hazardous

     Material in, on, under or affecting any such property, Participation Facility or Loan/Fiduciary Property, except for such releases that are not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on Valley or its Subsidiaries or have been Previously Disclosed in Schedule 4.1(Z)(5).

          (6) To Valley's knowledge, prior to the period of (a) ownership or operation by Valley or any of its Subsidiaries of any of their respective current properties, (b) participation in the management of any Participation Facility by Valley or any of its Subsidiaries, or (c) holding of a security or other interest in a Loan/Fiduciary Property by Valley or any of its Subsidiaries, there were no releases of Hazardous Material in, on, under or affecting any such property, Participation Facility or Loan) Fiduciary Property, except for such releases that are not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on Valley or its Subsidiaries or have been Previously Disclosed in Schedule 4.1(Z)(6).

     (AA) Tax Reports. Except as Previously Disclosed in Schedule 4.1(AA), (1) all reports and returns with respect to Taxes that are required to be filed by or with respect to Valley or its Subsidiaries, including consolidated federal income tax returns of Valley and its Subsidiaries (collectively, the "Tax Returns"), have been duly filed, or requests for extensions have been timely filed and have not expired, for periods ended on or prior to the most recent fiscal year-end, except to the extent all such failures to file, taken together, are not reasonably likely to have a Material Adverse Effect on Valley or its Subsidiaries, and such Tax Returns were true, complete and accurate in all material respects, (2) all Taxes shown to be due on the Tax Returns have been paid in full, (3) the Tax Returns have been examined by the Internal Revenue Service or the appropriate state, local or foreign taxing authority, or the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired, (4) all Taxes due with respect to completed and settled examinations have been paid in full, (5) no issues have been raised by the relevant taxing authority in connection with the examination of any of the Tax Returns which are reasonably likely, individually or in the aggregate, to result in a determination that would have a Material Adverse Effect on Valley or its Subsidiaries, except as reserved against in the Holding Company Financial Reports of Valley, and (6) no waivers of statutes of limitations (excluding such statutes that relate to years under examination by the Internal Revenue Service) have been given by or requested with respect to any Taxes of Valley or its Subsidiaries.

     (BB) Accuracy of Information. The statements with respect to Valley and its Subsidiaries contained in this Plan, the Schedules and any other written documents executed and delivered by or on behalf of Valley or any other Party pursuant to the terms of or relating to this Plan are true and correct in all material respects, and such statements and documents do not omit any material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

     (CC) Derivatives Contracts. None of Valley or its Subsidiaries is a party to or has agreed to enter into a Derivatives Contract or owns securities that are referred to as "structured notes" except for those Derivatives Contracts and structured notes Previously Disclosed in Schedule 4.1(CC). Schedule 4.1(CC)includes a list of any assets of Valley or its Subsidiaries that are pledged as security for each such Derivatives Contract.

     (DD) Accounting Controls. Each of Valley and its Subsidiaries has devised and maintained systems of internal accounting controls sufficient to provide reasonable assurances that (1) all material transactions are executed in accordance with management's general or specific authorization, (2) all material transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP, and to maintain proper accountability for items, (3) access to the material property and assets of Valley and its Subsidiaries is permitted only in accordance with management's general or specific authorization, and (4) the recorded accountability for items is compared with the actual levels at reasonable intervals and appropriate action is taken with respect to any differences.

     (EE) Commitments and Contracts. Neither Valley nor any of its Subsidiaries is a party or subject to any of the following (whether written or oral, express or implied):

          (1) except as Previously Disclosed in Schedule 4.1(EE)(1), any employment contract or understanding (including any understandings or obligations with respect to severance or termination pay liabilities or fringe benefits) with any present or former officer, director or employee (other than those which are terminable at will by Valley or any such Subsidiary without any obligation on the part of Valley or any such Subsidiary to make any payment in connection with such termination);

          (2) except as Previously Disclosed in Schedule 4.1(EE)(2), any real or personal property lease with annual rental payments aggregating $10,000 or more; or

          (3) except as Previously Disclosed in Schedule 4.1(EE)(3), any material contract with any affiliate.

     4.2 Frontier and Frontier Bank Representations and Warranties. Each of Frontier and Frontier Bank hereby represents and warrants to Valley and Bank of Sumner as follows:

     (A) Recitals. The facts set forth in the Recitals of this Plan with respect to Frontier and Frontier Bank are true and correct.

     (B) Organization, Standing and Authority. Each of Frontier and Frontier Bank is duly qualified to do business and is in good standing in the States of the United States and foreign jurisdictions where the failure to be duly qualified, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on it. Each of Frontier and its Subsidiaries has in effect all federal state, local, and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now conducted, the absence of which, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on Frontier.

     (C) Shares. The outstanding shares of Frontier's capital stock are validly issued and outstanding, fully paid and nonassessable, and subject to no preemptive rights. Except as Previously Disclosed in Schedule 4.2(C), there are no shares of capital stock or other equity securities of it or its Subsidiaries outstanding and no outstanding Rights with respect thereto.

     (D) Corporate Power. Each of Frontier and Frontier Bank has the corporate power and authority to carry on its business as it is now being conducted and to own all its material properties and assets.

     (E) Corporate Authority. This Plan has been authorized by all necessary corporate action of Frontier and such agreement is a valid and binding agreement of Frontier, enforceable against Frontier in accordance with its terms, subject to bankruptcy, insolvency and other laws of general applicability relating to or affecting creditors' rights and to general equity principles. As of the Date of this Plan, no approval by Frontier's shareholders of the Plan is required.

     (F) No Defaults. Subject to receipt of the required regulatory approvals referred to in Section 6.1, and the required filings under federal and state securities laws, and except as Previously Disclosed in Schedule 4.2(F), the execution, delivery and performance of this Plan and the Employment Agreement and the consummation by Frontier and each of its Subsidiaries that is a Party of the transactions contemplated by this Plan does not and will not (1) constitute a breach or violation of, or a default under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of Frontier or of any of its Subsidiaries or to which Frontier or any of its Subsidiaries or its or their properties is subject or bound, which breach, violation or default is reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on Frontier, (2) constitute a breach or violation of, or a default under, the articles of incorporation, charter or bylaws of its or any of its Subsidiaries, or (3) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license or the consent or approval of any other party to any such agreement, indenture or instrument, other than any such consent or approval that, if not obtained, would not be reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on Frontier.

     (G) Financial Reports. Except as Previously Disclosed in Schedule 4.2(G), in the case of Frontier, its Annual Report on Form 10-K for the fiscal year ended December 31, 1997, and all other documents filed or to be filed subsequent to December 31, 1997 under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, in the form filed with the SEC (in each such case, the "Frontier Financial Reports"), did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading; and each of the balance sheets in or incorporated by reference into the Frontier Financial

Reports (including the related notes and schedules thereto) fairly presents and will fairly present the financial position of the entity or entities to which it relates as of its date, and each of the statements of income and changes in shareholders' equity and cash flows or equivalent statements in the Frontier Financial Reports (including any related notes and schedules thereto) fairly presents and will fairly present the results of operations, changes in shareholders, equity and changes in cash flows, as the case may be, of the entity or entities to which it relates for the periods set forth therein, in each case in accordance with GAAP, except as may be noted therein, subject to normal and recurring year-end audit adjustments in the case of unaudited statements.

     (H) No Events. Except as Previously Disclosed on Schedule 4.2(H), since December 31, 1997, no event has occurred which is reasonably likely to have a Material Adverse Effect on it.

     (I) LITIGATION; REGULATORY ACTION. Except as Previously Disclosed in
Schedule 4.2(I) no litigation, proceeding or controversy before any court or governmental agency is pending that, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on Frontier or its Subsidiaries or that alleges claims under any fair lending law or other law relating to discrimination, including the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act and the Home Mortgage Disclosure Act, and, to the best of its knowledge, no such litigation, proceeding or controversy has been threatened; and except as Previously Disclosed in Schedule 4.2(I), neither Frontier nor any of its Subsidiaries or any of its or their material properties or their officers, directors or controlling persons is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, any Regulatory Authority, and neither Frontier nor any of its Subsidiaries has been advised by any of such Regulatory Authorities that such authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum or understanding, commitment letter or similar submission.

     (J) Reports. Since January 1, 1996, each of Frontier and its Subsidiaries has filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with (1) the FDIC,
(2) the Department, (3) the Federal Reserve Board, and (4) any other Regulatory Authorities having jurisdiction with respect to Frontier and its Subsidiaries. As of their respective dates (and without giving effect to any amendments or modifications filed after the date of this Plan with respect to reports and documents filed before the date of this Plan), each of such reports and documents, including the financial statements, exhibits and schedules thereto, complied in all material respects with all of the statutes, rules and regulations enforced or promulgated by the Regulatory Authority with which they were filed and did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

     (K) Accuracy of Information. The statements with respect to Frontier and its Subsidiaries contained in this Plan, the Schedules and any other written documents executed and delivered by or on behalf of Frontier or any other Party pursuant to the terms of this Plan are true and correct in all material respects, and such statements and documents do not omit any material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

     (L) Derivatives Contracts. None of Frontier or its Subsidiaries is a party to or has agreed to enter into a Derivatives Contract or owns securities that are referred to as "structured notes" except for those Derivatives Contracts and structured notes Previously Disclosed in Schedule 4.2(L). Schedule 4.2(L) includes a list of any assets of Frontier or its Subsidiaries that are pledged as security for each such Derivatives Contract.

     (M) Absence of Undisclosed Liabilities. Neither Frontier nor any of its Subsidiaries has any obligation or liability (contingent or otherwise) that, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on it, except (1) as reflected the Frontier Financial Reports prior to the date of this Plan, and (2) for commitments and obligations made, or liabilities incurred, in the ordinary course of business consistent with past practice since December 31, 1997. Since December 31, 1997, neither Frontier nor any of its Subsidiaries has incurred or paid any obligation or liability (including any obligation or liability incurred in connection with any acquisitions in which any form of direct financial assistance of the federal government or any agency thereof has been provided to any Subsidiary) that, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on it.

                                  V. COVENANTS

     Each of Valley and Bank of Sumner hereby covenants to Frontier and Frontier Bank, and each of Frontier and Frontier Bank hereby covenants to Valley and Bank of Sumner, that:

     5.1 Best Efforts. Subject to the terms and conditions of this Plan and, in the case of Valley and Bank of Sumner, to the exercise by their respective Boards of Directors of such Boards' fiduciary duties, each party shall use its best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the Corporate Merger by December 31, 1998, and to otherwise enable consummation of the transactions contemplated by this Plan, and shall cooperate fully with the other Parties to that end (it being understood that any amendments to the Registration Statement or a resolicitation of proxies as a consequence of a Frontier Transaction shall not violate this covenant).

     5.2 The Proxy. In the case of Valley: it shall promptly assist Frontier in the preparation of a proxy statement (the "Proxy Statement") to be mailed to the holders of Valley Common Stock in connection with the transactions contemplated by this Plan and to be filed by Frontier in a registration statement (the "Registration Statement") with the SEC as provided in Section 5.8, which shall conform to all applicable legal requirements, and it shall call a special meeting (the "Meeting") of the holders of Valley Common Stock to be held as soon as practicable for purposes of voting upon the transactions contemplated by this Plan and Valley shall use its best efforts to solicit and obtain votes of the holders of Valley Common Stock in favor of the transactions contemplated by this Plan and, subject to the exercise of its fiduciary duties, the Board of Directors of Valley shall recommend approval of such transactions by such holders.

     5.3 Registration Statement Compliance With Securities Laws. When the Registration Statement or any post-effective amendment or supplement thereto shall become effective, and at all times subsequent to such effectiveness, up to and including the date of the Meeting, such Registration Statement, and all amendments or supplements thereto, with respect to all information set forth therein furnished or to be furnished by or on behalf of Valley relating to Valley or its Subsidiaries and by or on behalf of Frontier relating to Frontier or its Subsidiaries, (A) will comply in all material respects with the provisions of the Securities Act and any other applicable statutory or regulatory requirements, and (B) will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading; provided, however, in no event shall any Party be liable for any untrue statement of a material fact or omission to state a material fact in the Registration Statement made in reliance upon, and in conformity with, written information concerning another Party furnished by or on behalf of such other Party specifically for use in the Registration Statement.

     5.4 Registration Statement Effectiveness. Frontier will advise Valley, promptly after Frontier receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of the Frontier Common Stock for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

     5.5 Press Releases. Valley and Bank of Sumner will not, without the prior approval of Frontier, and Frontier and Frontier Bank will not, without the prior approval of Valley, issue any press release or written statement for general circulation relating to the transactions contemplated by this Plan, except as otherwise required by law.

     5.6  Access; Information.

     (A) Upon reasonable notice, Valley and Bank of Sumner shall afford Frontier and its officers, employees, counsel, accountants and other authorized representatives, access, during normal business hours throughout the period up to the Effective Date, to all of the properties, books, contracts, commitments and records of Valley and its Subsidiaries and, during such period, Valley and Bank of Sumner shall furnish promptly (and cause its accountants and other agents to furnish promptly) to Frontier (1) a copy of each material report, schedule and other document filed by Valley and its Subsidiaries with any Regulatory Authority, (2) such representations and certifications as are necessary for purposes of the pooling letter described in Section 6.2(F), and
(3) all other information concerning the business, properties and personnel of Valley and its Subsidiaries as Frontier may reasonably request, provided that no investigation pursuant to this Section 5.6 shall affect or be deemed to modify or waive any representation or warranty made by Valley or Bank of Sumner in this Plan or the conditions to the obligations of Valley and Bank of Sumner to consummate the transactions contemplated by this Plan; and

     (B) Frontier will not use any information obtained pursuant to this Section
5.6 for any purpose unrelated to the consummation of the transactions contemplated by this Plan and, if this Plan is terminated, will hold all confidential information and documents obtained pursuant to this paragraph in confidence (as provided in Section 8.6) unless and until such time as such information or documents become publicly available other than by reason of any action or failure to act by Frontier or as it is advised by counsel that any such information or document is required by law or applicable stock exchange rule to be disclosed, and in the event of the termination of this Plan, Frontier will, upon request by Valley, deliver to Valley all documents so obtained by Frontier or destroy such documents and, in the case of destruction, will certify such fact to Valley.

     5.7 Registration Statement Preparation; Regulatory Applications Preparation. Frontier shall, as promptly as practicable following the date of this Plan, prepare and file the Registration Statement with the SEC with respect to the shares of Frontier Common Stock to be issued to the holders of Valley Common Stock pursuant to this Plan, and Frontier shall use its best efforts to cause the Registration Statement to be declared effective as soon as practicable after the filing thereof. Frontier shall, as promptly as practicable following the date of this Plan, prepare and file all necessary notices or applications with Regulatory Authorities having jurisdiction with respect to the transactions contemplated by this Plan.

     5.8 Blue-Sky Filings. Frontier shall use its best efforts to obtain, prior to the effective date of the Registration Statement, any necessary state securities laws or "blue sky" permits and approvals, provided that Frontier shall not be required by virtue thereof to submit to general jurisdiction in any state.

     5.9 Affiliate Agreements. Valley will use its best efforts to induce each person who may be deemed to be an "affiliate" of Valley for purposes of Rule 145 under the Securities Act, to execute and deliver to Frontier on or before the mailing of the Proxy Statement for the Meeting, an agreement in the form attached hereto as Exhibit D restricting the disposition of such affiliate's shares of Valley Common Stock, and, in the case of "affiliates" of Valley, the shares of Frontier Common Stock to be received by such person in exchange for such person's shares of Valley Common Stock. Frontier agrees to use its best efforts to maintain the availability of Rule 145 for use by such "affiliates".

     5.10 Certain Policies of Valley and Bank of Sumner. Valley and Bank of Sumner, each shall, at Frontier's request, modify and change its loan, litigation and other reserve and real estate valuation policies and practices (including loan classifications and levels of reserves), and generally conform its operating, lending and compliance policies and procedures, immediately prior to the Effective Date so as to be consistent on a mutually satisfactory basis with those of Frontier and GAAP; provided, however, that prior to any such modification or change, Frontier shall certify that the conditions to the obligation of Frontier under Section 6.1 and 6.2 to consummate the transactions contemplated by this Plan, other than the condition set forth in Section 6.1(G), have been satisfied or waived. Valley's and Bank of Sumner's representations, warranties, covenants and conditions contained in this Plan shall not be deemed to be untrue, breached or unsatisfied in any respect for any purpose as a consequence of any modifications or changes undertaken pursuant to this Section 5.11.

     5.11 State Takeover Law. Valley shall not take any action that would cause the transactions contemplated by this Plan to be subject to any applicable state takeover statute, and Valley shall take all necessary steps to exempt (or ensure the continued exemption of) the transactions contemplated by this Plan from, or, if necessary, challenge the validity or applicability of, any applicable state takeover law.

     5.12 No Rights Triggered. Except for those consents of Third Parties Previously Disclosed on Schedule 4.1(G), Valley shall take all necessary steps to ensure that the entering into of this Plan and the consummation of the transactions contemplated by this Plan (including the Mergers) and any other action or combination of actions, or any other transactions contemplated by this Plan, do not and will not (A) result in the grant of any rights to any Person under the articles of incorporation or bylaws of Valley or under any agreement to which Valley or any of its Subsidiaries is a party, or (B) restrict or impair in any way the ability of Frontier or Frontier Bank to exercise the rights granted under this Plan.

     5.13 Shares Listed. Frontier shall use its best efforts to cause to be listed, prior to the Effective Date, on the NASDAQ National Market upon official notice of issuance the shares of Frontier Common Stock to be issued to the holders of Valley Common Stock.

     5.14 Regulatory Applications. Frontier and Frontier Bank, each shall (A) promptly prepare and submit applications to the appropriate Regulatory Authorities for approval of the Mergers, and (B) promptly make all other appropriate filings to secure all other approvals, consents and rulings that are necessary for the consummation of the Mergers by Frontier.

     5.15 Regulatory Divestitures. In the case of Valley: No later than the Effective Date, Valley shall cease engaging in such activities as Frontier shall advise Valley in writing are not permitted to be engaged in by Frontier under applicable law following the Effective Date and, to the extent required by any Regulatory Authority as a condition of approval of the transactions contemplated by this Plan, Valley shall divest any Subsidiary engaged in activities or holding assets that are impermissible for Frontier or Frontier Bank, on terms and conditions agreed to by Frontier; provided, however, that prior to taking such action, Frontier shall certify that the conditions to the obligations of Frontier under Sections 6.1 and 6.2 to consummate the transactions contemplated by this Plan, other than the condition set forth in Section 6.2(G) (which shall be adjusted to the extent that assets are divested at less than book value), have been satisfied or waived.

     5.16  Current Information.

     (A) During the period from the date of this Plan to the Effective Date, each of Valley and Frontier shall, and shall cause its representatives to, confer on a regular and frequent basis with representatives of the other.

     (B) Each of Valley and Frontier shall promptly notify the other of (1) any material change in the business or operations of it or its Subsidiaries, (2) any material complaints, investigations or hearings (or communications indicating that the same may be contemplated) of any Regulatory Authority relating to it or its Subsidiaries, (3) the initiation or threat of material litigation involving or relating to it or its Subsidiaries, or (4) any event or condition that might reasonably be expected to cause any of its representations or warranties set forth in this Plan not to be true and correct in all material respects as of the Effective Date or prevent it or its Subsidiaries from fulfilling its or their obligations under this Plan.

     5.17 401(k) Plans. Prior to execution of this Plan, Valley shall take necessary steps to restrict its contributions to its 401(k) plan to cash contributions.

     5.18 Insurance. Frontier will cause the persons serving as officers and directors of Valley and the Bank of Sumner immediately prior to the Effective Date to be covered for a period of six (6) years after the Effective Date by the current policies of directors and officers liability insurance maintained by Valley with respect to acts or omissions of officers and directors, in their capacity as such, occurring on or prior to the Effective Date, with policy limits of $10-million. The provisions of this Section 5.17 are intended to be for the benefit of, and shall be enforceable by, each of the present and former officers and directors of Valley and the Bank of Sumner and each such person's respective heirs and representatives.

     5.19  Appointment of Director and Advisory Board.

     (A) Frontier shall exercise its best efforts prior to the Effective Date to make such amendments to its Bylaws as may be necessary to facilitate the appointment of one member of the Board of Directors of Valley, selected by the Board of Valley and approved by the Board of Frontier, to serve on the Frontier and Frontier Bank Boards of Directors following the Effective Date; and

     (B) Immediately after the Effective Date, the Board of Directors of Frontier shall appoint all of the members of the Board of Directors of Valley to an Advisory Board, which shall meet three times a year during the initial 12-month period following the Effective Date. Frontier will pay each member a fee of $100 for each Advisory Board meeting attended. Thereafter, the Advisory Board will meet only if Frontier and the Advisory Board members both consider it beneficial to continue the meetings. The purpose of the Advisory Board will be to consider and make recommendations on an advisory basis regarding matters affecting Frontier's business following the Mergers. Meeting times and dates will be set by Frontier's Board of Directors.

     5.20 Post-Merger Actions. Following the Merger, neither Frontier nor any of its affiliates shall take any action that will adversely affect the federal income tax treatment of the Merger to the shareholders of Valley, including failing to continue at least one historic business line of Valley or to use at least a significant portion of Valley's historic assets in a business, in each case within the meaning of Treas. Reg. sec.1.368-1(d).

                 VI. CONDITIONS TO CONSUMMATION OF THE MERGERS

     6.1 Conditions to Each Party's Obligations. The respective obligations of each Party to consummate the transactions contemplated by this Plan are subject to the written waiver by such Party or the fulfillment on or prior to the Effective Date of each of the following conditions:

     (A) Shareholder Vote. This Plan shall have been duly approved by the requisite vote of Valley's shareholders under applicable law and the articles of incorporation and bylaws of Valley.

     (B) Regulatory Approvals. The Parties shall have procured all necessary regulatory consents and approvals by the appropriate Regulatory Authorities, and any waiting periods relating thereto shall have expired; provided, however,that no such approval or consent shall have imposed any condition or requirement not normally imposed in such transactions that, in the opinion of Frontier, would deprive Frontier of the material economic or business benefits of the transactions contemplated by this Plan.

     (C) No Injunction. There shall not be in effect any order, decree or injunction of any court or agency of competent jurisdiction that enjoins or prohibits consummation of any of the transactions contemplated by this Plan.

     (D) Effective Registration Statement. The Registration Statement shall have become effective and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC or any other Regulatory Authority.

     (E) Blue-Sky Permits. Frontier shall have received all state securities laws and "blue sky" permits necessary to consummate the Mergers.

     (F) Tax Opinion. Frontier and Valley shall have received an opinion from Keller Rohrback L.L.P. to the effect that (1) the Corporate Merger constitutes a reorganization under Section 368 of the Code, and (2) no gain or loss will be recognized by shareholders of Valley who receive shares of Frontier Common Stock in exchange for their shares of Valley Common Stock, except that gain or loss may be recognized as to cash received in lieu of fractional share interests, and, in rendering their opinion, Keller Rohrback may require and rely upon representations contained in certificates of officers of Frontier, Valley and others.

     (G) NASDAQ Listing. The shares of Frontier Common Stock to be issued pursuant to this Plan shall have been approved for listing on the NASDAQ National Market subject only to official notice of issuance.

     (H) Pooling Letter. Frontier shall have received a letter from Moss Adams, LLP, dated as of the date of this Agreement and as of the Effective Date, in form and substance acceptable to Frontier, to the effect that the Mergers will qualify for pooling of interests accounting treatment. Valley shall have received a letter from Dodd & Wing, PC, dated as of the date of this Agreement and as of the Effective Date, in form and substance acceptable to Valley, from Dodd & Wing, PC, to the effect that the Mergers will qualify for pooling of interests accounting treatment.

     6.2 Conditions to Obligations of Frontier. The obligations of Frontier and Frontier Bank to consummate the transactions contemplated by this Plan also are subject to the written waiver by Frontier or the fulfillment on or prior to the Effective Date of each of the following conditions:

     (A) Legal Opinion. Frontier shall have received an opinion, dated the Effective Date, of Graham & Dunn, P.C., counsel for Valley and Bank of Sumner, in the form of Exhibit E.

     (B) Officers' Certificate. (1) Each of the representations and warranties contained in this Plan of Valley and Bank of Sumner shall be true and correct in all material respects as of the date of this Plan and upon the Effective Date with the same effect as though all such representations and warranties had been made on the Effective Date, except for any such representations and warranties that specifically relate to an earlier date, which shall be true and correct as of such earlier date and except as otherwise provided in Section 5.11, and (2) each and all of the agreements and covenants of Valley and Bank of Sumner to be performed and complied with pursuant to this Plan on or prior to the Effective Date shall have been duly performed and complied with in all material respects, and Frontier shall have received a certificate signed by the chief executive officers, chief financial officers, and chief lending officers of Valley and Bank of Sumner dated the Effective Date, to such effect.

     (C) Receipt of Affiliate Agreements. Frontier shall have received from each affiliate of Valley the agreement referred to in Section 5.10.

     (D) Adverse Change. During the period from December 31, 1997 to the Effective Date, there shall not have been any material adverse change in the financial position or results of operations of Valley or Bank of Sumner, nor shall Valley or Bank of Sumner have sustained any loss or damage to its properties, whether or not insured, nor shall there have been any other event, occurrence or circumstance which would have a Material Adverse Effect upon its ability to conduct its business; and Frontier shall have received a certificate dated the Effective Date signed by the Chief Executive Officers of Valley and Bank of Sumner to such effect.

     (E) Dissenters' Rights. The number of shares of Valley Common Stock for which cash is to be paid because dissenters' rights of appraisal under the Appraisal Laws shall have been effectively preserved as of the Effective Date or because of the payment of cash in lieu of fractional shares of Frontier Common Stock shall not exceed in the aggregate 10% of the outstanding shares of Valley Common Stock.

     (F) Capital. Valley's Capital shall not be less than $10-million (not including capital contributions upon exercise of outstanding Valley Options) at October 1, 1998, and not less than the Final Capital Requirement (not including capital contributions upon exercise of outstanding Valley Options) on the Effective Date.

     (G) Allowance for Loan and Lease Losses. Bank of Sumner's allowance for possible loan and lease losses shall not be less than 1.25% of Bank of Sumner's total outstanding loans and leases and will be adequate to absorb Bank of Sumner's anticipated loan and lease losses.

     (H) Employment Contract. The Employment Agreement attached as Exhibit C shall have been duly executed and delivered by all parties to such Employment Agreement.

     6.3 Conditions to Obligations of Company and Bank of Sumner. The obligations of Valley and Bank of Sumner to consummate the transactions contemplated by this Plan also are subject to the written waiver by Valley and Bank of Sumner or the fulfillment on or prior to the Effective Date of each of the following conditions:

     (A) Legal Opinion. Valley and Bank of Sumner shall have received an opinion, dated the Effective Date, of Keller Rohrback, L.L.C., counsel for Frontier, in the form of Exhibit F.

     (B) Officer's Certificate. (1) Each of the representations and warranties of Frontier and Frontier Bank contained in this Plan shall be true and correct in all material respects as of the date of this Plan and upon the Effective Date with the same effect as though all such representations and warranties had been made on the Effective Date, except for any such representations and warranties that specifically relate to an earlier date, which shall be true and correct as of such earlier date, and (2) each and all of the agreements and covenants of Frontier and Frontier Bank to be performed and complied with pursuant to this Plan on or prior to the Effective Date shall have been duly performed and complied with in all material respects, and Valley shall have received a certificate signed by an executive officer of Frontier and Frontier Bank dated the Effective Date, to such effect.

     (C) Adverse Change. During the period from December 31, 1997 to the Effective Date, there shall not have been any material adverse change in the financial position or results of operations of Frontier and Frontier Bank nor shall Frontier or Frontier Bank have sustained any loss or damage to its properties, whether or not insured, that materially affects its ability to conduct its business; and Valley shall have received a certificate dated the Effective Date signed by the Chief Executive Officers of Frontier and Frontier Bank to such effect.

     (D) Fairness Opinion. Valley shall have received, immediately prior to the mailing of the Proxy Statement to Valley's shareholders, an opinion of Columbia Financial Advisors, Inc., to the effect that the financial terms of the Corporate Merger are fair from a financial point of view to Valley's shareholders.

                                VII. TERMINATION

     7.1 Events of Termination. This Plan may be terminated prior to the Effective Date, either before or after receipt of required shareholder approvals:

     (A) Mutual Consent. By the mutual consent of Frontier and Valley, if the Board of Directors of each so determines by vote of a majority of the members of its entire board.

     (B) Breach. By Frontier or Valley, if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event of (A) a material breach by the other Party of any representation or warranty contained herein, which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching Party of such breach, or (B) a breach by the other party of any of the material covenants or agreements contained, which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching Party of such breach.

     (C) Delay. By Frontier or Valley in the event the Corporate Merger is not consummated by April 30, 1999, unless the failure of the consummation of the transactions to occur shall be due to the failure of the Party seeking to terminate this Merger Agreement to perform its obligations hereunder in a timely manner; provided, however, that Frontier may not terminate the Merger Agreement pursuant to this Section 7.1(C), if such delay results from (a) amendments to the Registration Statement or a resolicitation of proxies as a consequence of a Frontier Transaction, or any other acquisition or sale transaction, or any offering of securities, in which Frontier is involved, or (b) a change in the method of acquisition pursuant to Section 2.7; and provided, further, that a party may not terminate the Merger Agreement pursuant to this Section 7.1(C) if it is in material breach of any of the provisions of the Merger Agreement.

     (D) No Shareholder Approval. By Frontier or Valley, if its Board of Directors so determines by a vote of a majority of the members of its entire Board, in the event that the shareholder approval contemplated by Section 6.1 is not obtained at the Meeting, including any adjournment or adjournments the meeting.

     (E) Average Closing Price Below $43.86. By Valley, within five days after the end of the trading period used to determine the Frontier Average Closing Price, if the Frontier Average Closing Price, subject to adjustment as provided in Section 2.5 hereof, is less than $43.86 and Frontier, in its sole discretion, does not elect by written notice to Valley to adjust the Exchange Ratio so that the Frontier Average Closing Price multiplied by the Exchange Ratio equals $39.6750.

     (F) Fiduciary Duties. By Valley, if its Board of Directors, after receiving advice of counsel, determines in its good faith that it is required to do so in order to discharge its fiduciary duties, shall withdraw or modify or resolve to withdraw or modify its recommendation that the shareholders vote in favor of the Merger.

     7.2  Consequences of Termination.

     (A) General Consequences. Subject to Section 7.3 and Section 7.4, in the event of the termination or abandonment of this Plan pursuant to the provisions of Section 7.1, this Plan shall become void and have no force or effect, without any liability on the part of the Parties or any of their respective directors or officers or shareholders with respect to this Plan.

     (B) Enforcement Proceedings. In any action or proceeding in connection with the enforcement of this Plan, the prevailing party will be entitled to reasonable attorneys' fees and expenses.

     7.3 Termination Fee. The parties hereby acknowledge that, in negotiating and executing this Plan and in taking the steps necessary or appropriate to effect the transaction contemplated hereby, Frontier and Valley have each incurred and will incur direct and indirect monetary and other costs (including without limitation attorneys' fees and costs of their respective employee and management time) and will forego discussions with respect to other potential transactions.

     (A) To compensate Frontier for such costs and to induce it to forego initiating discussions regarding other transactions, if (i) this Plan terminates because Valley does not use its best efforts to consummate the transactions contemplated by this Plan in accordance with the terms of this Plan (unless a condition set forth in Section 7.1 is not satisfied and such nonsatisfaction has not been the result of the failure of Valley to use its best efforts to consummate this Plan in accordance with the terms of this Plan); (ii) Valley terminates this Plan for any reason other than the grounds for termination set out in Section 7.1(A), 7.1(B), 7.1(C), or 7.17.1(E); then Valley shall be obligated to pay Frontier on demand (and in no event more than three days after such demand) in immediately available funds Five Hundred Thousand and No/100 Dollars ($500,000.00). It is further understood and agreed that the fee payable under this Section shall be due and owing even though the event or condition which caused the fee to be payable was the result (in part or in whole) of the directors of Valley complying with their fiduciary duties.

     (B) To compensate Valley for such costs and to induce it to forego initiating discussions regarding other transactions, if (i) this Plan terminates because Frontier does not use its best efforts to consummate the transactions contemplated by this Plan in accordance with the terms of this Plan (unless a condition set forth in Section 7.1 is not satisfied and such nonsatisfaction has not been the result of the failure of Frontier to use its best efforts to consummate this Plan in accordance to the terms of this Plan); or (ii) Frontier terminates this Plan for any reason other than the grounds for termination set out in Section 7.1(A), 7.1(B), 7.1(C), 7.1(D) or 7.17.1(E), then Frontier shall be obligated to pay Valley on demand (and in no event more than three days after such demand) in immediately available funds Five Hundred Thousand and No/100 Dollars ($500,000.00).

     7.4 Acquiror Fee. Valley hereby agrees to pay Frontier on demand (and in no event more than three days after such demand) in immediately available funds $750,000 (the "Acquiror Fee") if within 18 months after the date hereof the Corporate Merger has not been completed and there occurs any of the events set forth in subparagraphs (A), (B) or (C), below.

     (A) Any person other than Frontier or an affiliate of Frontier or a person who is a shareholder of Valley as of the date of this Plan acquires beneficial ownership of 25% or more of the then-outstanding Valley Common Stock;

     (B) Valley, without having received Frontier's prior written consent, enters into an agreement to engage in an Acquisition Proposal (as defined below) with any person (the term "person" for purposes of this section having the meaning assigned thereto in Sections 3(a)(9) and 13(d)(3) of the 1934 Act and the rules and regulations thereunder) other than Frontier or any of its respective Subsidiaries, or Valley's Board of Directors recommends that Valley Shareholders approve or accept any Acquisition Proposal with any person other than Frontier or any of its respective Subsidiaries. For purposes of this section, "Acquisition Proposal" shall mean (a) a merger or consolidation, or any similar transaction, involving Valley, (b) a purchase, lease or other acquisition of all or substantially all of the assets of Valley, or (c) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of securities representing 20% or more of the voting power of Valley; or

     (C) A bona fide proposal is made by a third party to Valley to engage in an Acquisition Proposal and after such proposal is made any of the following events occurs: Valley willfully breaches this Plan and such breach entitles Frontier to terminate this Plan; Valley Shareholders do not approve this Plan at the Shareholders Meeting; the Shareholders Meeting is not held or is canceled prior to termination of this Plan for reasons other than the fault of Frontier; or Valley's Board of Directors modifies in a manner adverse to Frontier its recommendation with respect to this Plan.

     Notwithstanding the foregoing, Valley shall not be obligated to pay to Frontier the Acquiror Fee if, prior to the occurrence of any of the events specified in Sections 7.4(A), (B) or (C), either (i) Frontier terminates the Plan in accordance with the terms hereof other than pursuant to Section 7.1(B) hereof or (ii) Valley terminates this Plan pursuant to Section 7.1(B). Under no circumstances shall Valley be required under Sections 7.3 and 7.4 to pay in the aggregate more than $1-million.

                              VIII. OTHER MATTERS

     8.1 Survival. Only those agreements and covenants in this Plan that by their express terms apply in whole or in part after the Effective Date shall survive the Effective Date. All other representations, warranties, and covenants shall be deemed only to be conditions of the Mergers and shall not survive the Effective Date. If the Mergers are abandoned and this Plan is terminated, the provisions of Article VII shall apply and the agreements of the Parties in Sections 7.3, 7.4, 8.5 and 8.6 shall survive such abandonment and termination.

     8.2 Waiver; Amendment. Prior to the Effective Date, any provision of this Plan may be (A) waived in writing by the Party benefited by the provision, or
(B) amended or modified at any time (including the structure of the transactions contemplated by this Plan) by an agreement in writing among the Parties approved by their respective Boards of Directors and executed in the same manner as this Plan, except that, after the vote by the shareholders of Valley, the consideration to be received by the shareholders of Valley for each share of Valley Common Stock shall not thereby be altered. Nothing contained in this
Section 8.2 is intended to modify Frontier's rights pursuant to Section 2.7.

     8.3 Counterparts. This Plan may be executed in one or more facsimile counterparts, each of which shall be deemed to constitute an original. This Plan shall become effective when one counterpart has been signed by each Party.

     8.4 Governing Law. This Plan shall be governed by, and interpreted in accordance with, the laws of the State of Washington, except as federal law may be applicable.

     8.5 Expenses. Each Party will bear all expenses incurred by it in connection with this Plan and the transactions contemplated by this Plan, except printing expenses which shall be shared equally between Valley and Frontier.

     8.6 Confidentiality. Except as otherwise provided in Section 5.6(B), each of the Parties and their respective agents, attorneys and accountants will maintain the confidentiality of all information provided in connection herewith which has not been publicly disclosed.

     8.7 Notices. All notices, requests and other communications hereunder to a "Party" shall be in writing and shall be deemed to have been duly given when delivered by hand, telegram, certified or registered mail, overnight courier, telecopy or telex (confirmed in writing) to such Party at its address set forth below or such other address as such Party may specify by notice to the Parties.

     If to Frontier or Frontier Bank to:

       FRONTIER FINANCIAL CORPORATION
       332 SW Everett Mall Way
       Everett, WA 98204
       Attn: Robert J. Dickson, President

     Copies to:

       Glen P. Garrison
       Keller Rohrback, L.L.P.
       Suite 3200
       1201 Third Avenue
       Seattle, WA 98101-3052

     If to Valley or Bank of Sumner, to:

       VALLEY BANCORPORATION
       801 Alder Avenue
       Sumner, WA 98390
       Attn: Linda A. Dryden

     Copies to:

       Stephen M. Klein
       Graham & Dunn, P.C.
       1420 Fifth Avenue, 33rd Floor
       Seattle, WA 98101

     8.8 Entire Understanding; No Third Party Beneficiaries. This Plan represents the entire understanding of the Parties with reference to transactions contemplated by this Plan and supersedes any and all other oral or written agreements previously made, except for Sections 5.9, 5.17, 5.20, and
8.9. Nothing in this Plan, expressed or implied, is intended to confer upon any Person, other than the Parties or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Plan.

     8.9 Benefit Plans. Upon consummation of the Mergers, all employees of Valley and its Subsidiaries shall be deemed to be at-will employees of Frontier and its subsidiaries, except for Linda A. Dryden, who is party to the Employment Agreement. From and after the Effective Date, employees of Valley and its Subsidiaries shall be entitled to participate in the pension, employee benefit and similar plans (including stock option, bonus or other incentive plans) on substantially the same terms and conditions as similarly situated employees of Frontier and its Subsidiaries. With the exception of stock option plans, for the purpose of determining eligibility to participate in such plans and the vesting of benefits under such plans (but not for the accrual of benefits), Frontier shall give effect to years of service with Valley or Valley's Subsidiaries, as the case may be, as if such service were with Frontier or its Subsidiaries. Employees of Valley and its Subsidiaries will be entitled to carry over unused vacation days and sick leave accrued as of the Effective Date. Frontier shall use its best efforts to facilitate the rollover of the 401(k) plan maintained by Valley into the 401(k) plan maintained by Frontier Bank.

     8.10 Headings. The headings contained in this Plan are for reference purposes only and are not part of this Plan.

     IN WITNESS WHEREOF, the Parties have caused this instrument to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

                                          FRONTIER FINANCIAL CORPORATION

                                          By: /s/ ROBERT J. DICKSON

                                            ------------------------------------
                                            Robert J. Dickson,
                                            President and Chief Executive
                                              Officer

                                          FRONTIER BANK

                                          By: /s/ ROBERT J. DICKSON

                                            ------------------------------------
                                            Robert J. Dickson,
                                            President and Chief Executive
                                              Officer

                                          VALLEY BANCORPORATION

                                          By: /s/ LINDA A. DRYDEN

                                            ------------------------------------
                                            Title: President & Chief Executive
                                              Officer

                                          BANK OF SUMNER

                                          By: /s/ LINDA A. DRYDEN

                                            ------------------------------------
                                            Title: President & Chief Executive
                                              Officer

                                    EXHIBITS

Exhibit A            Voting Agreement
Exhibit B            Director's Agreement
Exhibit C            Employment Agreement
Exhibit D            Affiliate Agreement
Exhibit E            Legal Opinion of Graham & Dunn, P.C.
Exhibit F            Legal Opinion of Keller Rohrback L.L.P.

                                   SCHEDULES

COMPANY DISCLOSURES
Schedule 2.8         Outstanding Options
Schedule 3.4         Changes to Line of Business, Operating Procedures, etc.
Schedule 3.6         New or Changes to Compensation, Employment Agreements, etc.
Schedule 3.7         New or Modifications to Benefit Plans
Schedule 3.11        New or Changes to Material Contracts
Schedule 4.1(C)      Shares Outstanding
Schedule 4.1(D)      Subsidiaries
Schedule 4.1(G)      No Defaults -- Agreements Requiring Third Party Consent
Schedule 4.1(H)      Financial Reports
Schedule 4.1(I)      Undisclosed Liabilities
Schedule 4.1(J)      No Events Causing Material Adverse Effect
Schedule 4.1(L)      Litigation, Regulatory Action
Schedule 4.1(M)      Compliance with Laws
Schedule 4.1(N)      Material Contracts
Schedule 4.1(P)      Brokers
Schedule 4.1(Q)(1)   List of Employee Benefit Plans
Schedule 4.1(Q)(2)   Employee Benefit Plans Not Qualified Under ERISA
Schedule 4.1(Q)(6)   Obligations for Retiree Health and Life Benefits
Schedule 4.1(Q)(7)   Agreements Resulting in Payments to Employees Under Any
                     Compensation and Benefit Plan with Respect to Proposed
                     Transaction
Schedule 4.1(T)      Asset Classification
Schedule 4.1(V)      Insurance
Schedule 4.1(W)      Affiliates
Schedule 4.1(Z)(2)   Pending Proceedings with Respect to Environmental Matters
Schedule 4.1(Z)(3)   Pending Proceedings with Respect to Environmental Matters
                     Involving Loan/Fiduciary Property
Schedule 4.1(Z)(4)   Pending Proceedings with Respect to Environmental Matters
                     Listed in Sections 4.1(Z)(2) or (3)
Schedule 4.1(Z)(5)   Actions During Ownership Which could Have Material Adverse
                     Effect with Respect to Environmental Matters
Schedule 4.1(Z)(6)   Actions Prior to Ownership Which could Have Material Adverse
                     Effect with Respect to Environmental Matters
Schedule 4.1(AA)     Tax Reports Matters

Schedule 4.1(CC) Derivative Contracts, including a list of any assets pledged as security for such Derivative Contracts
Schedule 4.1(EE)(1)  Employment Contracts Requiring Payment In Connection with
                     Termination
Schedule 4.1(EE)(2)  Leases with Aggregate Annual Rent Exceeding $10,000
Schedule 4.1(EE)(3)  Material Contracts with Affiliates
FRONTIER
  DISCLOSURES
Schedule 4.2(C)      Shares
Schedule 4.2(F)      No Defaults
Schedule 4.2(G)      Financial Reports
Schedule 4.2(H)      No Events Causing Material Adverse Effect
Schedule 4.2(I)      Litigation, Regulatory Action
Schedule 4.2(L) Derivative Contracts, including a list of any assets pledged as security for such Derivative Contracts

                                                                      APPENDIX B

             CHAPTER 13 OF THE WASHINGTON BUSINESS CORPORATIONS ACT

RCW 23B.13.010 DEFINITIONS. As used in this chapter:

     (1) "Corporation" means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

     (2) "Dissenter" means a shareholder who is entitled to dissent from corporate action under RCW 23B.13.020 and who exercises that right when and in the manner required by RCW 23B.13.200 through 23B.13.280.

     (3) "Fair value," with respect to a dissenter's shares, means the value of the shares immediately before the effective date of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

     (4) "Interest" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

     (5) "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

     (6) "Beneficial shareholder" means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

     (7) "Shareholder" means the record shareholder or the beneficial shareholder.

RCW 23B.13.020 RIGHT TO DISSENT.

     (1) A shareholder is entitled to dissent from, and obtain payment of the fair value of the shareholder's shares in the event of, any of the following corporate actions:

          (a) Consummation of a plan of merger to which the corporation is a party (i) if shareholder approval is required for the merger by RCW 23B.11.030, 23B.11.080, or the articles of incorporation and the shareholder is entitled to vote on the merger, or (ii) if the corporation is a subsidiary that is merged with its parent under RCW 23B.11.040;

          (b) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

          (c) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale;

          (d) An amendment of the articles of incorporation that materially reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under RCW 23B.06.040; or

          (e) Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

     (2) A shareholder entitled to dissent and obtain payment for the shareholder's shares under this chapter may not challenge the corporate action creating the shareholder's entitlement unless the action fails to comply with the procedural requirements imposed by this title, RCW 25.10.900 through 25.10.955, the articles of incorporation, or the bylaws, or is fraudulent with respect to the shareholder or the corporation.

     (3) The right of a dissenting shareholder to obtain payment of the fair value of the shareholder's shares shall terminate upon the occurrence of any one of the following events:

          (a) The proposed corporate action is abandoned or rescinded;

          (b) A court having jurisdiction permanently enjoins or sets aside the corporate action; or

          (c) The shareholder's demand for payment is withdrawn with the written consent of the corporation.

RCW 23B.13.030 DISSENT BY NOMINEES AND BENEFICIAL OWNERS.

     (1) A record shareholder may assert dissenters' rights as to fewer than all the shares registered in the shareholder's name only if the shareholder dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf the shareholder asserts dissenters' rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which the dissenter dissents and the dissenter's other shares were registered in the names of different shareholders.

     (2) A beneficial shareholder may assert dissenters' rights as to shares held on the beneficial shareholder's behalf only if:

          (a) The beneficial shareholder submits to the corporation the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights; and

          (b) The beneficial shareholder does so with respect to all shares of which such shareholder is the beneficial shareholder or over which such shareholder has power to direct the vote.

RCW 23B.13.200 NOTICE OF DISSENTERS' RIGHTS.

     (1) If proposed corporate action creating dissenters' rights under RCW 23B.13.020 is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this chapter and be accompanied by a copy of this chapter.

     (2) If corporate action creating dissenters' rights under RCW 23B.13.020 is taken without a vote of shareholders, the corporation, within ten days after [the] effective date of such corporate action, shall notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in RCW 23B.13.220.

RCW 23B.13.210 NOTICE OF INTENT TO DEMAND PAYMENT.

     (1) If proposed corporate action creating dissenters' rights under RCW 23B.13.020 is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights must (a) deliver to the corporation before the vote is taken written notice of the shareholder's intent to demand payment for the shareholder's shares if the proposed action is effected, and (b) not vote such shares in favor of the proposed action.

     (2) A shareholder who does not satisfy the requirements of subsection (1) of this section is not entitled to payment for the shareholder's shares under this chapter.

RCW 23B.13.220 DISSENTERS' NOTICE.

     (1) If proposed corporate action creating dissenters' rights under RCW 23B.13.020 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of RCW 23B.13.210.

     (2) The dissenters' notice must be sent within ten days after the effective date of the corporate action, and must:

          (a) State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

          (b) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

          (c) Supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters' rights certify whether or not the person acquired beneficial ownership of the shares before that date;

          (d) Set a date by which the corporation must receive the payment demand, which date may not be fewer than thirty nor more than sixty days after the date the notice in subsection (1) of this section is delivered; and

          (e) Be accompanied by a copy of this chapter.

RCW 23B.13.230 DUTY TO DEMAND PAYMENT.

     (1) A shareholder sent a dissenters' notice described in RCW 23B.13.220 must demand payment, certify whether the shareholder acquired beneficial ownership of the shares before the date required to be set forth in the dissenters' notice pursuant to RCW 23B.13.220(2)(c), and deposit the shareholder's certificates in accordance with the terms of the notice.

     (2) The shareholder who demands payment and deposits the shareholder's share certificates under subsection (1) of this section retains all other rights of a shareholder until the proposed corporate action is effected.

     (3) A shareholder who does not demand payment or deposit the shareholder's share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for the shareholder's shares under this chapter.

RCW 23B.13.240 SHARE RESTRICTIONS.

     (1) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is effected or the restriction is released under RCW 23B.13.260.

     (2) The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder until the effective date of the proposed corporate action.

RCW 23B.13.250 PAYMENT.

     (1) Except as provided in RCW 23B.13.270, within thirty days of the later of the effective date of the proposed corporate action, or the date the payment demand is received, the corporation shall pay each dissenter who complied with RCW 23B.13.230 the amount the corporation estimates to be the fair value of the shareholder's shares, plus accrued interest.

     (2) The payment must be accompanied by:

          (a) The corporation's balance sheet as of the end of a fiscal year ending not more than sixteen months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;

          (b) An explanation of how the corporation estimated the fair value of the shares;

          (c) An explanation of how the interest was calculated;

          (d) A statement of the dissenter's right to demand payment under RCW 23B.13.280; and

          (e) A copy of this chapter.

RCW 23B.13.260 FAILURE TO TAKE ACTION.

     (1) If the corporation does not effect the proposed action within sixty days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release any transfer restrictions imposed on uncertificated shares.

     (2) If after returning deposited certificates and releasing transfer restrictions, the corporation wishes to undertake the proposed action, it must send a new dissenters' notice under RCW 23B.13.220 and repeat the payment demand procedure.

RCW 23B.13.270 AFTER-ACQUIRED SHARES.

     (1) A corporation may elect to withhold payment required by RCW 23B.13.250 from a dissenter unless the dissenter was the beneficial owner of the shares before the date set forth in the dissenters' notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.

     (2) To the extent the corporation elects to withhold payment under subsection (1) of this section, after taking the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of the dissenter's demand. The corporation shall send with its offer an explanation of how it estimated the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter's right to demand payment under RCW 23B.13.280.

RCW 23B.13.280 PROCEDURE IF SHAREHOLDER DISSATISFIED WITH PAYMENT OR OFFER.

     (1) A dissenter may notify the corporation in writing of the dissenter's own estimate of the fair value of the dissenter's shares and amount of interest due, and demand payment of the dissenter's estimate, less any payment under RCW 23B.13.250, or reject the corporation's offer under RCW 23B.13.270 and demand payment of the dissenter's estimate of the fair value of the dissenter's shares and interest due, if:

          (a) The dissenter believes that the amount paid under RCW 23B.13.250 or offered under RCW 23B.13.270 is less than the fair value of the dissenter's shares or that the interest due is incorrectly calculated;

          (b) The corporation fails to make payment under RCW 23B.13.250 within sixty days after the date set for demanding payment; or

          (c) The corporation does not effect the proposed action and does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within sixty days after the date set for demanding payment.

     (2) A dissenter waives the right to demand payment under this section unless the dissenter notifies the corporation of the dissenter's demand in writing under subsection (1) of this section within thirty days after the corporation made or offered payment for the dissenter's shares.

RCW 23B.13.300 COURT ACTION.

     (1) If a demand for payment under RCW 23B.13.280 remains unsettled, the corporation shall commence a proceeding within sixty days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

     (2) The corporation shall commence the proceeding in the superior court of the county where a corporation's principal office, or, if none in this state, its registered office, is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

     (3) The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled, parties to the proceeding as in an action against their shares and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

     (4) The corporation may join as a party to the proceeding any shareholder who claims to be a dissenter but who has not, in the opinion of the corporation, complied with the provisions of this chapter. If the court determines that such shareholder has not complied with the provisions of this chapter, the shareholder shall be dismissed as a party.

     (5) The jurisdiction of the court in which the proceeding is commenced under subsection (2) of this section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

     (6) Each dissenter made a party to the proceeding is entitled to judgment
(a) for the amount, if any, by which the court finds the fair value of the dissenter's shares, plus interest, exceeds the amount paid by the corporation, or (b) for the fair value, plus accrued interest, of the dissenter's after-acquired shares for which the corporation elected to withhold payment under RCW 23B.13.270.

RCW 23B.13.310 COURT COSTS AND COUNSEL FEES.

     (1) The court in a proceeding commenced under RCW 23B.13.300 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess the costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under RCW 23B.13.280.

     (2) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

          (a) Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of RCW 23B.13.200 through 23B.13.280; or

          (b) Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by chapter 23B.13 RCW.

     (3) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

                                                                      APPENDIX C

             FAIRNESS OPINION OF COLUMBIA FINANCIAL ADVISORS, INC.

                                           , 1998

Board of Directors
Valley Bancorporation
801 Alder
Sumner, WA 98390

Members of the Board:

     You have requested our opinion as to the fairness, from a financial point of view, to the shareholders of Valley Bancorporation ("VB") of the consideration to be received by such shareholders pursuant to the terms of the Merger Agreement and Plan of Merger, dated July 30, 1998, (the "Agreement") between VB and Frontier Financial Corporation ("FTBK").

     In connection with the proposed merger transaction (the "Merger") whereby VB will merge into FTBK, each issued and outstanding share and option of VB common stock (along with its associated rights) at the effective time of the Merger (other than (i) shares of holders of which are exercising appraisal rights pursuant to applicable law and (ii) shares held directly by or indirectly by the Bank, its parent company or any subsidiary thereof other than shares held in a fiduciary capacity or in satisfaction of a debt previously contracted) shall be converted into the right to receive .8625 FTBK shares, except for fractional shares which will receive a proportional amount of cash (the Merger "Consideration").

     Columbia Financial Advisors, Inc. ("CFAI") as a part of its investment banking services, is periodically engaged in the valuation of banks and advises the directors, officers and shareholders of both public and private banks and thrift institutions with respect to the fairness, from a financial point of view, of the consideration to be received in transactions such as that proposed by the Agreement. With particular regard to our qualifications for rendering an opinion as to the fairness, from a financial point of view, of the Consideration to be received by holders of the shares from FTBK pursuant to the Merger, CFAI has advised Washington and Oregon community banks regarding fairness of capital transactions. VB has agreed to pay CFAI a fee for this opinion letter.

     In connection with rendering this opinion, we have, among other things: (i) reviewed the Agreement; (ii) reviewed VB's financial information for the twelve months ended December 31, 1997 and for the six months ended June 30, 1998; (iii) reviewed certain internal financial analyses and certain other forecasts for VB prepared by and reviewed with the management of VB; (iv) conducted interviews with senior management of VB regarding the past and current business operations, results thereof, financial condition and future prospects of VB; (v) reviewed the current market environment generally and the banking environment in particular; (vi) reviewed the prices paid in certain recent mergers and acquisitions in the banking industry on a regional basis; (vii) reviewed FTBK's audited financial information for the fiscal year ended December 31, 1997 and three months ended March 31, 1998 including the Form 10-KSB and 10-QSB filed with the U.S. Securities and Exchange Commission; (ix) reviewed the price ranges and dividend history for FTBK common stock; (x) and reviewed such other information, studies and analyses and performed such other investigations and took into account such other matters as we deemed appropriate.

     In conducting our review and arriving at our opinion, we have relied on the accuracy and completeness of all information supplied or otherwise made available to us, and we have not independently verified such information nor have we undertaken an independent appraisal of the assets or liabilities of the VB or FTBK. With respect to the financial forecasts referred to above, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgment of the senior management of VB. This opinion is necessarily based upon circumstances and conditions as they exist and can be evaluated as of the date of this letter. We have not been authorized to solicit and did not solicit other entities for purposes of a business combination with VB.

     This opinion is based upon the information available to us and facts and circumstances as they exist and are subject to evaluation on the date hereof. We are not expressing any opinion herein as to the prices at which shares of FTBK Common Stock have traded or may trade at any future date.

     This opinion is not intended to be and does not constitute a recommendation to any stockholder as to how such stockholder should vote with respect to the merger.

     In reliance upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration to be received by the shareholders of VB pursuant to the Agreement is fair, from a financial point of view, to the shareholders of VB.

     We hereby consent to the reference to our firm in the proxy statement or prospectus related to the merger transaction and to the inclusion of our opinion as an exhibit to the proxy statement or prospectus related to the merger transaction.

                                          Very truly yours,

                                          COLUMBIA FINANCIAL ADVISORS, INC.

                                          By:
                                            ------------------------------------
                                                     Robert J. Rogowski
                                                         Principal

                                                                      APPENDIX D

                  VALLEY BANCORPORATION FINANCIAL INFORMATION
                    AND MANAGEMENT'S DISCUSSION AND ANALYSIS

FINANCIAL STATEMENTS (unaudited)
  Consolidated Balance Sheets (unaudited)...................  D-2
  Consolidated Statements of Income (unaudited).............  D-3
  Consolidated Statements of Changes in Shareholders' Equity
     (unaudited)............................................  D-4
  Consolidated Statements of Cash Flows (unaudited).........  D-5
  Notes to Consolidated Financial Statements (unaudited)....  D-6
INDEPENDENT AUDITOR'S REPORT................................  D-8
FINANCIAL STATEMENTS (audited)
  Consolidated Balance Sheets...............................  D-10
  Consolidated Statements of Income.........................  D-11
  Consolidated Statements of Stockholders' Equity...........  D-12
  Consolidated Statements of Cash Flows.....................  D-13
  Notes to Consolidated Financial Statements................  D-14
VALLEY BANCORPORATION MANAGEMENT'S DISCUSSION AND ANALYSIS
  OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
  Management's Discussion and Analysis......................  D-26
  Tables to Management's Discussion and Analysis............  D-29

                      VALLEY BANCORPORATION AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS

                                     ASSETS

                                                               JUNE 30,      DECEMBER 31,
                                                                 1998            1997
                                                              -----------    ------------
                                                              (UNAUDITED)
  Cash and due from banks...................................  $ 4,400,894    $ 3,208,146
  Interest bearing deposits in banks........................    7,666,700     10,535,102
  Securities held to maturity...............................      899,334        898,669
  Federal Home Loan Bank stock..............................      490,000        466,900
  Loans.....................................................   80,180,680     71,615,949
  Allowance for loan losses.................................   (1,103,374)      (979,196)
                                                              -----------    -----------
  NET LOANS.................................................   79,077,306     70,636,753
  Premises and equipment....................................    1,922,043      1,970,283
  Foreclosed real estate....................................      245,722        199,792
  Interest receivable.......................................      562,368        488,187
  Intangible assets.........................................    1,185,215      1,229,946
  Other assets..............................................      309,193        538,311
                                                              -----------    -----------
          TOTAL ASSETS......................................  $96,758,775    $90,172,089
                                                              ===========    ===========

                          LIABILITIES AND SHAREHOLDERS' EQUITY
LIABILITIES
  Deposits:
     Demand.................................................  $17,079,238    $18,530,286
     Savings and interest-bearing demand....................   35,196,544     32,595,974
     Time...................................................   33,525,627     28,290,933
                                                              -----------    -----------
          TOTAL DEPOSITS....................................   85,801,409     79,417,193
  Interest payable..........................................      208,169        172,528
  Long-term borrowings......................................      227,429        638,889
  Other liabilities.........................................      432,545        398,834
                                                              -----------    -----------
          TOTAL LIABILITIES.................................   86,669,552     80,627,444
                                                              -----------    -----------
SHAREHOLDERS' EQUITY
  Common stock (par value: $1); authorized 3,000,000 shares;
     issued: 920,648 shares in 1998 and 1997................      920,648        920,648
  Surplus...................................................       69,569         69,569
  Retained earnings.........................................    9,099,006      8,554,428
                                                              -----------    -----------
  Total shareholders' equity................................   10,089,223      9,544,645
                                                              -----------    -----------
          TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY........  $96,758,775    $90,172,089
                                                              ===========    ===========

                See notes to consolidated financial statements.

                      VALLEY BANCORPORATION AND SUBSIDIARY

                       CONSOLIDATED STATEMENTS OF INCOME

                                                              SIX MONTHS ENDED JUNE 30,
                                                              --------------------------
                                                                 1998           1997
                                                              -----------    -----------
                                                                     (UNAUDITED)
INTEREST INCOME
  Loans.....................................................  $3,830,384     $2,975,682
  Deposits in banks and federal funds sold..................     194,306        148,220
  Federal Home Loan Bank dividends..........................      22,274          8,891
  Securities held to maturity...............................      25,118         38,076
                                                              ----------     ----------
  TOTAL INTEREST INCOME.....................................   4,072,082      3,170,869
                                                              ----------     ----------
INTEREST EXPENSE
  Deposits..................................................   1,309,779        995,452
  Borrowings................................................       7,920         12,788
                                                              ----------     ----------
  TOTAL INTEREST EXPENSE....................................   1,317,699      1,008,240
                                                              ----------     ----------
  NET INTEREST INCOME.......................................   2,754,383      2,162,629
PROVISION FOR CREDIT LOSSES.................................     150,000        120,000
                                                              ----------     ----------
  NET INTEREST INCOME AFTER PROVISION FOR CREDIT LOSSES.....   2,604,383      2,042,629
                                                              ----------     ----------
NONINTEREST INCOME
  Service charges on deposit accounts.......................     144,348        138,475
  Real estate loan brokerage fees...........................      60,905         33,812
  Other.....................................................      50,035         43,057
                                                              ----------     ----------
  TOTAL NONINTEREST INCOME..................................     255,288        215,344
                                                              ----------     ----------
NONINTEREST EXPENSE
  Salaries and employee benefits............................     866,813        660,055
  Occupancy.................................................     156,336        144,079
  Other.....................................................     544,046        402,854
                                                              ----------     ----------
  TOTAL NONINTEREST EXPENSE.................................   1,567,195      1,206,988
                                                              ----------     ----------
  INCOME BEFORE INCOME TAXES................................   1,292,476      1,050,985
INCOME TAXES................................................     407,259        306,547
                                                              ----------     ----------
NET INCOME..................................................  $  885,217     $  744,438
                                                              ==========     ==========
NET INCOME PER SHARE DATA
  Basic earnings per common share...........................  $      .96     $      .89
  Diluted earnings per common share.........................         .92            .86

                See notes to consolidated financial statements.

                      VALLEY BANCORPORATION AND SUBSIDIARY

           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
                   SIX MONTHS ENDED JUNE 30, 1998 (UNAUDITED)

                                                COMMON                 RETAINED
                                                STOCK      SURPLUS     EARNINGS        TOTAL
                                               --------    -------    ----------    -----------
BALANCE, DECEMBER 31, 1997...................  $920,648    $69,569    $8,554,428    $ 9,544,645
  Net income.................................        --         --       885,217        885,217
  Cash dividends.............................        --         --      (340,639)      (340,639)
                                               --------    -------    ----------    -----------
BALANCE, JUNE 30, 1998.......................  $920,648    $69,569    $9,099,006    $10,089,223
                                               ========    =======    ==========    ===========

                See notes to consolidated financial statements.

                      VALLEY BANCORPORATION AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                              SIX MONTHS ENDED JUNE 30,
                                                              --------------------------
                                                                 1998           1997
                                                              -----------    -----------
                                                                     (UNAUDITED)
OPERATING ACTIVITIES
  Net income................................................  $   885,217    $   744,438
  Adjustments to reconcile net income to net cash provided
     by operating activities:
     Provision for loan losses..............................      150,000        120,000
     Depreciation and amortization..........................      133,353         79,711
     Investment amortization -- net.........................         (665)        (1,363)
     Stock dividends received...............................      (23,100)        (9,300)
     (Increase) decrease in interest receivable and other
      assets................................................      154,937       (140,912)
     Increase in interest payable and other liabilities.....       69,352         94,946
                                                              -----------    -----------
  NET CASH PROVIDED BY OPERATING ACTIVITIES.................    1,369,094        887,520
                                                              -----------    -----------
INVESTING ACTIVITIES
  Net decrease in interest bearing deposits in banks and
     federal funds sold.....................................    2,868,402      3,443,999
  Maturities of investments held to maturity................           --        100,000
  Purchase of Federal Home Loan Bank stock..................           --       (190,800)
  Increase in loans made to customers, net of principal
     collections............................................   (8,636,033)    (7,171,434)
  Purchases of equipment....................................      (40,382)       (94,055)
  Proceeds from sale of premises and equipment..............      675,000             --
  Additions to other real estate owned......................         (450)            --
                                                              -----------    -----------
  NET CASH USED IN INVESTING ACTIVITIES.....................   (5,808,463)    (3,912,290)
                                                              -----------    -----------
FINANCING ACTIVITIES
  Net increase in deposit accounts..........................    6,384,216        423,635
  Proceeds from borrowings..................................           --      2,730,365
  Payment on borrowings.....................................     (411,460)        (2,158)
  Dividends.................................................     (340,639)      (275,375)
  Issuance of common stock..................................           --         10,380
                                                              -----------    -----------
NET CASH PROVIDED BY FINANCING ACTIVITIES...................    5,632,117      2,886,847
                                                              -----------    -----------
NET INCREASE (DECREASE) IN CASH AND DUE FROM BANKS..........    1,192,748       (137,923)
CASH AND DUE FROM BANKS, BEGINNING OF PERIOD................    3,208,146      2,933,745
                                                              -----------    -----------
CASH AND DUE FROM BANKS, END OF PERIOD......................  $ 4,400,894    $ 2,795,822
                                                              ===========    ===========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
  Interest paid.............................................  $ 1,282,058    $ 1,044,649
  Income taxes paid.........................................      414,000        255,000
SUPPLEMENTAL DISCLOSURES OF NON-CASH INVESTING ACTIVITIES
  Transfer of loans to foreclosed real estate...............  $    45,480             --

                See notes to consolidated financial statements.

                      VALLEY BANCORPORATION AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             JUNE 30, 1998 AND 1997

 1. BASIS OF PRESENTATION

     The accompanying unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principles and practices for interim financial information within the banking industry. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. For additional information refer to the consolidated financial statements and footnotes thereto included in Valley Bancorporation's annual report for the year ended December 31, 1997.

 2. FINANCIAL STATEMENT PRESENTATION

     The consolidated financial statements include the accounts of Valley Bancorporatoin (the Company) and Bank of Sumner (the Bank). All significant inter-company balances and transactions have been eliminated in consolidation.

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

 3. EARNINGS PER SHARE

     In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128, Earnings Per Share (SFAS No. 128), which the Company adopted in the fourth quarter of 1997. SFAS No. 128 replaces current earnings per share requirements and requires a dual presentation of basic and diluted earnings per share. Basic earnings per share excludes dilution and is computed by dividing net income by the weighted average number of common shares outstanding. Diluted earnings per share reflect the potential dilution that could occur if common shares were issued pursuant to the exercise of options under the Company's stock option plans.

     Following is information regarding the calculation of basic and diluted earnings per share for the six months ended as indicated:

                                                                 NET
                                                               INCOME         SHARES       PER SHARE
                                                             (NUMERATOR)   (DENOMINATOR)    AMOUNT
                                                             -----------   -------------   ---------
SIX MONTHS ENDED JUNE 30, 1998
  Basic earnings per share:
     Net income............................................   $885,217       $920,648        $.96
  Effect of dilutive securities:
     Options...............................................         --       $ 39,538
                                                              --------       --------
  Diluted earnings per share:
     Net income............................................   $885,217       $960,186        $.92
                                                              ========       ========
SIX MONTHS ENDED JUNE 30, 1997
  Basic earnings per share:
     Net loss..............................................   $744,438       $837,487        $.89
  Effect of dilutive securities:
     Options...............................................         --       $ 29,797
                                                              --------       --------
  Diluted earnings per share:
     Net loss..............................................   $744,438       $867,284        $.86
                                                              ========       ========

                      VALLEY BANCORPORATION AND SUBSIDIARY

                             JUNE 30, 1998 AND 1997

 4. ACCOUNTING STANDARDS

     In June 1998, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 133, Accounting for Derivative Instruments and Hedging Activities, effective for fiscal years beginning after June 15, 1999. The new standard requires that all companies record derivatives on the balance sheet as assets or liabilities, measured at fair value. Gains or losses resulting from changes in the values of those derivatives would be accounted for depending on the use of the derivatives and whether it qualifies for hedge accounting. Management .is currently assessing the impact of SFAS No. 133 on the financial statements of the Company.

 5. PENDING MERGER

     On July 30, 1998, the Company and its subsidiary bank entered into an agreement and plan of merger with Frontier Financial Corporation, Everett, Washington, and its subsidiary, Frontier Bank, pursuant to which the Company will be merged into Frontier Financial Corporation. The merger agreement provides that the Company's common stock will be exchanged for shares of Frontier Financial Corporation common stock pursuant to a specified exchange ratio. Consummation of the acquisition is subject to several conditions, including receipt of applicable regulatory and stockholder approval.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Valley Bancorporation
Sumner, Washington

     We have audited the accompanying consolidated balance sheet of Valley Bancorporation and Subsidiary as of December 31, 1997, and the related consolidated statements of income, changes in shareholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Valley Bancorporation and Subsidiary as of December 31, 1997, and the results of their operations and their cash flows for the year then ended, in conformity with generally accepted accounting principles.

                                          /s/ DODD WING & CO., P.C.

Kirkland, Washington
January 14, 1998

                          INDEPENDENT AUDITORS' REPORT

Board of Directors
Valley Bancorporation
Sumner, Washington

     We have audited the accompanying consolidated balance sheet of Valley Bancorporation and Subsidiary as of December 31, 1996 and the related consolidated statements of income, changes in shareholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Valley Bancorporation and Subsidiary as of December 31, 1996, and the results of their operations and their cash flows for the year then ended, in conformity with generally accepted accounting principles.

                                          /s/  KNIGHT, VALE & GREGORY, INC.,
                                          P.S.

Tacoma, Washington
January 24, 1997

                      VALLEY BANCORPORATION AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 1997 AND 1996

                                     ASSETS

                                                                 1997           1996
                                                              -----------    -----------
Cash and due from banks.....................................  $ 3,208,146    $ 2,933,745
Interest bearing deposits in banks..........................   10,535,102      7,552,618
Federal funds sold..........................................           --        500,000
Securities held to maturity.................................      898,669        961,725
Loans.......................................................   71,615,949     57,282,559
Allowance for credit losses.................................     (979,196)      (765,480)
                                                              -----------    -----------
NET LOANS...................................................   70,636,753     56,517,079
Federal Home Loan Bank stock, at cost.......................      466,900        248,400
Premises and equipment......................................    1,970,283      1,745,021
Foreclosed assets...........................................      199,792         62,000
Accrued interest receivable.................................      488,187        413,558
Intangible assets...........................................    1,229,946             --
Other assets................................................      538,311        392,877
                                                              -----------    -----------
          TOTAL ASSETS......................................  $90,172,089    $71,327,023
                                                              ===========    ===========

                          LIABILITIES AND SHAREHOLDERS' EQUITY
LIABILITIES
Deposits:
  Demand....................................................  $18,530,286    $11,951,835
  Savings and interest-bearing demand.......................   32,595,974     24,542,739
  Time......................................................   28,290,933     25,378,181
                                                              -----------    -----------
          TOTAL DEPOSITS....................................   79,417,193     61,872,755
  Accrued interest payable..................................      172,528        187,396
  Long-term borrowings......................................      638,889        958,729
  Other liabilities.........................................      398,834        274,086
                                                              -----------    -----------
          TOTAL LIABILITIES.................................   80,627,444     63,292,966
                                                              -----------    -----------
SHAREHOLDERS' EQUITY
  Common stock (par value $1); authorized 3,000,000 shares;
     issued and outstanding: 1997 -- 920,648 shares;
     1996 -- 836,570 shares.................................      920,648        836,570
  Paid-in capital...........................................       69,569         16,360
  Retained earnings.........................................    8,554,428      7,181,127
                                                              -----------    -----------
  Total shareholders' equity................................    9,544,645      8,034,057
                                                              -----------    -----------
          TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY........  $90,172,089    $71,327,023
                                                              ===========    ===========

                  See accompanying notes and auditors' report.

                      VALLEY BANCORPORATION AND SUBSIDIARY

                       CONSOLIDATED STATEMENTS OF INCOME
                     YEARS ENDED DECEMBER 31, 1997 AND 1996

                                                                 1997          1996
                                                              ----------    ----------
INTEREST INCOME
  Loans.....................................................  $6,523,295    $5,541,343
  Federal funds sold and deposits in banks..................     412,863       344,705
  Federal Home Loan Bank stock..............................      23,846        18,465
  Securities held to maturity...............................      52,933        66,153
                                                              ----------    ----------
  TOTAL INTEREST INCOME.....................................   7,012,937     5,970,666
                                                              ----------    ----------
INTEREST EXPENSE
  Deposits..................................................   2,146,933     1,884,820
  Long-term borrowings......................................      62,440        76,996
                                                              ----------    ----------
  TOTAL INTEREST EXPENSE....................................   2,209,373     1,961,816
                                                              ----------    ----------
  NET INTEREST INCOME.......................................   4,803,564     4,008,850
PROVISION FOR CREDIT LOSSES.................................     245,000       153,000
                                                              ----------    ----------
  NET INTEREST INCOME AFTER PROVISION FOR CREDIT LOSSES.....   4,558,564     3,855,850
                                                              ----------    ----------
NON-INTEREST INCOME
  Service charges on deposit accounts.......................     311,310       284,088
  Real estate loan brokerage fees...........................      79,800        95,736
  Other operating income....................................      99,830        74,378
                                                              ----------    ----------
  TOTAL NON-INTEREST INCOME.................................     490,940       454,202
                                                              ----------    ----------
NON-INTEREST EXPENSES
  Salaries and employee benefits (net of deferred salary
     costs of $240,000 in 1997 and $226,000 in 1996)........   1,518,443     1,295,181
  Occupancy.................................................     294,505       202,908
  Data processing...........................................     160,106       166,249
  Other.....................................................     678,787       659,230
                                                              ----------    ----------
  TOTAL NON-INTEREST EXPENSES...............................   2,651,841     2,323,568
                                                              ----------    ----------
  INCOME BEFORE INCOME TAXES................................   2,397,663     1,986,484
INCOME TAXES................................................     705,197       590,537
                                                              ----------    ----------
NET INCOME..................................................  $1,692,466    $1,395,947
                                                              ==========    ==========
EARNINGS PER SHARE DATA
  Basic earnings per share..................................  $     1.92    $     1.60
  Diluted earnings per share................................  $     1.86    $     1.54

                  See accompanying notes and auditors' report.

                      VALLEY BANCORPORATION AND SUBSIDIARY

           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
                 FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996

                                                     COMMON     PAID-IN      RETAINED
                                                     STOCK      CAPITAL      EARNINGS      TOTAL
                                                    --------   ----------   ----------   ----------
BALANCE, DECEMBER 1995............................  $ 83,077   $  373,189   $6,405,384   $6,861,650
Net income........................................        --           --    1,395,947    1,395,947
Cash dividends declared ($0.30 per share).........        --           --     (249,490)    (249,490)
Stock split (ten for one).........................   747,693     (376,979)    (370,714)          --
Stock options exercised...........................     5,800       20,150           --       25,950
                                                    --------   ----------   ----------   ----------
BALANCE, DECEMBER 31, 1996........................   836,570       16,360    7,181,127    8,034,057
Net income........................................        --           --    1,692,466    1,692,466
Cash dividends declared ($0.33 per share).........        --           --     (275,375)    (275,375)
Stock options exercised...........................    42,220       53,209           --       95,429
5% stock dividend.................................    41,858           --      (43,790)      (1,932)
                                                    --------   ----------   ----------   ----------
BALANCE, DECEMBER 31, 1997........................  $920,648   $   69,569   $8,554,428   $9,544,645
                                                    ========   ==========   ==========   ==========

                  See accompanying notes and auditors' report.

                      VALLEY BANCORPORATION AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                 FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996

                                                                  1997            1996
                                                              ------------    ------------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income................................................  $  1,692,466    $  1,395,947
  Adjustments to reconcile net income to net cash provided
     by operating activities:
     Provision for credit losses............................       245,000         153,000
     Depreciation and amortization..........................       213,909         163,385
     Deferred income tax benefit............................      (121,792)        (27,726)
     Stock dividend from Federal Home Loan Bank.............       (27,700)        (18,300)
     Net amortization of premiums on investments............        (1,885)            801
     (Gain) loss on sale of foreclosed real estate..........         8,637          (8,874)
     Deferral of loan origination costs and fees, less
       amortization.........................................       145,099          17,700
     Increase in accrued interest receivable and other
       assets...............................................       (77,092)       (169,867)
     Increase in accrued interest payable and other
       liabilities..........................................       109,878          94,303
     Writedown of foreclosed assets.........................            --          28,395
                                                              ------------    ------------
          Net cash provided by operating activities.........  $  2,186,520    $  1,628,764
                                                              ------------    ------------
CASH FLOWS FROM INVESTING ACTIVITIES
  Net increase in interest bearing deposits in banks........    (2,982,484)       (451,841)
  Net increase in Federal funds sold........................       500,000         500,000
  Purchases of securities held to maturity..................      (350,059)       (196,660)
  Purchase of Federal Home Loan Bank stock..................      (190,800)             --
  Proceeds from maturities of securities held to maturity...       415,000         673,611
  Net increase in loans.....................................   (14,686,842)    (10,395,091)
  Additions to premises and equipment.......................      (444,908)        (44,699)
  Proceeds from sale of foreclosed assets...................        53,363          52,286
  Net cash provided from acquisition of branch..............    13,136,416              --
                                                              ------------    ------------
          Net cash used in investing activities.............    (4,550,314)     (9,862,394)
                                                              ------------    ------------
CASH FLOWS FROM FINANCING ACTIVITIES
  Net increase in deposits..................................     3,139,913       8,812,532
  Payments on long-term debt................................      (319,840)       (299,707)
  Issuance of common stock and payment of fractional
     shares.................................................        93,497          25,950
  Payment of dividends......................................      (275,375)       (249,490)
                                                              ------------    ------------
          Net cash provided by financing activities.........  $  2,638,195    $  8,289,285
                                                              ------------    ------------
          Net change in cash and due from banks.............       274,401          55,655
CASH AND DUE FROM BANKs
  Beginning of year.........................................     2,933,745       2,878,090
  End of year...............................................  $  3,208,146    $  2,933,745
                                                              ============    ============
SUPPLEMENTAL DISCLOSURES
  Cash Payments for :
     Interest...............................................  $  2,182,003    $  1,934,720
     Income taxes...........................................       680,000         675,000
  Non-cash investing activities:
     Transfer from loans to foreclosed real estate..........       177,069         133,807

                  See accompanying notes and auditors' report.

                      VALLEY BANCORPORATION AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 1997 AND 1996

 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Basis of consolidation and operations. The consolidated financial statements include the accounts of Valley Bancorporation (the Company) and its wholly owned subsidiary, Bank of Sumner (the Bank). All significant intercompany transactions and balances have been eliminated.

     The Company is a one-bank holding company which operates primarily through its subsidiary, the Bank. The Bank operates three branches in suburban communities in the greater Pierce County area. The Bank's primary source of revenue is providing loans to customers, who are predominately individuals and small to middle-market businesses.

     Consolidated financial statement presentation. The consolidated financial statements have been prepared in accordance with generally accepted accounting principles and practices within the banking industry. In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet, and revenues and expenses for the period. Actual results could differ significantly from those estimates. Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for credit losses and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans. In connection with the determination of the allowance for credit losses and the valuation of foreclosed real estate, management obtains independent appraisals for significant properties.

     Certain prior year amounts have been reclassified to conform to the 1997 presentation.

     Securities held to maturity. Debt securities for which the Company has the positive intent and ability to hold to maturity are reported at cost, adjusted for amortization of premiums and accretion of discounts, which are recognized in interest income over the period to maturity.

     Loans. Loans are stated at the amount of unpaid principal, reduced by deferred loan fees and an allowance for credit losses. Interest on loans is accrued daily based on the principal amount outstanding.

     Generally the accrual of interest on loans is discontinued when, in management's opinion, the borrower may be unable to meet payments as they become due or when they are past due 90 days as to either principal or interest. When interest accrual is discontinued, all unpaid accrued interest is reversed against current income. If management determines that the ultimate collectibility of principal is in doubt, cash receipts on nonaccrual loans are applied to reduce the principal.

     Loan origination and commitment fees and certain direct loan origination costs are deferred and amortized as an adjustment of the yield of the related loan.

     Allowance for credit losses. The allowance for credit losses is increased by provisions charged to operations and reduced by loans charged off, net of recoveries. The allowance is based on management's periodic evaluation of potential losses in the loan portfolio after consideration of historical loss experience, adverse situations that may affect the borrowers' ability to repay, the estimated value of any underlying collateral, economic conditions, the results of examination of individual loans, the evaluation of the overall portfolio by senior credit personnel and federal and state regulatory agencies, and other risks inherent in the portfolio. This evaluation requires the use of current estimates, which may vary from the ultimate collectibility experienced in the future. The estimates used are reviewed periodically, and, as adjustments become necessary, they are charged to operations in the period in which they become known.

     When management determines that it is possible that a borrower will be unable to repay all amounts due according to the terms of the loan agreement, including scheduled interest payments, the loan is considered impaired. The amount of impairment is measured based on the present value of expected future cash flows discounted at the loan's effective interest rate, or when the primary source of repayment is provided by real

                      VALLEY BANCORPORATION AND SUBSIDIARY

                           DECEMBER 31, 1997 AND 1996

estate collateral, at the fair value of the collateral less estimated selling costs. The amount of impairment and any subsequent charges are recorded through the provision for credit losses as an adjustment to the allowance for credit losses.

     Premises and equipment. Premises and equipment are stated at cost less accumulated depreciation, which is computed on a straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized over the terms of the respective leases or the estimated useful lives of the improvements, whichever is less. Gains or losses on disposition are reflected in earnings.

     Foreclosed real estate. Real estate properties acquired through or in lieu of, foreclosure are to be sold and recorded at the lower of the recorded amount of the loan, or the fair value of the properties less estimated costs of disposal. Any write-down to fair value at the time of transfer to foreclosed real estate is charged to the allowance for possible credit losses. Properties are evaluated regularly to ensure that the recorded amounts are supported by their current fair values, and that valuation allowances to reduce the carrying amounts to fair value less estimated costs to dispose are recorded as necessary. Additions to or reductions from valuation allowances are recorded in income.

     Intangible assets. Intangible assets represent the excess of cost over net assets of an acquired branch, and are being amortized on a straight-line basis over 14 years.

     Income taxes. Deferred tax assets and liabilities are reflected at currently enacted income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

     The Bank provides for income taxes on a separate return basis and remits to the Company amounts determined to be currently payable.

     Cash and cash equivalents. The Company considers all amounts due from depository institutions to be cash equivalents.

     The Company maintains its cash in depository institution accounts, which at times may exceed federally insured limits. The Company has not experienced any losses in such accounts.

     Earnings per share. In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128, Earnings Per Share (SFAS No. 128), which the Bank adopted in the fourth quarter of 1997. SFAS No. 128 replaces current earnings per share requirements and requires a dual presentation of basic and diluted earnings per share. Basic earnings per share excludes dilution and is computed by dividing net income by the weighted average number of common shares outstanding. Diluted earnings per share reflects the potential dilution that could occur if common shares were issued pursuant to the exercise of options under the Bank's stock option plans. Earnings per share for 1997 and 1996 have been restated to conform to the presentation required by SFAS No. 128.

     Recent accounting pronouncements. In June 1997, the Financial Accounting Standards Board issued Statements of Accounting Standards Nos. 130 and 131, both of which are effective for years beginning after December 31, 1997. SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components in a full set of general-purpose financial statements. All items that are required to be recognized under accounting standards as components of comprehensive income will have to be reported in a financial statement that is displayed with the same prominence as other financial statements. Also, the accumulated balance of other comprehensive income will have to be displayed separately from retained earnings and additional paid-in capital in the equity section of the balance sheet. SFAS No. 131 requires that public enterprises report financial and descriptive information about its reportable operating segments. Both of

                      VALLEY BANCORPORATION AND SUBSIDIARY

                           DECEMBER 31, 1997 AND 1996

these pronouncements provide additional disclosures about the Bank's operations and are not anticipated to affect its financial position or results of operations.

 2. RESTRICTED ASSETS

     Federal Reserve Board regulations require the maintenance of minimum reserve balances in the form of cash and balances with Federal Reserve Bank. The amounts of such balances for the years ended December 31, 1997 and 1996 were approximately $1,606,148 and $610,000.

 3. DEBT SECURITIES

     Debt securities have been classified according to management's intent. The carrying amount of securities and their approximate fair values at December 31 are as follows:

                                                                 GROSS         GROSS
                                                  AMORTIZED    UNREALIZED    UNREALIZED      FAIR
                                                    COST         GAINS         LOSSES       VALUES
                                                  ---------    ----------    ----------    --------
Securities held to maturity
December 31, 1997
  U.S. Government agency securities.............  $548,681      $    --        $  243      $548,438
  State and municipal securities................   349,988        1,807            --       351,795
                                                  --------      -------        ------      --------
                                                  $898,669      $ 1,807        $  243      $900,233
                                                  ========      =======        ======      ========
December 31,1996
  U.S. Government agency securities.............  $197,578      $    --         1,516       196,062
  State and municipal securities................   764,147       12,714            --       776,861
                                                  --------      -------        ------      --------
                                                  $961,725      $12,714        $1,516      $972,923
                                                  ========      =======        ======      ========

     The scheduled maturities of debt securities held to maturity at December 31, 1997 are as follows:

                                                         AMORTIZED      FAIR
                                                           COST        VALUE
                                                         ---------    --------
Due in one year or less................................  $200,000     $201,132
Due from one year to five years........................   698,669      699,101
                                                         --------     --------
          Total........................................  $898,669     $900,233
                                                         ========     ========

     Securities carried at $748,777 at December 31, 1997 and $497,578 at December 31, 1996, with market values of $749,570 and $499,200, respectively, were pledged to secure public deposits and for other purposes required or permitted by law.

                      VALLEY BANCORPORATION AND SUBSIDIARY

                           DECEMBER 31, 1997 AND 1996

 4. LOANS

     Loans at December 31 consist of the following:

                                                       1997           1996
                                                    -----------    -----------
Commercial......................................    $34,490,213    $12,228,690
Real estate:
  Construction..................................      5,537,692     12,913,101
  Residential...................................      4,907,213      5,243,190
  Commercial....................................     23,078,770     25,529,947
Consumer........................................      3,891,159      1,511,631
                                                    -----------    -----------
                                                     71,905,047     57,426,559
Less unearned income and deferred fees..........       (289,098)      (144,000)
                                                    -----------    -----------
          Total loans...........................    $71,615,949    $57,282,559
                                                    ===========    ===========

     Changes in the allowance for credit losses for the years ended December 31 are as follows:

                                                           1997        1996
                                                         --------    --------
Balance at beginning of year...........................  $765,480    $704,108
Provision for credit losses............................   245,000     153,000
Charge-offs............................................   (59,000)    (97,878)
Recoveries.............................................    27,716       6,250
                                                         --------    --------
Net charge-offs........................................   (31,284)    (91,628)
                                                         --------    --------
          Balance at end of year.......................  $979,196    $765,480
                                                         ========    ========

     The recorded investment in impaired loans was $86,022 and $136,340 at December 31, 1997 and 1996, respectively. At December 31, 1997 and 1996, specific allocations of $103,228 and $31,500, respectively, of the allowance for credit losses were made for these impaired loans. The average recorded investment in impaired loans during the years ended December 31, 1997 and 1996 was $210,757 and $73,924, respectively. Interest income, which was collected in cash, recognized on impaired loans was $12,686 in 1996. No interest income was recognized in 1997.

     At December 31, 1997 there were no commitments to lend additional funds to borrowers whose loans are not performing. There were no loans 90 days and over past due still accruing interest at December 31, 1996.

     Maturity and repricing for the Bank's portfolio at December 31, 1997 are as follows:

                                      FIXED RATE     FLOATING RATE       TOTAL
                                      -----------    -------------    -----------
0 - 90 days.........................  $ 5,467,131     $14,765,895     $20,233,026
91 - 365 days.......................   14,887,724              --      14,887,724
1 - 5 years.........................   35,968,982              --      35,968,982
5 years or more.....................      526,217              --         526,217
                                      -----------     -----------     -----------
                                      $56,850,054     $14,765,895     $71,615,949
                                      ===========     ===========     ===========

     Certain related parties of the Company, principally directors of the Company and their associates, were loan customers of the Bank in the ordinary course of business during 1997 and 1996. Total loans outstanding at December 31, 1997 and 1996 to the key officers and directors were $3,018,665 and $2,867,920, respectively. During 1997, loan advances totaled $4,360,962 and loan repayments totaled $4,210,217 on these loans.

                      VALLEY BANCORPORATION AND SUBSIDIARY

                           DECEMBER 31, 1997 AND 1996

 5. PREMISES AND EQUIPMENT

     The components of premises and equipment at December 31 are as follows:

                                                       1997           1996
                                                    -----------    -----------
Land, buildings and leasehold improvements........  $ 2,157,162    $ 1,896,610
Equipment, furniture and fixtures.................    1,112,923        986,845
                                                    -----------    -----------
                                                      3,270,085      2,883,455
Less accumulated depreciation and amortization....   (1,299,802)    (1,138,434)
                                                    -----------    -----------
  Total premises and equipment....................  $ 1,970,283    $ 1,745,021
                                                    ===========    ===========

     The Bank is obligated under a noncancellable lease agreement expiring in September 1999 for the land and building where its South Hill branch is situated. An option to renew the lease for an additional ten years is provided in the agreement. Expected minimum monthly payments required under the lease terms are $2,250 through September 30, 1999, totaling $47,250. Total rental expense related to the lease was $27,000 and $27,000 for the years ended December 31, 1997 and 1996, which is included in occupancy expense.

 6. DEPOSITS

     The aggregate amount of short-term jumbo certificates of deposit (each with a minimum denomination of $100,000), was approximately $8,877,000 and $7,151,000 at December 31, 1997 and 1996, respectively.

     At December 31, 1997, the scheduled maturities of certificates of deposit are as follows:

1998........................................................  $26,413,202
1999........................................................    1,350,435
2000........................................................      371,614
2001 and thereafter.........................................      155,682
                                                              -----------
                                                              $28,290,933
                                                              ===========

 7. LONG-TERM DEBT

     The Bank has three installment notes with the Federal Home Loan Bank of Seattle under the "Community Investment Fund" program. The balance of the notes at December 31, 1997 and 1996 was $240,379 and $266,279, respectively, requiring monthly principal payments totaling $3,378, plus interest at rates varying between 5.67% and 7.32%. The Bank has entered into a blanket pledge agreement as collateral for these borrowings.

     The Company is obligated under a five-year term loan with a balance of $398,510 and $692,450 at December 31, 1997 and 1996, respectively, maturing on March 5, 1999, collateralized by 26,103 shares of the Bank's common stock and requiring monthly payments of $27,821, including interest at 7%.

     Future minimum principal payments for all long-term debt are as follows:
1998 -- $341,746; 1999 -- $109,868; 2000 -- $29,000; 2001 -- $20,000;
2002 -- $19,000; and thereafter $119,489.

 8. EMPLOYEE BENEFIT PLANS

     Profit Sharing Plan. The Bank sponsors a profit sharing plan which allows qualified employees, at their option, to make contributions of up to certain percentages of pre-tax base salary through salary deductions under Section 401(k) of the Internal Revenue Code. A portion of these contributions may be matched by the Bank. The Bank's contributions for the years ended December 31, 1997 and 1996 were $46,352 and $39,000, respectively.

                      VALLEY BANCORPORATION AND SUBSIDIARY

                           DECEMBER 31, 1997 AND 1996

     Deferred Compensation Plan. In 1993 the Bank approved a deferred compensation plan for the Bank's President. The plan requires annual contributions of $35,000 until the President retires, earning interest at a rate equal to 70% of the Bank's return on equity (13.62% at December 31, 1997). Total employee benefit expense under this plan was $64,056 and $50,340 for the years ended December 31, 1997 and 1996, respectively.

     Incentive Compensation Plan. The Bank has an incentive compensation plan for officers and other employees. Incentive compensation is computed according to a formula based on pre-tax income. Costs incurred for 1997 and 1996 were $215,735 and $153,000, respectively, which are included in salary expense.

     Stock Option Plans. The Company has two stock-based option plans, which are described below. The Company applies APB Opinion No. 25 and related interpretations in accounting for these plans. Accordingly, no compensation cost has been recognized for these plans. Had compensation cost for the Bank's stock option plans been determined based on the fair value at the grant dates for awards granted in 1997 under these plans, consistent with the method of SFAS No. 123, the Company's net income and earnings per share would have been reduced to these pro forma amounts:

                                                      1997
                                                   ----------
Net income:
  As reported....................................  $1,692,466
  Pro forma......................................   1,666,166
Earnings per share:
  Basic:
  As reported....................................  $     1.92
  Pro Forma......................................  $     1.89
Diluted:
  As reported....................................  $     1.86
  Pro forma......................................  $     1.83

     The fair value of the option grants is estimated on the date of grant, based on the Black-Scholes option-pricing model and using the following weighted-average assumptions: dividend yield of .1% for all years; risk-free interest rates of 5.8% for 1997; and expected lives of ten years. The weighted average fair value of options granted during 1997 was $7.59.

     Stock Option Plan. Effective April 18, 1991, the Company adopted an Employee Incentive Stock Option Plan. Total shares reserved under this plan were 127,050. The options are not transferable and expire upon termination if the option is not exercised within 90 days. The exercise price for the stock options may not be less than the fair value of the optioned stock at the date of grant. Options granted under the plan expire at various times in 2007. At December 31, 1997, total shares reserved for future options are 27,783.

     In 1994, the Company adopted a director stock option plan which reserved a total of 63,000 shares of common stock for issuance under this plan. All options are exercisable five years from the date of grant, except if the director terminates, then options vest one-fifth each of the first five anniversary dates from date of grant. All outstanding options expire December 31, 1999. At December 31, 1997, the total shares reserved for future options is 10,500.

                      VALLEY BANCORPORATION AND SUBSIDIARY

                           DECEMBER 31, 1997 AND 1996

     A summary of the status of the Company's stock option plans as of December 31, 1997 and 1996, and changes during the years ending on those dates, is presented below:

                                                           1997                 1996
                                                    ------------------   ------------------
                                                              WEIGHTED             WEIGHTED
                                                              AVERAGE              AVERAGE
                                                              EXERCISE             EXERCISE
                                                    SHARES     PRICE     SHARES     PRICE
                                                    -------   --------   -------   --------
Outstanding at beginning of year..................   94,830    $5.24     100,920    $5.18
Exercised.........................................  (42,330)    2.25      (6,090)    4.26
Granted...........................................    5,250    17.46          --       --
                                                    -------              -------
  Outstanding at end of year......................   57,750    $8.51      94,830    $5.24
                                                    =======              =======
Options exercisable at year end...................    5,250               40,020

     The following information summarizes information about stock options outstanding at December 31, 1997:

                               WEIGHTED AVERAGE
                   NUMBER         REMAINING         NUMBER
EXERCISE PRICE   OUTSTANDING   CONTRACTUAL LIFE   EXERCISABLE
--------------   -----------   ----------------   -----------
7.62$......        52,500          2 years              --
17.4$6.....         5,250          9 years           5,250

 9. INCOME TAXES

     Income taxes are comprised of the following for the years ended December
31:

                                                          1997         1996
                                                        ---------    --------
Current...............................................  $ 826,989    $618,263
Deferred benefit......................................   (121,792)    (27,726)
                                                        ---------    --------
          Total income taxes..........................  $ 705,197    $590,537
                                                        =========    ========

     The following is a reconciliation between the statutory and the effective federal income tax rate for the years ended December 31:

                                                    1997                      1996
                                           ----------------------    ----------------------
                                                       PERCENT OF                PERCENT OF
                                                        PRE-TAX                   PRE-TAX
                                            AMOUNT       INCOME       AMOUNT       INCOME
                                           --------    ----------    --------    ----------
Income tax at statutory rates............  $815,205       34.0%      $675,405       34.0%
Increase (decrease) resulting from
  Tax-exempt income......................   (99,676)      (4.2)       (83,985)      (4.2)
  Other..................................   (10,332)       (.4)          (883)       (.1)
                                           --------       ----       --------       ----
  TOTAL INCOME EXPENSE...................  $705,197       29.4%      $590,537       29.7%
                                           ========       ====       ========       ====

                      VALLEY BANCORPORATION AND SUBSIDIARY

                           DECEMBER 31, 1997 AND 1996

     Net deferred tax assets consist of the following components at December 31:

                                                           1997        1996
                                                         --------    --------
DEFERRED TAX ASSETS
  Allowance for credit losses..........................  $287,335    $214,671
  Deferred fees in excess of loan origination costs....    98,293      48,960
  Deferred compensation................................    78,742      56,962
  Valuation allowance on foreclosed assets.............        --       8,840
                                                         --------    --------
  TOTAL DEFERRED TAX ASSETS............................   464,370     329,433
                                                         --------    --------
DEFERRED TAX LIABILITIES
  Accumulated depreciation.............................    75,350      79,802
  Stock dividends......................................    40,052      30,634
  Deferred income......................................    65,690      57,511
                                                         --------    --------
  TOTAL DEFERRED TAX LIABILITIES.......................   181,092     167,947
                                                         --------    --------
NET DEFERRED TAX ASSETS................................  $283,278    $161,486
                                                         ========    ========

10. COMMITMENTS AND CONTINGENCIES

     Financial instruments with off-balance-sheet risk. The Bank is party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. These instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the balance sheets.

     The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments. A summary of the Bank's commitments is as follows:

                                                       1997           1996
                                                    -----------    -----------
Commitments to extend credit:
  Commercial......................................  $ 8,055,000    $ 5,209,000
  Real Estate.....................................   12,522,000      6,630,000
  Consumer........................................           --          2,000
Standby letters of credit.........................      190,000        260,000
                                                    -----------    -----------
                                                    $20,767,000    $12,101,000
                                                    ===========    ===========

     Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank's experience has been that approximately 80% of loan commitments are drawn upon by customers. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation of the party. Collateral held varies, but may include accounts receivable, inventory, property and equipment, residential real estate, and income-producing commercial properties.

     Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in

                      VALLEY BANCORPORATION AND SUBSIDIARY

                           DECEMBER 31, 1997 AND 1996

extending loan facilities to customers. Collateral held varies as specified above, and is required in instances where the Bank deems necessary.

     The Bank has agreements with commercial banks and other institutions for the lines of credit totaling $7,700,000.

11. SIGNIFICANT CONCENTRATIONS OF CREDIT RISK

     Most of the Bank's business activity is with customers located in Washington. Investments in State and municipal securities involve governmental entities primarily within the State of Washington. As of December 31, 1997, the Bank's loans to companies in the real estate development industry totaled $19,224,542, or 27% of total loans. The Bank, as a matter of policy, generally does not extend credit in excess of $1,500,000 to any single borrower or group of borrowers. Standby letters of credit were granted primarily to commercial borrowers.

12. CONDENSED FINANCIAL INFORMATION -- PARENT COMPANY ONLY

     CONDENSED BALANCE SHEETS -- DECEMBER 31

                                                                1997           1996
                                                             -----------    ----------
ASSETS
  Cash.....................................................  $    99,507    $    7,495
  Investment in subsidiary.................................    9,672,202     8,582,643
  Due from subsidiary......................................      249,217        58,166
  Federal income taxes receivable..........................           --        82,243
                                                             -----------    ----------
  Total assets.............................................  $10,020,926    $8,730,547
                                                             ===========    ==========
LIABILITIES AND SHAREHOLDERS' EQUITY
  Federal income taxes payable.............................  $    75,447    $       --
  Long-term debt...........................................      398,510       692,450
  Accrued interest payable.................................        2,324         4,040
  Shareholders' equity.....................................    9,544,645     8,034,057
                                                             -----------    ----------
  TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY...............  $10,020,926    $8,730,547
                                                             ===========    ==========

CONDENSED STATEMENTS OF INCOME -- YEARS ENDED DECEMBER 31
OPERATING INCOME
  Income form subsidiary -- dividends......................  $   665,000    $  591,000
                                                             -----------    ----------
OPERATING EXPENSES
  Professional fees........................................       36,847        21,410
  Interest expense.........................................       42,237        58,449
  Director fees............................................        5,400         5,610
  Other....................................................       10,970         4,869
                                                             -----------    ----------
  TOTAL OPERATING EXPENSES.................................       95,454        90,338
                                                             -----------    ----------
  INCOME BEFORE INCOME TAXES AND EQUITY IN UNDISTRIBUTED
     INCOME OF SUBSIDIARY..................................      569,546       500,662
INCOME TAX BENEFIT.........................................       33,361        26,003
                                                             -----------    ----------
  INCOME BEFORE EQUITY IN UNDISTRIBUTED INCOME OF
     SUBSIDIARY............................................      602,907       526,665
EQUITY IN UNDISTRIBUTED INCOME OF SUBSIDIARY...............    1,089,559       869,282
                                                             -----------    ----------
  NET INCOME...............................................  $ 1,692,466    $1,395,947
                                                             ===========    ==========

                      VALLEY BANCORPORATION AND SUBSIDIARY

                           DECEMBER 31, 1997 AND 1996

     CONDENSED STATEMENTS OF CASH FLOWS -- YEARS ENDED DECEMBER 31

                                                                 1997           1996
                                                             ------------    ----------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income...............................................  $  1,692,466    $1,395,947
  Adjustments to reconcile net income to net cash provided
     by operating activities:
     Equity in undistributed income of subsidiary..........    (1,089,559)     (869,282)
     (Increase) decrease Federal income taxes receivable...       157,690       (52,816)
     (Increase) decrease in receivable from subsidiary.....      (191,051)       26,813
     Decrease in accrued interest payable..................        (1,716)       (1,597)
                                                             ------------    ----------
  NET CASH PROVIDED BY OPERATING ACTIVITIES................       567,830       499,065
                                                             ------------    ----------
CASH FLOWS FROM FINANCING ACTIVITIES
  Cash dividends paid......................................      (275,375)     (249,490)
  Cash received on exercised stock options.................        95,429        25,950
  Cash paid for fractional shares..........................        (1,932)           --
  Principal payments on long-term debt.....................      (293,940)     (273,807)
                                                             ------------    ----------
  NET CASH USED IN FINANCING ACTIVITIES....................      (475,818)     (497,347)
                                                             ------------    ----------
  NET CHANGE IN CASH.......................................        92,012         1,718
CASH, BEGINNING OF YEAR....................................         7,495         5,777
                                                             ------------    ----------
  CASH, END OF YEAR........................................  $     99,507    $    7,495
                                                             ============    ==========

13. REGULATORY MATTERS

     The Company and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory -- and possibly additional discretionary -- actions by regulators that, if undertaken, could have a direct material effect on the Company's and the Bank's financial statements. Under capital adequacy guidelines of the regulatory framework for prompt corrective action, the Bank must meet specific capital adequacy guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Company's and the Bank's capital classifications are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

     Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the table below) of Tier capital (as defined in the regulations) to total average assets (as defined), and minimum ratios of Tier 1 and total capital (as defined) to risk-weighted assets (as defined). Under the regulatory framework for prompt corrective action, the Bank must maintain minimum Tier 1 leverage, Tier 1 risk-based, and total risk-based ratios as set forth in the table.

     As of December 31, 1997, the most recent notification from the Company's and the Bank's regulator categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Company and the Bank must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institution's category.

                      VALLEY BANCORPORATION AND SUBSIDIARY

                           DECEMBER 31, 1997 AND 1996

     The Company's and the Bank's actual capital amounts and ratios are also presented in the table:

                                                                                 TO BE WELL CAPITALIZED
                                                                                      UNDER PROMPT
                                                             CAPITAL ADEQUACY          CORRECTIVE
                                                                 PURPOSES           ACTION PROVISIONS
                                        ACTUAL              ------------------   -----------------------
                                        AMOUNT     RATIO      AMOUNT     RATIO      AMOUNT       RATIO
                                      ----------   ------   ----------   -----   ------------   --------
DECEMBER 31, 1997
Tier 1 capital (to average assets)
  Consolidated......................  $8,314,700    9.77%   $2,552,100   3.00%           N/A        N/A
  Bank..............................   8,442,202    9.92%    2,552,100   3.00%    $4,253,500      5.00%
Tier 1 capital (to risk-weighted
  assets)
  Consolidated......................   8,314,700   11.32%    2,937,048   4.00%           N/A        N/A
  Bank..............................   8,442,202   11.50%    2,937,048   4.00%     4,405,472      6.00%
Total capital (to risk-weighted
  assets)
  Consolidated......................   9,230,152   12.57%    5,874,096   8.00%           N/A        N/A
  Bank..............................   9,357,622   12.74%    5,874,096   8.00%     7,342,621     10.00%
DECEMBER 31, 1996
Tier 1 capital (to average assets)
  Consolidated......................  $8,034,057   11.25%   $2,142,893   3.00%           N/A        N/A
  Bank..............................   8,582,643   12.02%    2,141,490   3.00%    $3,569,150      5.00%
Tier 1 capital (to risk-weighted
  assets)
  Consolidated......................   8,034,057   13.45%    2,388,693   4.00%           N/A        N/A
  Bank..............................   8,582,643   14.23%    2,412,040   4.00%     3,618,060      6.00%
Total capital (to risk-weighted
  assets)
  Consolidated......................   8,780,524   14.70%    4,777,387   8.00%           N/A        N/A
  Bank..............................   9,336,406   15.48%    4,824,080   8.00%     6,030,100     10.00%

     Management believes, as of December 31, 1997, that the Company and the Bank meet all capital requirements to which they are subject.

     Restrictions on Retained Earning. The Bank is subject to certain restrictions on the amount of dividends that it may declare without prior regulatory approval. At December 31, 1997, all of the retained earnings were available for dividend declaration without prior regulatory approval.

                      VALLEY BANCORPORATION AND SUBSIDIARY

                           DECEMBER 31, 1997 AND 1996

14. EARNINGS PER SHARE DISCLOSURES

     Following is information regarding the calculation of basic and diluted earnings per share for the years indicated.

                                                 NET INCOME        SHARES        PER SHARE
                                                 (NUMERATOR)    (DENOMINATOR)     AMOUNT
                                                 -----------    -------------    ---------
YEAR ENDED DECEMBER 31, 1997
Basic earnings per share:
  Net income...................................  $1,692,466        880,268         $1.92
Effect of dilutive securities:
  Options......................................          --         29,603
                                                                   -------
Diluted earnings per share
  Net Income...................................  $1,692,466        909,871         $1.86
                                                 ==========        =======
YEAR ENDED DECEMBER 31, 1996
Basic earnings per share:
  Net income...................................  $1,395,947        874,885         $1.60
Effect of dilutive securities:
  Options......................................          --         33,634
                                                 ----------        -------
Diluted earnings per share
  Net Income...................................  $1,395,947        908,519         $1.54
                                                 ==========        =======

     The number of shares shown above for "options" is the number of incremental shares that would result from exercise of options and use of the proceeds to repurchase shares at the average market price during the year.

15. STOCK DIVIDEND AND EARNINGS PER SHARE

     In July 1997, the Company's Board of Directors declared a 5% stock dividend. All references in the financial statements to number of shares, price per share amounts, and stock option data, have been retroactively restated to reflect the increased number of shares outstanding.

         VALLEY BANCORPORATION MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

     The following discussion and analysis highlights the significant factors affecting the financial statements of Valley Bancorporation and its wholly owned subsidiary, Bank of Sumner. For a more complete understanding of the following discussion, reference should be made to Valley Bancorporation's consolidated financial statements and related notes thereto presented elsewhere in this proxy statement.

     For purposes of the following management discussion and analysis, the information primarily reflects the activities of Valley Bancorporation's subsidiary, Bank of Sumner, as Valley Bancorporation has no operations other than owning Bank of Sumner. Bank of Sumner operates four branches in Pierce County and its primary source of revenue is derived from providing loans to customers who are predominately small and middle-market businesses and middle income individuals.

SIX MONTHS ENDED JUNE 30, 1998 AND 1997

     Overview. At June 30, 1998, total assets of $96.759 million represented a 29% increase over total assets of $75.053 million at June 30, 1997. Most of the growth is a result of increases in loans. The growth was funded primarily by increases in deposits, short-term borrowings and retained earnings.

     Net Income. For the six months ended June 30, 1998 and 1997, net income was $885,217 and $744,438 respectively, an increase of $140,779 or 19% in 1998 compared with 1997. The increase in earnings is due mostly to increased net interest income, partially offset by an increase in non-interest expense. Earnings per share for the two periods ended June 30, 1998 and 1997 were $0.96 and $0.89 respectively.

     Net Interest Income. Net interest income for the six-month period ended June 30, 1998 increased $591,754 or 27% compared to the six months ended June 30, 1997. The increase in net interest income was primarily the result of a $18.6 Million increase in average earning assets during the period. Average earning assets were $84 million and $67 million for the two periods ended June 30, 1998 and 1997, respectively. Bank of Sumner's net yield on earning assets was 6.48% and 6.59% during the same periods, respectively.

     Non-Interest Expenses. Non-interest expenses for the six-month period ended June 30, 1998 increased $360,207 or 30%. The increase in expenses was primarily due to the acquisition of the Buckley branch from Wells Fargo Bank in late June 1997. The expenses of that branch are included in 1998 period, but not in the 1997 period.

FINANCIAL CONDITION AND RESULTS OF OPERATION FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996

     Overview. Total assets of $90.2 million at December 31, 1997 represent a 26% increase over total assets of $71 million at December 31, 1996. Most of the growth is a result of increases in loans. The growth was funded primarily by increases in deposits, short-term borrowings and retained earnings.

     Net Income. For the years ended December 31, 1997 and 1996, net income was $1.69 million and $1.4 million respectively, an increase of $290 thousand or 21% from 1996 to 1997. The increase in earnings is due in part to increased net interest income, partially offset by increased overhead expense. Earnings per share for the two-year periods ended December 31, 1997 and 1996 were $1.92 and $1.60 respectively.

     Net Interest Income. Net interest income for the year ended December 31, 1997 increased 20% or $795 thousand, from the year ended December 31, 1996. The increase in earnings is principally due to a $11 million increase in earning assets, principally loans. Average earning assets were $72 million and $61 million for the years ended December 31, 1997 and 1996, respectively. Bank of Sumner's net yield on earning assets totaled 6.74% and 6.67% during the same periods, respectively.

     Non-Interest Expenses. Non-interest expenses for the year ended December 31, 1997 increased $328 thousand or 14% from the year ended December 31, 1996. The increase in expenses was primarily associated with increased personnel and other expenses costs, with 36% of the increase attributed to costs associated with the Buckley branch which was acquired in mid year 1997.

LOAN QUALITY, LIQUIDITY, AND CAPITAL

     Allowance for Credit Losses. The allowance for credit losses represents management's current estimate of amounts required to absorb losses on existing loans and commitments. The allowance of $979,196 at December 31, 1997 is an increase of $213,716 from the December 31, 1996 allowance of $765,480. The allowance represents 1.36% of total loans at December 31, 1997 compared with 1.33% at December 31, 1996.

     The allowance for credit losses is increased by provisions charged to operations and reduced by loans charged off, net of recoveries. The allowance is based on management's periodic evaluation of potential losses in the loan portfolio after consideration of historical loss, experience, adverse situations that may affect the borrower's ability to repay, the estimated value of any collateral, economic conditions and other risks inherent in the portfolio.

     Liquidity and Sources of Funds. Valley Bancorporation's primary sources of funds are customer deposits, loan repayments, net income, and deposits and/or loans from Federal Home Loan Bank of Seattle (FHLB) as well as other correspondent bank lines. Scheduled loan repayments are a relatively stable source of funds while deposit inflows and unscheduled loan prepayments are influenced by general interest rate levels, interest rates on other investments, competition, economic conditions and other factors.

     Total deposits were $79.4 million at December 31, 1997, up $17.5 million or 28% from December 31, 1996 balance of $61.9 million. Bank of Sumner does not accept brokered deposits. A concerted effort has been made to attract deposits in the market area Bank of Sumner serves through competitive pricing and delivery of quality products.

     Capital. The Tier 1 capital-to-asset ratio for Valley Bancorporation was 9.77% at December 31, 1997 compared to 11.25% at December 31, 1996. This ratio was impacted both by good growth in assets, and by a $1.2 million premium paid for the acquisition of the Buckley office from Wells Fargo Bank in 1997. Tier 1 capital to risk-weighted assets ratio was 11.32% at December 31, 1997 and 13.45% at December 31, 1996.

     Valley Bancorporation declared cash dividends of $275,375 in 1997 and $249,490 in 1996. The dividends were $0.334 cents per share and $0.30 cents per share respectively and represented approximately 20% of the prior year's earnings.

LENDING

     Bank of Sumner's policy is to originate loans primarily in its local market area. Bank of Sumner's loan underwriting policies focus on assessment of each borrower's ability to service and repay the debt, and the availability of collateral that can be used to secure the loan. Depending on the nature of the borrower and the purpose and the amount of the loan, Bank of Sumner's loans may be secured by a variety of collateral, including real estate, business assets and personal assets. Most business loans are also guaranteed by the owner of the business. Bank of Sumner's loans are generally classified by the ability of the borrowers to repay and the principal asset pledged as collateral to secure the loan.

     Bank of Sumner's commercial and industrial loans consist primarily of secured revolving operating lines of credit and business term loans. Commercial real estate loans include loans for various purposes where the primary collateral is commercial real estate. Real estate construction loans include loans made in connection with custom and "spec" (build to sell) construction of residential and commercial buildings and loans made to borrowers who build residential and commercial buildings for resale. The majority of loans within Bank of Sumner's portfolio have terms of five years or less or have adjustable interest rates. Such rates are principally tied to the bank's base rate which is reviewed monthly and adjusted if necessary to respond to market trends.

     Consumer installment loans and other loans, while representing a smaller percentage of total outstanding loans, represent loans for various personal uses and are secured by home equity, personal vehicles, and other personal assets.

     Types of Loans. Table 1 sets forth the composition of Bank of Sumner' loan portfolio by type of loan at June 30, 1998, and at December 31, 1997 and 1996.

     Loan Maturities and Sensitivities to Changes in Interest Rates. Table 2 shows an analysis of Bank of Sumner's loan maturities and sensitivities to changes in interest rates at June 30, 1998, and at December 31, 1997.

     Risk Elements. Risk elements include accruing loans past due ninety days or more, non-accrual loans, and loans that have been restructured to provide a reduction or deferral of interest or principal for reasons related to the borrowers financial difficulties, potential problem loans and loan concentrations. Table 3 lists total non-accrual loans as of June 30, 1998 and December 31, 1997 and 1996, and shows the amount of interest which would have accrued for each year had the loans not been classified as non-performing. There were no restructured loans and no loans accruing past due 90 days or more for either year-end.

     The accrual of interest on loans is discontinued when, in management's opinion, the borrower may be unable to meet payments as they become due. When interest accrual is discontinued, all unpaid accrued interest is reversed against the current income. Interest income is subsequently recognized only to the extent payments are received.

     At June 30, 1998 Bank of Sumner was not aware of any loans that continued to accrue interest or that management reasonably expects will have a materially negative impact on future operating results. Bank of Sumner's management is not aware of any information concerning any material loans, other than those discussed as risk elements above that cause it to have doubts as to the ability of the borrowers to comply with the terms of the loans.

SUMMARY OF LOAN LOSS EXPERIENCE

     Analysis of the Allowance for Credit Losses. Bank of Sumner maintains the allowance for credit losses at a level sufficient to provide for estimated loan losses based on evaluation of known and inherent risks in the loan portfolio. The allowance is based on management's periodic evaluation of potential losses in the loan portfolio after consideration of historical loss experience, adverse situations that may effect the borrower's ability to repay, the estimated value of any underlying collateral, economic conditions, the result of examination of individual loans, the evaluation of the overall portfolio by senior credit personnel and federal and state regulatory agencies, and other risks inherent in the portfolio. Credits deemed uncollectable are charged to the allowance. Provisions for credit losses and recoveries on loans previously charged off are added to Bank of Sumner's allowance.

     Table 4 summarizes Bank of Sumner's loan loss experience for the six months ended June 30, 1998 and the years ended December 31, 1997 and December 31, 1996.

ASSET AND LIABILITY MANAGEMENT

     Bank of Sumner's results of operation depends substantially on net interest income. Interest income and interest expense are affected by general economic conditions, competition in the market place, market interest rates and re-pricing and maturity characteristics of Bank of Sumner's assets and liabilities. Exposure to interest rate risk is primarily a function of differences between the maturity and re-pricing schedules of assets (principally loans and securities) and liabilities (principally deposits). Assets and liabilities are described as interest sensitive for a given period of time when they mature or can re-price within that period. The difference between the amount of interest sensitive assets and interest sensitive liabilities are referred to as the interest sensitivity "Gap" for any given period.

     There are shortcomings inherent in the interest sensitivity gap method of analysis presented in Table 5. For example, although certain assets and liabilities may have similar re-pricing characteristics, they may react in different degrees to changes in market interest rates. Also, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates.

     Table 5 sets forth the dollar amount of interest sensitive assets and interest sensitive liabilities at December 31, 1997 and the difference between them for the maturity or re-pricing periods indicated.

SECURITIES ACTIVITY

     Securities make up a very small portion of the assets of Bank of Sumner, and therefore a complex analysis is not warranted.

     Debt securities for which Bank of Sumner has the positive intent and ability to hold to maturity are reported at cost, adjusted for amortization of premiums and accretion of discounts, which are recognized in the interest income over the period to maturity.

     Bank of Sumner did not hold any securities available for sale in the years 1996, 1997 or 1998 (though June 30).

     Bank of Sumner's investment policy is approved by its board and stipulates the type of securities which may be purchased by the bank, and what authority is needed to purchase securities. In recent years as securities have matured, they have only been replaced as needed to provide collateral for public deposits and for government deposits (Treasury Tax and Loan Account) at Federal Reserve Bank.

DEPOSITS

     The average daily amount of deposits and weighted rates paid on interest bearing deposits is summarized for the six months ended June 30, 1998, and for the years ended December 31, 1997 and 1996 in Table 6.

     Maturities of time certificates of deposit of $100,000 or more outstanding at June 30, 1998, and on December 31, 1997 are summarized in Table 7.

SHORT TERM BORROWINGS

     For the years ended December 31, 1997 and 1996 short-term borrowings consisted primarily of advances from the FHLB.

SIGNIFICANT FINANCIAL RATIOS

     Table 8 sets forth consolidated operating ratios and compares the capital ratios with applicable regulatory requirements for Valley Bancorporation for the periods presented.

DISTRIBUTION OF ASSETS, LIABILITIES AND STOCKHOLDERS' EQUITY; INTEREST RATES AND INTEREST DIFFERENTIAL

     Table 9 sets forth the average consolidated balance sheets of Valley Bancorporation for the periods indicated along with an analysis of net interest earnings for each major category of interest-earning assets and interest-bearing liabilities, the average yield or rate paid on each category, and that net yield on interest-earning assets.

     The table also summarizes the changes in interest earned and interest paid resulting from changes in volume and changes in rates. The change in interest due to volume and rate has been allocated to volume and rate changes in proportion to the relationship of the absolute dollar amounts of the changes in each.

                                    TABLE 1
                         COMPOSITION OF LOAN PORTFOLIO

                                                       JUNE 30,      DECEMBER 31,    DECEMBER 31,
                                                         1998            1997            1996
                                                      -----------    ------------    ------------
Commercial..........................................  $39,165,243    $34,490,213     $12,228,690
Real Estate -- Construction.........................    5,391,055      5,537,692      12,913,101
Real Estate -- Residential..........................    5,129,483      4,907,213       5,243,190
Real Estate -- Commercial...........................   26,523,654     23,078,770      25,529,947
Consumer Loans......................................    4,217,651      3,891,159       1,511,631
                                                       80,427,086     71,905,047      57,426,559
Unearned Fees.......................................     (246,406)      (289,098)       (144,000)
          Total Loans...............................  $80,180,680    $71,615,949     $57,282,559

                                    TABLE 2
          LOAN MATURITIES AND SENSITIVITY TO CHANGES IN INTEREST RATES

                                                                  AT JUNE 30, 1998
                                             -----------------------------------------------------------
                                                                      MATURING
                                             -----------------------------------------------------------
                                             WITHIN ONE     OVER ONE YEAR
                                                YEAR       THROUGH 5 YEARS   AFTER 5 YEARS      TOTAL
                                             -----------   ---------------   -------------   -----------
Commercial.................................  $ 2,124,105     $ 4,504,158      $   52,768     $ 6,681,031
Real Estate -- Construction................   12,494,465       2,816,922                      15,311,387
Real Estate -- Residential.................    2,409,306       5,377,604         237,638       8,024,548
Real Estate -- Commercial..................    8,319,431      19,442,486         873,333      28,635,250
Consumer Loans.............................      365,010       1,638,754          79,720       2,083,484
Fixed Rate Loans...........................   25,712,317      33,779,924       1,243,459      60,735,700
Variable Rate Loans........................   19,444,980              --              --      19,444,980
          Total Loans......................  $45,157,297     $33,779,924      $1,243,459     $80,180,680

                                                          REPRICING FOR VARIABLE RATE LOANS
                                             -----------------------------------------------------------
                                             WITHIN ONE     OVER ONE YEAR
                                                YEAR       THROUGH 5 YEARS   AFTER 5 YEARS      TOTAL
                                             -----------   ---------------   -------------   -----------
Variable Rate Loans........................  $19,444,980              --              --     $19,444,980

                                                                AT DECEMBER 31, 1997
                                             -----------------------------------------------------------
                                                                      MATURING
                                             -----------------------------------------------------------
                                             WITHIN ONE     OVER ONE YEAR
                                                YEAR       THROUGH 5 YEARS   AFTER 5 YEARS      TOTAL
                                             -----------   ---------------   -------------   -----------
Commercial.................................  $ 1,753,442     $ 5,572,129      $   40,848     $ 7,366,419
Real Estate -- Construction................   10,409,415       3,093,877              --      13,503,292
Real Estate -- Residential.................    2,085,027       5,772,077         319,771       8,176,875
Real Estate -- Commercial..................    5,768,516      20,102,775         109,019      25,980,310
Consumer Loans.............................      338,455       1,428,124          56,579       1,823,158
Fixed Rate Loans...........................   20,354,855      35,968,982         526,217      56,850,054
Variable Rate Loans........................   14,765,895              --              --      14,765,895
          Total Loans......................  $35,120,750     $35,968,982      $  526,217     $71,615,949

                                                          REPRICING FOR VARIABLE RATE LOANS
                                             -----------------------------------------------------------
                                             WITHIN ONE     OVER ONE YEAR
                                                YEAR       THROUGH 5 YEARS   AFTER 5 YEARS      TOTAL
                                             -----------   ---------------   -------------   -----------
Variable Rate Loans........................  $14,765,895              --              --     $14,765,895

                                    TABLE 3
                     NONPERFORMING LOANS AND PAST DUE LOANS

                                                           JUNE 30,    DECEMBER 31,    DECEMBER 31,
                                                             1998          1997            1996
                                                           --------    ------------    ------------
Nonaccrual Loans.........................................  $    --       $86,022         $136,340
Interest that would have accrued in that year had loans
  remained on accrual basis..............................       --       $ 9,462         $ 14,384

                                    TABLE 4
                   ANALYSIS OF THE ALLOWANCE FOR LOAN LOSSES

                                                         JUNE 30,     DECEMBER 31,    DECEMBER 31,
                                                           1998           1997            1996
                                                        ----------    ------------    ------------
Amount of loan loss reserve at beginning of period....  $  979,196      $765,480        $704,108
Loans charged off Commercial..........................      33,496        55,000          95,006
Real Estate -- Construction...........................          --            --              --
Real Estate -- Mortgage...............................          --            --           2,549
Installment loans to individuals......................       5,696         4,000             323
Lease Financing Recoveries Commercial.................      13,370        27,568           6,250
Real Estate -- Construction
Real Estate -- Mortgage
Installment loans to individuals......................          --           148              --
Lease Financing Net Charge-offs.......................      25,822        31,284          91,628
                                                        ----------      --------        --------
Additions charged to operations.......................     150,000       245,000         153,000
                                                        ----------      --------        --------
Balance at end of period..............................  $1,103,374      $979,196        $765,480
                                                        ==========      ========        ========
Ratio of net charge-offs during the period to average
  loans outstanding during the period.................       0.034%        0.050%          0.173%

     The amount charged to operations and the related balance in the allowance for loan losses is based upon periodic evaluations of the loan portfolio by management. These evaluations consider several factors including, but not limited to, general economic conditions, loan portfolio composition, prior loan loss experience, and management's reviews of individual loans.

                  ALLOCATION OF THE ALLOWANCE FOR LOAN LOSSES

                                           % LOANS IN     DECEMBER 31,    % LOANS IN     DECEMBER 31,    % LOANS IN
                          JUNE 30, 1998   EACH CATEGORY       1997       EACH CATEGORY       1996       EACH CATEGORY
                          -------------   -------------   ------------   -------------   ------------   -------------
Commercial and
  agriculture...........           --                             --                             --
Real Estate --
  Construction..........   $  470,270          6.72%        $364,379          7.73%        $364,379         22.54%
Real
  Estate -- Mortgage....           --                             --                             --
Consumer................           --                             --                             --
Classified loans
  (total)...............       72,600          1.39%         103,228          2.23%         103,228          4.15%
Unallocated.............      560,504         65.96%         511,589         70.41%         297,873         68.97%
          Total.........   $1,110,374                       $979,196                       $765,480

                                    TABLE 5
  INTEREST SENSITIVE ASSETS AND INTEREST SENSITIVE LIABILITIES AT DECEMBER 31,
                                      1997

                                                          ESTIMATED MATURITY OR REPRICING
                                               ------------------------------------------------------
                                               WITHIN ONE    OVER ONE TO 5
                                                  YEAR           YEARS        OVER 5 YEARS     TOTAL
                                               ----------    -------------    ------------    -------
Loans........................................   $32,602         $34,389           $487        $67,478
Investment securities........................       565             198            458          1,221
Federal funds and interest bearing balances
  with banks.................................     9,954              --             --          9,954
                                                -------         -------           ----        -------
          Total interest-earning assets......    43,121          34,587            945         78,563
                                                -------         -------           ----        -------
Interest-Bearing Liabilities
Interest-bearing demand deposits.............     6,618              --             --          6,618
Savings deposits.............................    27,505              --             --         27,505
Time deposits................................    22,618           1,880             --         24,498
Other borrowings.............................        --             247             --            247
                                                -------         -------           ----        -------
          Total interest-bearing
            liabilities......................    56,741           2,127              0         58,868
                                                -------         -------           ----        -------
Net interest rate sensitivity gap............   $13,620         $32,460           $945        $19,785
                                                =======         =======           ====        =======

                                    TABLE 6
                  AVERAGE DEPOSIT BALANCES AND WEIGHTED RATES

                          SIX MONTHS ENDING             YEAR ENDING                YEAR ENDING
                            JUNE 30, 1998            DECEMBER 31, 1997          DECEMBER 31, 1996
                       -----------------------    -----------------------    -----------------------
                         AVERAGE      WEIGHTED      AVERAGE      WEIGHTED      AVERAGE      WEIGHTED
                         BALANCE        RATE        BALANCE        RATE        BALANCE        RATE
                       -----------    --------    -----------    --------    -----------    --------
Demand deposits......  $17,536,135       N/A      $14,361,560       N/A      $11,242,202       N/A
Savings, NOW and
  Money Market
  accounts...........   32,751,979      2.84%      28,797,771      2.83%      21,790,130      2.70%
Time Deposits........   30,777,286      5.49%      24,355,902      5.46%      23,494,203      5.52%

                                    TABLE 7
                       TIME DEPOSITS OF $100,000 OR MORE

                                               JUNE 30, 1998    DECEMBER 31, 1997    DECEMBER 31, 1996
                                               -------------    -----------------    -----------------
Three months or less.........................   $ 9,208,297        $6,148,374           $3,650,674
Three months through 12 months...............     3,519,784         2,523,170            3,184,839
Over 12 months...............................       101,795           205,456              315,970
                                                -----------        ----------           ----------
                                                $12,829,876        $8,877,000           $7,151,483

                                    TABLE 8
                         OPERATING AND CAPITAL RATIONS

RETURN ON EQUITY AN ASSETS

                                             SIX MONTHS ENDING      YEAR ENDING          YEAR ENDING
                                               JUNE 30, 1998      DECEMBER 31,1997    DECEMBER 31, 1996
                                             -----------------    ----------------    -----------------
Return on average assets...................         1.94%               2.17%                2.13%
Return on average equity...................        18.15%              19.73%               18.98%
Dividend Payout ratio......................        20.13%              20.02%               20.42%
Equity to assets ratio.....................        10.70%              11.02%               11.22%

COMPARISON OF CAPITAL RATIOS WITH REGULATORY REQUIREMENTS

                                                                                         REGULATORY
                                                                                      REQUIREMENTS FOR
                                               BANK OF SUMNER     BANK OF SUMNER      CAPITAL ADEQUACY
                                               JUNE 30, 1998     DECEMBER 31, 1997        PURPOSES
                                               --------------    -----------------    ----------------
Total Capital/Risk Weighted Assets...........      11.97%              12.74%               8.00%
Tier 1 Capital/Risk Weighted Assets..........      10.72%              11.50%               4.00%
Tier 1 Capital/Average Assets................       9.47%               9.92%               4.00%

                                    TABLE 9
                COMPARATIVE AVERAGE BALANCES -- YIELDS AND RATES

     The table below shows the average balances of the assets and liabilities of Bank of Sumner, the interest income or expense associated with those assets and liabilities, and the computed yield or rate based upon the interest income or expense for each of the last two years. The table also shows the change from year to year for each component of the net interest margin separated into the amount generated by volume changes in the yield or rate.

                           YEAR ENDED DECEMBER 31, 1997       YEAR ENDED DECEMBER 31, 1996
                         --------------------------------   --------------------------------
                           AVERAGE                  YIELD     AVERAGE                  YIELD
                           BALANCE      INTEREST    RATE     BALANCES      INTEREST    RATE
                         -----------   ----------   -----   -----------   ----------   -----
ASSETS
Interest-earning Assets
Securities Taxable.....      198,759       11,650    5.86%      196,019       11,028    5.63%
Tax Exempt.............      687,512       41,283    6.00%      931,083       55,081    5.92%
Interest-bearing DFB...    7,932,642      436,710    5.51%    6,732,921      363,214    5.39%
Total Securities.......    8,818,913      489,643    5.55%    7,860,023      429,323    5.46%
Loans..................   63,360,933    6,523,295   10.30%   53,084,654    5,541,323   10.44%
Total interest-earning
  assets...............   72,179,846    7,012,938    9.72%   60,944,677    5,970,646    9.80%
Other non-earning
  Assets...............    6,549,339                          5,351,678
Allowance for Loan
  Loss.................     (873,283)                          (742,609)
    Total Assets.......   77,855,902    7,012,938            65,553,746    5,970,646
LIABILITIES & CAPITAL
Interest-bearing
  Liabilities
Demand deposits........    5,770,136      108,801    1.89%    4,527,256       84,610    1.87%
Savings deposits.......   23,027,635      707,598    3.07%   17,262,874      504,240    2.92%
Time deposits..........   24,355,903    1,330,534    5.46%   23,494,203    1,295,970    5.52%
Borrowings.............      858,330       62,440    7.27%    1,109,504       76,996    6.94%
Total Interest-bearing
  Liabilities..........   54,012,004    2,209,373    4.09%   46,393,837    1,961,816    4.23%
Non-interest-bearing
  Demand deposits......   14,361,560                         11,242,202
Other Liabilities......      902,299                            563,665
Total..................   15,263,859                         11,805,867
    Total
      Liabilities......   69,275,863    2,209,373            58,199,704    1,961,816
Shareholders' Equity...    8,580,039                          7,354,042
    Total Liabilities &
      Capital..........   77,855,902                         65,553,746
Net Interest
  Earnings.............                 4,803,565                          4,008,830
Net Yield on Interest-
  earning Assets.......                              6.65%                              6.58%

                                    INTEREST CHANGE
                         --------------------------------------
                                         AMOUNT        AMOUNT
                                       ATTRIB. TO    ATTRIB. TO   NET INTEREST
                           BALANCE       BALANCE       YIELD         CHANGE
                         -----------   -----------   ----------   ------------
ASSETS
Interest-earning Assets
Securities Taxable.....        2,740           161         461            622
Tax Exempt.............     (243,571)      (14,626)        828        (13,798)
Interest-bearing DFB...    1,199,721        66,047       7,449         73,496
Total Securities.......      958,890        53,239       7,081         60,320
Loans..................   10,276,279     1,057,989     (76,017)       981,972
Total interest-earning
  assets...............   11,235,169     1,111,229     (68,937)     1,042,292
Other non-earning
  Assets...............
Allowance for Loan
  Loss.................
    Total Assets.......
LIABILITIES & CAPITAL
Interest-bearing
  Liabilities
Demand deposits........    1,242,880        23,436         755         24,191
Savings deposits.......    5,764,761       177,141      26,217        203,358
Time deposits..........      861,700        47,074     (12,510)        34,564
Borrowings.............     (251,174)      (18,272)      3,716        (14,556)
Total Interest-bearing
  Liabilities..........    7,618,167       311,623     (64,066)       247,557
Non-interest-bearing
  Demand deposits......
Other Liabilities......
Total..................
    Total
      Liabilities......
Shareholders' Equity...
    Total Liabilities &
      Capital..........
Net Interest
  Earnings.............
Net Yield on Interest-
  earning Assets.......

     Nonaccruing loans have been included in the average loan balances and interest collected prior to these loans having been placed on nonaccrual has been included in interest income. Loan fees included in interest income were approximately $457,382 in 1996 and $546,470 in 1997. Tax exempt investments have not been reported on a tax-equivalent basis.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Sections 23B.08.500 through 28B.08.600 RCW contain specific provisions relating to indemnification of directors and officers of Washington corporations. In general, the statute provides that (i) a corporation must indemnify a director or officer who is wholly successful in his defense of a proceeding to which he is a party because of his status as such, unless limited by the articles of incorporation, and (ii) a corporation may indemnify a director or officer if he is not wholly successful in such defense, if it is determined as provided in the statute that the director meets a certain standard of conduct, provided when a director is liable to the corporation, the corporation may not indemnify him. The statute also permits a director or officer of a corporation who is a party to a proceeding to apply to the courts for indemnification or advance of expenses, unless the articles of incorporation provide otherwise, and the court may order indemnification or advance of expenses under certain circumstances set forth in the statute. The statute further provides that a corporation may in its articles of incorporation or bylaws or by resolution provide indemnification in addition to that provided by the statute, subject to certain conditions set forth in the statute.

     Pursuant to Frontier's Bylaws, Frontier will indemnify the directors and officers of Frontier for expenses, judgments, fines and amounts paid in settlement incurred by such person in connection with any action, suit or proceeding by reason of the fact that such person is or was a director or officer of Frontier. No such indemnification may be given in the acts or omissions of the person are adjudged to be in violation of law, if such person is liable to the corporation for an unlawful distribution, or if such person personally received a benefit to which he or she is not entitled. The Board of Directors of Frontier may approve indemnification of any other person which Frontier has the power to indemnify under the WBCA.

     Frontier's Articles of Incorporation provide that the directors of Frontier shall not be personally liable for monetary damages to Frontier for certain breaches of their fiduciary duty as directors, except for liabilities that involve intentional misconduct or a knowing violation of law by the director, the authorization or illegal distributions or receipt of an improper personal benefit from their actions as directors.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a) EXHIBITS

    EXHIBIT
    NUMBER                       DESCRIPTION OF DOCUMENT
    -------                      -----------------------
       2       Agreement and Plan of Merger dated July 30, 1998, by and
               between Frontier Financial Corporation, Frontier Bank,
               Valley Bancorporation and Bank of Sumner (incorporated by
               reference in Appendix A to the Prospectus Proxy Statement in this Registration Statement).
       5       Opinion of Keller Rohrback LLP regarding legality of
               securities.
       8       Form of opinion of Keller Rohrback LLP regarding federal
               income tax consequences.
      10.1     Employment Agreement Between Frontier Financial Corporation
               Frontier Bank and
               Linda A. Dryden.
      10.2     Noncompetition Agreement between Frontier Financial
               Corporation and Linda A. Dryde.
      10.3     Noncompetition Agreement between Frontier Financial
               Corporation and Vera Telling.
      10.4     Noncompetition Agreement between Frontier Financial
               Corporation and David Lawson.
      10.5     Director's Agreement of Valley Bancorporation Directors.
      10.6     Voting Agreement of Valley Bancorporation Directors.
      23.1     Consent of Keller Rohrback LLP (contained in its opinion
               filed as Exhibit 5).
      23.2     Consent of Keller Rohrback LLP as to its tax opinion.

    EXHIBIT
    NUMBER                       DESCRIPTION OF DOCUMENT
    -------                      -----------------------
      23.3     Consent of Moss Adams, LLP, Frontier Financial Corporation's
               independent auditors.
      23.4     Consent of Dodd, Wing & Co., PC, Valley Bancorporation's
               independent auditors.
      23.5     Consent of Knight, Vale & Gregory, Valley Bancorporation's
               independent auditors until September 18, 1997.
      23.6     Consent of Columbia Financial Advisors, Inc.
      24       Power of Attorney (contained in the signature page of the
               Registration Statement).
      99.1     Form of proxy to be mailed to shareholders of Valley
               Bancorporation.
      99.2     Rule 438 Consent of Michael Corliss.

(b) FINANCIAL STATEMENT SCHEDULES

     Not applicable.

(c) REPORTS, OPINIONS OR APPRAISALS

     Opinion of Columbia Financial Advisors, Inc. (incorporated by reference in Appendix C to the Prospectus/Proxy Statement.

ITEM 22. UNDERTAKINGS

     (a)(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933, as amended ("Securities Act");

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

        (2) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions referred to in Item 20 of this registration statement, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (b) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (c) The undersigned registrant hereby undertakes to supply by means of a post effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of, and included in the registration statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized in the City of Everett, State of Washington on September 21, 1998.

                                          FRONTIER FINANCIAL CORPORATION

                                          By:     /s/ ROBERT J. DICKSON

                                            ------------------------------------
                                                     Robert J. Dickson
                                               President and Chief Executive
                                                           Officer
                                               (Principal Executive Officer)

                               POWER OF ATTORNEY

     We, the undersigned directors and officers of Frontier Financial Corporation, do hereby severally constitute and appoint Robert J. Dickson our true and lawful attorney and agent to do any and all things and acts in our names in the capacities indicated below and to execute all instruments for us on our names in the capacities indicated below which said Robert J. Dickson may deem necessary or advisable to enable Frontier Financial Corporation, to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with the Registration Statement on Form S-4 relating to the issuance of Frontier Financial Corporation's Common Stock, including specifically but not limited to, power and authority to sign for us or any of us in our names in the capacities indicated below the Registration Statement and any and all amendments (including post-effective amendments) thereto; and we hereby ratify and confirm all that Robert J. Dickson shall do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

                     SIGNATURE                                     TITLE                     DATE
---------------------------------------------------  ---------------------------------  ---------------


              /s/ JAMES F. FELICETTY                 Secretary and Treasurer            August 19, 1998
---------------------------------------------------  (Principal Financial and
                James F. Felicetty                   Accounting Officer)

               /s/ GEORGE E. BARBER                  Director                           August 19, 1998
---------------------------------------------------
                 George E. Barber

                 /s/ LUCY DE YOUNG                   Director                           August 19, 1998
---------------------------------------------------
                   Lucy DeYoung

               /s/ DAVID A. DUJARDIN                 Director                           August 19, 1998
---------------------------------------------------
                 David A. Dujardin

               /s/ EDWARD D. HANSEN                  Director                           August 19, 1998
---------------------------------------------------
                 Edward D. Hansen

               /s/ WILLIAM H. LUCAS                  Director                           August 19, 1998
---------------------------------------------------
                 William H. Lucas

               /s/ JAMES H. MULLIGAN                 Director                           August 19, 1998
---------------------------------------------------
                 James H. Mulligan

                     SIGNATURE                                     TITLE                     DATE
                     ---------                                     -----                     ----
                 /s/ J. DON REGAN                    Director                           August 19, 1998
---------------------------------------------------
                   J. Don Regan

             /s/ ROGER L. RICE, D.D.S                Director                           August 19, 1998
---------------------------------------------------
               Roger L. Rice, D.D.S

                /s/ ROY A. ROBINSON                  Director                           August 19, 1998
---------------------------------------------------
                  Roy A. Robinson

              /s/ WILLIAM J. ROBINSON                Director                           August 19, 1998
---------------------------------------------------
                William J. Robinson

              /s/ EDWARD C. RUBATINO                 Director                           August 19, 1998
---------------------------------------------------
                Edward C. Rubatino

              /s/ DARRELL J. STORKSON                Director                           August 19, 1998
---------------------------------------------------
                Darrell J. Storkson

                   EXHIBIT INDEX

    EXHIBIT
    NUMBER                      DESCRIPTION OF DOCUMENT
    -------                     -----------------------
     2        Agreement and Plan of Merger dated July 30, 1998, by and
              between Frontier Financial Corporation, Frontier Bank,
              Valley Bancorporation and Bank of Sumner (incorporated by
              reference in Appendix A to the Prospectus Proxy Statement in this Registration Statement).
     5        Opinion of Keller Rohrback LLP regarding legality of
              securities.
     8        Form of opinion of Keller Rohrback LLP regarding federal
              income tax consequences.
    10.1      Employment Agreement Between Frontier Financial Corporation
              Frontier Bank and Linda A. Dryden.
    10.2      Noncompetition Agreement between Frontier Financial
              Corporation and Linda A. Dryde.
    10.3      Noncompetition Agreement between Frontier Financial
              Corporation and Vera Telling.
    10.4      Noncompetition Agreement between Frontier Financial
              Corporation and David Lawson.
    10.5      Director's Agreement of Valley Bancorporation Directors.
    10.6      Voting Agreement of Valley Bancorporation Directors.
    23.1      Consent of Keller Rohrback LLP (contained in its opinion
              filed as Exhibit 5).
    23.2      Consent of Keller Rohrback LLP as to its tax opinion.
    23.3      Consent of Moss Adams, LLP, Frontier Financial Corporation's
              independent auditors.
    23.4      Consent of Dodd, Wing & Co., PC, Valley Bancorporation's
              independent auditors.
    23.5      Consent of Knight, Vale & Gregory, Valley Bancorporation's
              independent auditors until September 18, 1997.
    23.6      Consent of Columbia Financial Advisors, Inc.
    24        Power of Attorney (contained in the signature page of the
              Registration Statement).
    99.1      Form of proxy to be mailed to shareholders of Valley
              Bancorporation.
    99.2      Rule 438 Consent of Michael Corliss.